     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 30, 2000

                                                     REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-1
                        REGISTRATION STATEMENT UNDER THE
                             SECURITIES ACT OF 1933
                             ---------------------

                              THE BANC CORPORATION
             (Exact Name of Registrant as Specified in its Charter)

              DELAWARE                               6022                              63-1201350
  (State or Other Jurisdiction of        (Primary Standard Industrial               (I.R.S. Employer
   Incorporation or Organization)        Classification Code Number)             Identification Number)

                             ---------------------

                          TBC CAPITAL STATUTORY TRUST
             (Exact Name of Registrant as Specified in its Charter)

            CONNECTICUT                              6022                             ------------
  (State or Other Jurisdiction of        (Primary Standard Industrial               (I.R.S. Employer
   Incorporation or Organization)        Classification Code Number)             Identification Number)

                              17 NORTH 20TH STREET
                           BIRMINGHAM, ALABAMA 35203
                                 (205) 326-2265
  (Address, including Zip Code, and Telephone Number, including Area Code, of
                   Registrant's Principal Executive Offices)

                              JAMES A. TAYLOR, JR.
                  EXECUTIVE VICE PRESIDENT AND GENERAL COUNSEL
                              THE BANC CORPORATION
                              17 NORTH 20TH STREET
                           BIRMINGHAM, ALABAMA 35203
                                 (205) 326-2265
 (Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

                                   COPIES TO:

        ROBERT E. LEE GARNER                   ROBERT M. BORDEN                   WILLIAM K. HOLBROOK
      F. HAMPTON MCFADDEN, JR.                 BINGHAM DANA LLP                RITCHIE & REDIKER, L.L.C.
 HASKELL SLAUGHTER & YOUNG, L.L.C.             ONE STATE STREET                  312 23RD STREET NORTH
     1200 AMSOUTH/HARBERT PLAZA          HARTFORD, CONNECTICUT 06103           BIRMINGHAM, ALABAMA 35203
      1901 SIXTH AVENUE NORTH                   (860) 240-2700                       (205) 251-1288
     BIRMINGHAM, ALABAMA 35203                  (860) 240-2800                    (205) 324-7830 (FAX)
           (205) 251-1000
        (205) 324-1133 (FAX)

                             ---------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement. If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box [ ]

                        CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------
          TITLE OF EACH                                     PROPOSED MAXIMUM      PROPOSED MAXIMUM         AMOUNT OF
       CLASS OF SECURITIES              AMOUNT TO BE         OFFERING PRICE          AGGREGATE            REGISTRATION
         TO BE REGISTERED              REGISTERED(1)          PER UNIT(2)          OFFERING PRICE             FEE
--------------------------------------------------------------------------------------------------------------------------
Preferred Securities of TBC
  Capital Statutory Trust.........        920,000                $25.00            $23,000,000(2)          $6,072(2)
--------------------------------------------------------------------------------------------------------------------------
Subordinated Debentures of The
  Banc Corporation(3).............
--------------------------------------------------------------------------------------------------------------------------
Guarantee of The Banc Corporation
  with respect to Preferred
  Securities(4)...................
--------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------

(1) Includes 120,000 preferred securities which may be sold by the Trust to cover over-allotments.
(2) The registration fee is calculated pursuant to Section 6(b), in accordance with Rule 457(a) of the Securities Act of 1933.
(3) The subordinated debentures will be purchased by the Trust with the proceeds of the sale of the preferred securities. The subordinated debentures may later be distributed for no additional consideration to holders of the preferred securities upon the Trust's dissolution and distribution of its assets.
(4) No fee is required pursuant to Rule 457(n).

                             ---------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

     THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PROSPECTUS
                  [SUBJECT TO COMPLETION: DATED JUNE 30, 2000]

                          800,000 PREFERRED SECURITIES

                          TBC CAPITAL STATUTORY TRUST
                       % CUMULATIVE TRUST PREFERRED SECURITIES
               (LIQUIDATION AMOUNT $25.00 PER PREFERRED SECURITY)
                                 GUARANTEED BY
                          [THE BANC CORPORATION LOGO]

                             THE BANC CORPORATION:

The Banc Corporation is a financial holding company which offers a broad range of banking services in Alabama and Florida through its banking subsidiary, The Bank.

                                   THE TRUST:

TBC Capital Statutory Trust is a Connecticut statutory trust and a subsidiary of The Banc Corporation which will:

- Sell preferred securities to the public and common securities to The Banc Corporation;

- Use the proceeds from these sales to buy an equal principal amount of
  subordinated debentures due          , 2030, of The Banc Corporation; and

- Distribute the cash payments it receives from The Banc Corporation on the debentures to the holders of the preferred securities and the common securities.

                                 THE OFFERING:

- For each preferred security that you own, you will receive cumulative cash
  distributions accumulating from          , 2000, at an annual rate of     % of
  the liquidation amount of $25.00 per preferred security on March 31, June 30,
  September 30 and December 31 of each year, beginning          , 2000.

- The Banc Corporation may defer interest payments on the debentures at any time for up to 20 consecutive quarterly periods, in which case, the Trust will also defer payment of distributions on the preferred securities to you. However, deferred distributions will themselves accumulate interest at an annual rate
  of     %.

- The preferred securities mature on          , 2030.

- The Trust may redeem the preferred securities, at a redemption price of $25.00 per preferred security plus accrued and unpaid distributions, at any time on
  or after          , 2005, or earlier under certain circumstances.

- The Banc Corporation will fully and unconditionally guarantee payment of all distributions the Trust is obligated to make, but only to the extent the Trust has sufficient funds to satisfy these payments.

We have applied to list the preferred securities on the American Stock Exchange
under the trading symbol "      ."
                             ---------------------

INVESTING IN THE PREFERRED SECURITIES INVOLVES CERTAIN RISKS WHICH ARE DESCRIBED
IN THE "RISK FACTORS" SECTION BEGINNING ON PAGE              .

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

NONE OF THE SECURITIES OFFERED BY THIS PROSPECTUS ARE DEPOSITS OR ACCOUNTS OF A BANK. THEY ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.
                             ---------------------

                                                              PER SECURITY       TOTAL
                                                              ------------       -----
Public offering price.......................................    $ 25.00       $ 20,000,000
Underwriting commissions (paid by The Banc Corporation).....    $  1.00       $    800,000
Proceeds to the Trust.......................................    $ 25.00       $ 20,000,000

The underwriters may also purchase up to an additional 120,000 preferred securities at the public offering price within 30 days after the date of this prospectus to cover any over-allotments. The Trust expects the preferred securities will be ready for delivery in book-entry form only through The
Depository Trust Company on or about          , 2000.
                             ---------------------

STERNE, AGEE & LEACH, INC.

                The date of this prospectus is          , 2000.

                              [INSIDE FRONT COVER]
                         [MAP OF BRANCHES OF THE BANK]

                               PROSPECTUS SUMMARY

     This summary highlights information from this prospectus. The summary is not complete and does not contain all of the information that you should review. You should read the entire prospectus carefully before investing in the preferred securities.

     The term "Trust" refers to TBC Capital Statutory Trust, a Connecticut statutory trust organized to purchase our subordinated debentures and issue the preferred securities. We use the term "bank subsidiaries" to refer to our bank subsidiaries, The Bank, Emerald Coast Bank and C&L Bank, which were merged into one surviving entity, The Bank, on June 16, 2000. The terms "we", "our", "us' and "the Corporation" refer to The Banc Corporation and, in some cases, will include the Trust and the bank subsidiaries.

                              THE BANC CORPORATION

     The Banc Corporation is a bank holding company and, effective March 13, 2000, became a financial holding company. The Banc Corporation is incorporated under the laws of Delaware and headquartered in Birmingham, Alabama. Through its banking subsidiary, The Bank, The Banc Corporation had assets of approximately $848.4 million, loans of approximately $666.5 million, deposits of approximately $681.8 million and stockholders equity of approximately $69.7 million as of March 31, 2000.

     The Banc Corporation was formed in April 1998 for Warrior Capital Corporation to merge into The Banc Corporation on September 24, 1998, and thereby change its name to "The Banc Corporation" and its domicile from Alabama to Delaware. Since then, The Banc Corporation has grown through a combination of internal growth, the acquisition of existing community banks and branches and the opening of new bank branches. Through The Bank, The Banc Corporation offers a broad range of banking services in 30 locations throughout Alabama and the Florida panhandle.

     The Banc Corporation operates under a community banking philosophy primarily focusing on individuals and owner-managed and regional businesses that prefer local bank decision making and personalized service. Each local president has the primary responsibility for day-to-day operations. We supplement this decentralized management approach with centralized policy oversight, management systems and credit quality review. Our management team has been instrumental in the expansion and growth of our banking operations since 1998.

     The principal executive offices of The Banc Corporation and The Bank are located at 17 North 20th Street, Birmingham, Alabama 35203, and the telephone number is (205) 326-2265.

                          TBC CAPITAL STATUTORY TRUST

     TBC Capital Statutory Trust is a Connecticut statutory trust and will exist solely to issue and sell its preferred securities to the public and engage in other activities that are necessary or incidental to the offering described
below. The Trust's corporate offices are located at c/o                , and its
telephone number is                .

                                  THE OFFERING

Issuer........................   TBC Capital Statutory Trust, which was formed
                                 by us for purposes of this offering, will issue the preferred securities.

Securities offered............   The Trust is offering for sale 800,000(1)
                                 preferred securities at an offering price of $25 each. The preferred securities represent an indirect interest in our subordinated debentures which will be purchased by the Trust with the proceeds of this offering.

                                 The Trust will sell its preferred securities to the public and its common securities to us. Together, the preferred securities and the common securities are referred to as "trust securities."

Use of proceeds...............   The Trust will use the net proceeds from the
                                 sale of trust securities to buy our      %
                                 subordinated debentures which will have the same payment terms as the preferred securities.
                                 We plan to use the net proceeds of
                                 approximately $ million(2) from the issuance of the subordinated debentures for general corporate purposes, including capital investments in our bank subsidiary to fund growth. See "Use of Proceeds" and "Capitalization."

Quarterly distributions are
payable to you on the
preferred securities..........   The distributions payable on each preferred
                                 security will:

                                 - accumulate at a fixed rate of      % per
                                   year;

                                 - accrue from the date of issuance of the
                                   preferred securities; and

                                 - be payable quarterly in arrears on March 31,
                                   June 30, September 30 and December 31 of each year that the preferred securities are
                                   outstanding, beginning on           , 2000.

We may defer distributions to
you on the preferred
securities....................   The Trust may defer distributions on the
                                 preferred securities if we defer paying
                                 interest to the Trust on the subordinated
                                 debentures. We generally have the right to
                                 defer interest payments on the subordinated
                                 debentures for up to 20 consecutive quarters.
                                 During any deferral period, you will accumulate
                                 distributions at the annual rate of      %,
                                 plus you will earn additional interest at the
                                 annual rate of      %, compounded quarterly, on
                                 the deferred distributions.

                                 During any deferral period, we will not be permitted (with certain exceptions) to pay a dividend or make any other payment or distribution on our common stock or redeem, purchase or make a liquidation payment on our common stock. We currently have no intention of exercising our right to defer payments of interest by extending the interest payment period on the subordinated debentures.

                                 If we defer distributions, you must still include the related income in your taxable gross income for United States federal income tax purposes for as long as the subordinated debentures remain out-

---------------

1 An additional 120,000 preferred securities may be sold by the Trust upon exercise of the over-allotment option granted to the underwriters.

2  Underwriting commissions for this offering will be $          and expenses
   are estimated to be approximately $          , all of which will be paid by
   The Banc Corporation.

                                 standing. For further information on deferrals and their tax consequences, see "Risk
                                 Factors -- Preferred Securities Risk Factors" and "United States Federal Income Tax Consequences."

You will be required to sell
your preferred securities when
the subordinated debentures
mature........................   The subordinated debentures will mature on
                                           , 2030. You will be required to sell
                                 your preferred securities to the Trust upon the stated maturity date of the subordinated debentures.

If the subordinated debentures
are prepaid, your preferred
securities will be redeemed...   Subject to prior approval of the Federal
                                 Reserve, if then required, we may prepay the subordinated debentures prior to maturity:

                                 - in whole or in part at any time on or after
                                             , 2005; or

                                 - in whole, but not in part, if certain changes
                                   in tax or investment company laws or in
                                   federal bank regulatory capital requirements occur or may occur.

                                 Upon any prepayment of the subordinated
                                 debentures, your preferred securities will be redeemed at the liquidation amount of $25.00 each, plus any accrued and unpaid distributions to the date of redemption. For further information on redemptions, see "Description of the Preferred Securities -- Redemption" and "Description of the Subordinated
                                 Debentures -- Redemption."

At our option, we may require
you to exchange your preferred
securities for our
subordinated debentures.......   We have the right at any time to dissolve or
                                 liquidate the Trust and distribute the
                                 subordinated debentures to you in exchange for your preferred securities. If that happens, you will receive subordinated debentures in exchange for the same principal amount of your holdings of preferred securities. However, we must pay the creditors of the Trust and receive prior approval of the Federal Reserve, if then required, before we dissolve or liquidate the Trust. If the subordinated debentures are distributed, we will use our best efforts to list them on a national securities exchange or comparable automated quotation system in place of the preferred securities. For further information concerning distribution of the subordinated debentures, see "Description of the Preferred Securities -- Distribution of
                                 Subordinated Debentures."

We guarantee your preferred
securities on a subordinated
basis.........................   We fully and unconditionally guarantee the
                                 payment of all distributions the Trust is obligated to make, but only to the extent the Trust has sufficient funds to satisfy those payments.

                                 If we do not make a payment on the subordinated debentures, the Trust will not have sufficient funds to make payments on the preferred securities. The guarantee does not require us to make any payments on our subordinated debentures nor does it require us to make up any shortfall in the Trust's funds needed to make a payment on the preferred securities to you. The guarantee only covers payments to the extent the Trust holds any funds.

                                 We believe that, taken together, our
                                 obligations under the Indenture, the Guarantee Agreement, the Trust Agreement and the

                                 Expense Agreement (each defined on page
                                                ) provide in the aggregate, a
                                 full, irrevocable and unconditional guarantee, on a subordinated basis, of all of the obligations of the Trust under the preferred securities.

                                 For further information concerning our
                                 guarantee of the preferred securities, see
                                 "Risk Factors -- Preferred Securities Risk
                                 Factors" and "Description of Guarantee."

Your preferred securities rank
lower in payment compared to
our other obligations.........   Our obligations under the guarantee, the
                                 subordinated debentures and the related
                                 governing documents are unsecured and have a
                                 payment priority below all of our current and
                                 future Senior and Subordinated Debt (as defined
                                 on page   ). In addition, because we are a
                                 holding company that relies on dividends from our bank subsidiary for virtually all of our income, all existing and future borrowings and other liabilities of our bank subsidiary will effectively rank higher than all of our obligations relating to the preferred securities and the subordinated debentures. See
                                 "Risk Factors -- Preferred Securities Risk
                                 Factors."

                                 The terms of the preferred securities and the subordinated debentures do not limit the amount of other debt, preferred securities or other subordinated debentures that we or the Trust may issue in the future or on the amount of future liabilities of the bank subsidiary. Future issuances of securities similar to the preferred securities and the subordinated debentures will rank equally with our obligations under the subordinated debentures and our guarantee of the preferred securities described in this prospectus.

Limited voting rights.........   As a holder of preferred securities, you will
                                 have very limited voting rights. See "Risk
                                 Factors -- Preferred Securities Risk Factors" and "Description of the Preferred
                                 Securities -- Voting Rights; Amendment of the
                                 Trust Agreement."

Book-entry issuance...........   You will not receive a certificate for your
                                 preferred securities. Instead, the preferred securities will be represented by a global security that will be deposited with The
                                 Depository Trust Company or its custodian and registered in the name of The Depository Trust
                                 Company or its nominee.

Trustees......................   The Trust will have      trustees.      of the
                                 trustees are officers of The Banc Corporation and will act as "administrative trustees" for the Trust. State Street Bank and Trust Company will act as "property trustee" for the Trust, "indenture trustee" for the subordinated debentures and "guarantee trustee" for the guarantee. Its offices are located at 2 Avenue de Lafayette, Boston, Massachusetts 02111-1724
                                 Attention: Corporate Trust (referred to in this prospectus as the "Corporate Trust Office").

The American Stock Exchange...   The Trust has applied to list the preferred
                                 securities on the American Stock Exchange
                                 (AMEX) under the trading symbol
                                 "               ." See "Risk
                                 Factors -- Preferred Securities Risk Factors" and "Underwriting."

                      SUMMARY CONSOLIDATED FINANCIAL DATA

     The following table sets forth selected financial data for the Corporation derived from, and qualified in its entirety by reference to, the Consolidated Financial Statements, including the notes thereto, and Management's Discussion and Analysis of Financial Condition and Results of Operations included elsewhere in this prospectus.

                                                   MARCH 31, (2)                         DECEMBER 31, (1)
                                                -------------------   ------------------------------------------------------
                                                  2000       1999       1999       1998       1997       1996        1995
                                                --------   --------   --------   --------   --------   --------   ----------
                                                                 (IN THOUSANDS, EXCEPT FOR PER SHARE DATA)
SELECTED STATEMENT OF FINANCIAL CONDITION DATA
  (AT PERIOD END):
Total assets..................................  $848,362   $641,898   $827,427   $630,089   $461,956   $359,533   $  278,799
Total earning assets..........................   744,076    572,513    728,009    561,131    419,603    325,673      255,171
Loans, net of unearned income.................   666,476    474,914    632,777    431,931    282,902    213,533      152,440
Allowance for loan losses.....................     8,734      6,598      8,065      6,466      3,741      2,522        2,072
Investment securities.........................    70,495     83,821     70,916     98,208     98,885     93,590       82,732
Deposits......................................   681,817    544,065    682,517    531,070    395,222    313,514      243,814
Advances from FHLB and notes payable..........    86,774     23,160     69,604     23,160         --      1,600           --
Stockholders' Equity..........................    69,699     68,459     68,848     65,967     53,716     40,875       31,882
SELECTED STATEMENT OF INCOME DATA:
Interest income...............................    16,649     11,915     55,557     42,472     33,705     25,207       20,052
Interest expense..............................     8,284      5,609     26,749     20,206     15,793     11,486        8,739
                                                --------   --------   --------   --------   --------   --------   ----------
        Net interest income...................     8,365      6,306     28,808     22,266     17,912     13,721       11,313
Provision for loan losses.....................       888        244      2,850      4,657      2,685      1,236          699
Noninterest income............................     1,647      1,413      6,164      4,081      3,019      2,646        2,246
Merger related costs..........................        --         69        744      1,466         --         --           --
Other noninterest expense.....................     7,851      6,426     27,938     20,663     14,776     12,031        9,588
                                                --------   --------   --------   --------   --------   --------   ----------
  Income(loss) before income taxes............     1,273        980      3,440       (439)     3,470      3,100        3,272
Income tax expense (benefit)..................       371        168        520       (724)     1,074        917          841
                                                --------   --------   --------   --------   --------   --------   ----------
        Net income............................  $    902   $    812   $  2,920   $    285   $  2,396   $  2,183   $    2,431
                                                ========   ========   ========   ========   ========   ========   ==========
PER SHARE DATA:
Net income - basic............................  $   0.06   $   0.06   $   0.20   $   0.02   $   0.23   $   0.23   $     0.28
           - diluted..........................      0.06       0.06       0.20       0.02       0.22       0.23         0.28
Dividends.....................................        --         --         --         --       0.09       0.08         0.08
Book value at period end......................      4.85       4.81       4.79       4.69
Tangible book value at period end.............      4.35       4.76       4.28       4.63
PERFORMANCE RATIOS:
Return on average assets(2)...................      0.43%      0.53%      0.41%      0.05%      0.58%      0.71%        0.97%
Return on average equity(2)...................      5.24       4.90       4.33       0.51       5.57       6.12         8.53
Net interest margin(2)(3)(4)..................      4.56       4.63       4.55       4.73       4.84       4.97         5.11
Net interest spread(2)(4)(5)..................      4.07       3.87       3.98       3.96       3.98       4.05         4.45
Noninterest income to average assets(2).......      0.80       0.92       0.86       0.77       0.74       0.86         0.90
Noninterest expense to average assets(2)(6)...      3.76       4.16       3.98       4.17       3.60       3.91         3.83
Efficiency ratio(6)(7)........................     77.66      82.76      80.91      82.50      69.40      72.18        69.18
Average loan to average deposit ratio.........     94.62      99.81      89.71      74.77      70.37      73.62        67.34
Average interest-earning assets to average
  interest bearing liabilities................    110.85     118.94     113.73     118.45     120.44     122.57       117.15
ASSETS QUALITY RATIOS:
Allowance for loan losses to nonperforming
  loans.......................................   166.05%    221.41%    216.22%    172.93%    146.42%    111.49%      230.22%
Allowance for loan losses to loans, net of
  unearned income.............................      1.31       1.39       1.27       1.50       1.32       1.18         1.36
Nonperforming loans to loans, net of unearned
  income......................................      0.79       0.63       0.59       0.58       0.90       1.06         0.59
Net chargeoffs to average loans(2)............      0.13       0.10       0.90       0.67       0.58       0.45         0.31
CAPITAL RATIOS:
Average equity to average assets..............      8.27      10.75       9.36      10.46      10.48      11.61        11.37
Tier-1 risk-based capital ratio...............      9.52      13.52       9.41      13.92      17.12      17.19        18.59
Total risk-based capital ratio................     10.77      14.77      10.61      15.05      18.29      18.21        19.66
EARNINGS TO FIXED CHARGES
Including interest on deposits................      1.15x      1.17x      1.13x      0.98x      1.22x      1.27x        1.37x
Excluding interest on deposits................      2.20       4.23       2.24       0.33      27.90     111.71     3,273.00

---------------

(1) Information for all prior periods has been restated for all poolings of interests business combinations.
(2) Certain financial ratios for interim periods have been annualized.
(3) Net interest income divided by average earning assets.
(4) Calculated on a tax equivalent basis.
(5) Yield on average interest earning assets less rate on average interest bearing liabilities.
(6) Includes merger related expenses of $744,000 and $1,466,000 and $69,000 in 1999, 1998, and for the period ended March 31, 1999, respectively.
(7) Efficiency ratio is calculated by dividing noninterest expense by noninterest income plus net interest income on a fully tax equivalent basis.

               SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

     This prospectus contains certain information, including forward-looking statements, that are based on management's beliefs, assumptions and information currently available with respect to: our ability to achieve the operating results, anticipated cost savings and revenue enhancements we expect relating to our completed acquisitions; our ability to successfully assimilate acquired operations including installing our centralized policy oversight, credit review and management systems at the acquired institutions; the absence of material contingencies related to the acquired operations; the adequacy of the allowance for loan losses; the effect of legal proceedings on the Corporation's financial condition, results of operations and liquidity and market risk disclosures, as well as other information. When we use the words "anticipate," "believe," "estimate," "expect," "intend," "may," "plan(s)," "seek(s)," "should," "will" and similar expressions or their negative, we are making forward-looking statements. Many possible events or factors could affect the future financial results and performance of our company. This could cause results or performance to differ materially from those expressed in our forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only to the date of this prospectus.

     Some of the important factors that could cause our actual results of operation or financial condition to differ materially from expectations, which in turn could have an adverse impact on our ability to pay distributions on the subordinated debentures and preferred securities, are:

     - fluctuations in the economy;

     - the relative strength and weakness in the commercial and consumer sector and in the real estate market;

     - the actions taken by the Federal Reserve Board for the purpose of managing the economy;

     - interest rate fluctuations;

     - the impact of comprehensive products, services and pricing;

     - timely development by the Corporation of technology enhancements for products and operating systems;

     - changes in legislation and regulatory requirements; and

     - other factors described in this prospectus.

Should one or more of the foregoing risks materialize, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those described in the forward-looking statements. These and other material risk factors relating to our operations and the subordinated debentures and the preferred securities are more fully described under the caption "Risk Factors."

                                  RISK FACTORS

     In addition to the other information in this prospectus, you should carefully consider the following risk factors before investing in the preferred securities.

                       PREFERRED SECURITIES RISK FACTORS

THE HOLDERS OF OUR SENIOR AND SUBORDINATED DEBT WILL BE PAID BEFORE YOU ARE PAID UNDER THE GUARANTEE OR SUBORDINATED DEBENTURES

     Our obligations under the guarantee and subordinated debentures are unsecured and rank junior in right of payment to all of our senior debt and equal to any securities we may later have that are similar to the preferred securities and subordinated debentures. The guarantee and subordinated debentures also will be effectively junior to all obligations of our bank subsidiaries.

     The preferred securities, the subordinated debentures and the guarantee do not limit our ability to incur additional indebtedness, including indebtedness that ranks senior to the subordinated debentures and the guarantee. As of March 31, 2000, we had approximately $8.9 million of senior debt outstanding (substantially all of which was outstanding under our $15 million revolving line of credit). Only our common stock currently ranks junior in right of payment to the subordinated debentures and our obligations under the guarantee. See "Use of Proceeds," "Description of Guarantee -- Status of Guarantee" and "Description of the Subordinated Debentures -- Subordination."

IF WE ARE UNABLE TO MAKE PAYMENTS ON THE SUBORDINATED DEBENTURES, THE TRUST WILL NOT BE ABLE TO PAY DISTRIBUTIONS ON THE PREFERRED SECURITIES AND THE GUARANTEE WILL NOT APPLY

     The Trust's ability to pay distributions on the preferred securities depends upon our making timely payments on the subordinated debentures. In turn, our ability to make payments on the subordinated debentures depends primarily upon our receipt of cash dividends from The Bank. Dividend payments from The Bank are subject to a number of operational, regulatory and other risks which we describe in more detail under the caption "Risk Factors -- The Banc Corporation."

     If we default on our obligations under the subordinated debentures, you will not be able to rely on the guarantee for payment because the guarantee only applies if we make a payment of principal or interest on the subordinated debentures. Instead, you or the property trustee will have to sue us to enforce the rights of the holder of the subordinated debentures. For more information on our obligations under the preferred securities guarantee and the subordinated debentures, see "Description of Guarantee -- Status of Guarantee" and "Description of the Subordinated Debentures -- Subordination."

DISTRIBUTIONS ON THE PREFERRED SECURITIES MAY BE DEFERRED; YOU MAY HAVE TO INCLUDE INTEREST IN YOUR TAXABLE INCOME BEFORE YOU RECEIVE CASH

     It is possible that you will not receive cash distributions on the preferred securities for up to 20 consecutive quarters (in each case, an "Extension Period"). We have the right, at one or more times, to defer interest payments on the subordinated debentures for an Extension Period, but not beyond the maturity date of the subordinated debentures. We must make payments of all deferred interest upon the earlier of the end of the Extension Period or the maturity date. This deferral right exists only if no event of default under the subordinated debentures has occurred and is continuing. If we exercise this right, the Trust will also defer distributions on the preferred securities during an Extension Period. However, you would still accumulate distributions at
an annual rate of      % of the liquidation amount of $25 per preferred
security, plus you will earn interest at the annual rate of      %, compounded
quarterly, on any unpaid distributions. When we pay all the accumulated amounts due to you during an Extension Period, the Extension Period will terminate. However, we have the right to begin another Extension Period under the same terms outlined above. There is no limit on the number of times we can elect to begin an Extension Period. During an Extension Period, the preferred securities may trade at a price that does not fully reflect the value of accrued but unpaid distributions. See "Description of the Preferred Securities."

     You will also not receive the cash distributions related to any accrued and unpaid interest from the Trust if you sell the preferred securities before the end of an Extension Period. However, you will be required to include accrued interest income as original issue discount for United States federal income tax purposes with respect to your pro rata share of the subordinated debentures held by the Trust. While we will take the position that original issue discount will not arise before the first Extension Period, it is possible that all interest on the subordinated debentures would be required to be accounted for as original issue discount. In these circumstances, the receipt of interest would not separately be reported as taxable income. See "United States Federal Income Tax Consequences" for more information regarding the tax consequences of the preferred securities.

     We have no current intention of exercising our right to defer interest payments on the subordinated debentures. However, if we exercise our right in the future, the market price of the preferred securities is likely to be adversely affected.

IF WE REDEEM THE SUBORDINATED DEBENTURES IT WILL CAUSE A REDEMPTION OF THE PREFERRED SECURITIES AND YOU MAY NOT BE ABLE TO REINVEST THE PROCEEDS AT THE SAME OR HIGHER RATE OF RETURN

     You are subject to risk of prepayment of your preferred securities under certain circumstances as provided below. If your preferred securities are redeemed, you may not be able to reinvest the money you receive in the redemption at a rate that is equal to or higher than the rate of return you receive on the preferred securities. Although the subordinated debentures have a
stated maturity date of           , 2030, they may be redeemed by us prior to
maturity (which, in turn, would cause an early redemption of the preferred securities) in the following circumstances:

     - in whole or in part at any time on or after           , 2005, at our
       option;

     - in whole, but not in part, within 90 days following a change in the federal tax laws or a change in the interpretation of the tax laws by the courts or the Internal Revenue Service, which would result in a risk that
       (1) the Trust may be subject to federal income tax with respect to income received or accrued on the subordinated debentures, (2) the interest payable on the subordinated debentures will not be deductible by us for federal income tax purposes, or (3) the Trust is or will be subject to more than a minimal amount of other taxes or governmental charges;

     - in whole, but not in part, within 90 days following a change in investment company laws or regulations if there is a risk that the Trust is or will be considered to be an investment company that is required to be registered under the Investment Company Act of 1940; or

     - in whole, but not in part, within 90 days following a change in banking laws or regulations if there is a risk that we will not be able to treat all or a substantial portion of the preferred securities as "Tier 1 capital" for purposes of federal banking guidelines.

     Our exercise of these redemption rights is subject to our receipt of prior approval of the Federal Reserve, if then required. For tax or regulatory events that may trigger redemption of the subordinated debentures and prepayment of the preferred securities, see "Description of the Preferred
Securities -- Redemption." Additionally, for a discussion of certain tax consequences that could be caused by a redemption, see "Federal Income Tax Consequences -- Receipt of Subordinated Debentures or Cash Upon Termination or Redemption."

AN ACTIVE TRADING MARKET FOR THE PREFERRED SECURITIES MAY NOT DEVELOP AND A DISTRIBUTION OF SUBORDINATED DEBENTURES TO HOLDERS OF PREFERRED SECURITIES MAY HAVE AN ADVERSE EFFECT ON THE MARKET PRICE OF YOUR INVESTMENT

     The preferred securities constitute a new issue of securities with no established trading market. Although an application for listing of the preferred securities on the American Stock Exchange has been filed, there can be no assurance that the listing will be approved. Further, even if approved, a listing does not guarantee that a trading market for the preferred securities will develop. If a trading market does develop, there is no assurance of the depth of that market or that holders of preferred securities will be able to sell their preferred securities easily.

     Your investment in the preferred securities may decrease in value if the subordinated debentures are distributed to you in exchange for your preferred securities. We cannot predict the liquidity or market prices for the subordinated debentures that may be distributed. Accordingly, the subordinated debentures that you receive upon a distribution, or the preferred securities you hold pending such a distribution, may trade at a discount to your purchase for the preferred securities.

     Because you may receive subordinated debentures, you must also make an investment decision with regard to those securities. You should carefully review all the information regarding the subordinated debentures contained in this prospectus.

     Under "United States Federal Income Tax Consequences," we discuss applicable United States federal income tax consequences of a distribution of the subordinated debentures.

IN AN EVENT OF A DEFAULT, YOU MAY BE REQUIRED TO RELY ON THE PROPERTY TRUSTEE OF THE TRUST TO ENFORCE YOUR RIGHTS

     You may not be able to directly enforce rights against us if an event of default occurs with respect to the subordinated debentures. For a list of events of default, see "Description of the Preferred Securities -- Events of Default; Notice" and "Description of the Subordinated Debentures -- Debenture Events of Default."

     If an event of default under the subordinated debentures occurs and is continuing, this event will also be an event of default under the preferred securities. In that case, you generally would first have to rely on the property trustee's enforcement of its rights as holder of the subordinated debentures against us. If the property trustee fails to exercise its rights under the subordinated debentures, you will then be able to exercise any other remedies available under the subordinated debentures.

     However, if the default arises because we fail to pay interest or principal (except during an Extension Period) on the subordinated debentures, you may proceed directly against us without first relying on the property trustee.

LIMITED COVENANTS RELATING TO THE PREFERRED SECURITIES AND THE SUBORDINATED DEBENTURES WILL NOT NECESSARILY PROTECT YOU

     The governing documents impose only limited obligations on us with respect to the preferred securities and the subordinated debentures. As a result, the governing documents will not necessarily protect you in the event of an adverse change in our financial condition or results of operations. The governing documents do not limit our ability to incur additional debt. You should not consider the covenants contained in the governing documents to be a significant factor in evaluating whether we will be able to comply with our obligations under the subordinated debentures or the guarantee.

YOU WILL HAVE LIMITED VOTING RIGHTS

     As a holder of preferred securities, you will have very limited voting rights relating only to the modification of the preferred securities, the dissolution or winding up of the Trust and the removal of the property trustee upon a limited number of events. You will not have any voting rights regarding the Corporation's business or any matters regarding the administrative trustees. See "Description of the Preferred Securities -- Voting Rights; Amendment of the Trust Agreement" for more information on your limited voting rights.

TRADING CHARACTERISTICS OF THE PREFERRED SECURITIES MAY CREATE ADVERSE TAX CONSEQUENCES FOR YOU

     The preferred securities may trade at a price that does not reflect the value of accrued but unpaid interest on the underlying subordinated debentures. If you use the accrual method of accounting for tax purposes (or if you use the cash method and the preferred securities are deemed to have been issued with original issue discount) and you dispose of your preferred securities between record dates for any distribution payments, you will have to include as ordinary income for United States federal income tax purposes an amount equal to the accrued but unpaid interest on your proportionate share of the interest on the subordinated debentures through the date of your disposition.

     You will recognize a capital loss on the amount that the selling price is less than your adjusted tax basis. Generally, capital losses may be used by a corporate taxpayer only to offset capital gains and may be used by individual taxpayers only to offset capital gains plus $3,000 of other income annually.

     See "United States Federal Income Tax Consequences -- Potential Extension of Interest Payment Period and Original Issue Discount" and "-- Sale of Preferred Securities" for more information on possible adverse tax consequences to you.

                       THE BANC CORPORATION RISK FACTORS

     Each of these factors may have a material adverse effect on our operations, financial results or financial conditions in future periods which in turn could adversely affect our ability to make payments on the subordinated debentures and the Trust's ability to effect distributions on the preferred securities. Some of the risks and uncertainties relate to economic conditions generally and would affect other financial institutions in similar ways. These aspects are discussed under the heading "Special Note Regarding Forward Looking Information." This section addresses particular risks and uncertainties that are specific to the Corporation.

OUR ABILITY TO SUSTAIN GROWTH INVOLVES RISKS

     We believe future growth will depend on our ability to expand our business through:

     - internal growth;

     - the opening of new branch offices in new markets; and

     - the acquisition of other financial institutions or branches.

     Furthermore, the Corporation's continued growth and profitability depends on our ability:

     - to manage our growth;

     - to attract and retain skilled employees;

     - to finance our growth, if necessary, at an acceptable cost; and

     - to expand the capabilities of the Corporation's management information systems.

     Our growth strategy could have a material adverse effect on our financial condition and results of operations if we are not able to manage our growth successfully or address adequately all of the changing demands our planned growth may create.

OUR GROWTH INVOLVES INTEGRATION RISKS AND MAY AFFECT FUTURE EARNINGS

     Since June 30, 1998, we have acquired eight banking institutions, purchased three bank branches and opened four de novo branches. Additionally, as of June 16, 2000, we merged two of our subsidiaries, Emerald Coast Bank and C&L Bank, into our largest subsidiary, The Bank. Our expectations concerning future earnings depend in part on being able to combine the operations of the acquired institutions with our operations promptly and efficiently, and also on our being correct in our assumptions about the financial impact of the acquisitions on our growth.

     The risks and uncertainties that may affect our future earnings and financial condition include:

     - Our revenues after the acquisitions may be lower than expected.

     In connection with the acquisitions, we estimated that we could reduce expenses by combining their separate operations. There is a risk that the cost savings may not be achieved and that revenues may erode over time.

     - Our restructuring charges may be higher than expected.

     We have recorded restructuring and merger-related charges in connection with the acquisitions. There is a risk there may be additional costs and charges resulting from these transactions that exceed the charges we have recorded for financial reporting and accounting purposes.

     - We may have more trouble integrating acquired businesses or retaining key personnel than expected.

     Converting the systems and procedures of each acquired institution to our system is an important part of our acquisition program. There is a risk that the conversion of an acquired institution may not be completed on schedule or may be more difficult and costly than expected. There is also a risk that we may not be able to retain key personnel of an acquired institution, which could cause the acquired operations to perform below expectations.

     - Our operating costs after the acquisitions may be greater than expected, and our cost savings from the acquisitions may be less than expected, or we may be unable to obtain those cost savings as soon as expected.

WE CANNOT PREDICT LOAN LOSSES OR THE ADEQUACY OF ALLOWANCE FOR LOAN LOSSES

     Lending money is an essential part of the banking business. However, borrowers do not always repay their loans. We attempt to maintain an appropriate allowance for loan losses to provide for potential losses in our loan portfolio. There is no precise method of predicting loan losses; therefore, there can be no assurance that the allowance for loan losses will be sufficient to absorb future loan losses. Excess loan losses could have a material adverse effect on our financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Allocation of the Allowance for Loan Losses."

FLUCTUATIONS IN INTEREST RATES MAY AFFECT OUR INTEREST INCOME

     Our operating results are dependent to a significant degree on our net interest income. Net interest income is the difference between interest earned and interest paid and it will change as interest rates fluctuate. Interest rates are largely dependent on the rate of interest charged by the Federal Reserve for funds it makes available to financial institutions. Changes in interest rates may have an adverse effect on our deposit levels, net interest margin, loan demand or our business and earnings. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

GEOGRAPHIC CONCENTRATION AND SIGNIFICANCE OF LOCAL ECONOMIC CONDITIONS MAY AFFECT OUR PROFITABILITY

     Substantially all of The Bank's and C&L Banks' deposits and assets at March 31, 2000, were derived from operations in relatively rural markets of Alabama or Florida while Emerald Coast Bank's revenues were derived from operations in markets in Florida which depend on tourism. Consequently, our profitability may be negatively affected by factors that have a significant impact on agriculture and tourism, including weather. Some of our market areas experienced severe weather in 1999, primarily heavy rains and flooding. See "Business of the Corporation."

     Our success depends on the general economic conditions in the geographic markets served by The Bank. Although current economic conditions in these markets are favorable, there is no assurance that favorable economic conditions will continue. Adverse changes in economic conditions in the geographic markets that The Bank serves would likely impair The Bank's ability to collect loans and could otherwise negatively affect the Corporation's financial condition and results of operations. See "Business of the Corporation."

WE ARE SUBJECT TO EXTENSIVE GOVERNMENTAL REGULATION

     Financial holding companies, bank holding companies and banks operate in a highly regulated environment and are subject to extensive supervision and examination by several federal and state regulatory agencies. The Corporation is subject to the Gramm-Leach-Bliley Act, Bank Holding Company Act and to regulation and supervision by the Federal Reserve Board and the Alabama Banking Department. The Bank is subject to supervision and regulation by the state regulatory authorities, the Federal Reserve and the FDIC. Regulatory agencies such as the FDIC and the Alabama Banking Department can prohibit or place significant restrictions on The Bank's operations or force The Bank to take prompt corrective action if the agencies deem The Bank's activities to be unsafe or unsound. These regulations are intended primarily for the protection of depositors and consumers, rather than for the benefit of stockholders. The Corporation is subject to changes in federal and state law, as well as changes in regulatory and governmental policies, income tax laws and accounting principles. We cannot predict the future effect of any of those potential changes, but they could materially adversely affect our business and operations.

     From time to time, legislation is proposed or enacted that would increase the cost of doing business, limit or expand permissible activities or affect the competitive balance between banks and other financial and non-financial institutions. Congress, the Alabama legislature and various state and federal bank regulatory agencies frequently propose changes to the laws and regulations governing the operations and taxation of banks and other financial institutions. The recent authorization of interstate branching is likely to increase branching and merger activity and enhance competition among financial institutions. It is impossible to predict the likelihood of additional changes and the effects these changes might have on the Corporation or any bank to be acquired in a merger. See "Supervision and Regulation."

THERE ARE RESTRICTIONS ON OUR ABILITY TO PAY DIVIDENDS

     We rely on dividends from The Bank as our principal source of funds for our operations including the repayment of our debt. Federal and state banking regulations restrict the ability of The Bank to pay dividends. Although we expect the level of The Bank's dividends to be adequate to meet our current and anticipated cash needs, the continued ability to pay dividends at adequate levels is determined primarily by the net profits, after taxes, of The Bank. Accordingly, because there can be no assurance as to the future profitability of The Bank, dividends we receive may not be sufficient to meet our future cash requirements, including payments on the subordinated debentures. Also, there can be no assurance that additional federal or state regulations will not further restrict The Bank's ability to pay dividends. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" and "Supervision and Regulation -- The Bank."

WE ARE DEPENDENT ON THE SERVICES OF KEY MANAGEMENT

     At this stage of our development, our prospects for success depend, to a significant degree, on the efforts of James A. Taylor, the Corporation's Chairman of the Board, Chief Executive Officer and President. There is no assurance that Mr. Taylor's services will remain available to us indefinitely or that we will be successful under his management. The Corporation maintains key employee insurance on Mr. Taylor in the amount of $6 million. See "Management of the Corporation" and "Principal Stockholders of the Corporation."

THE BANKING INDUSTRY IS HIGHLY COMPETITIVE

     The Bank competes with many types of financial institutions, including other commercial banks, savings associations, credit unions, mortgage banking companies, securities brokerage companies, insurance companies and money market mutual funds operating in Alabama, the Florida panhandle and elsewhere. Many of these competitors have substantially greater resources and lending limits than we do and offer certain services that we may not provide. In addition, non-depository institution competitors are generally not subject to the extensive regulation applicable to us and The Bank. Pursuant to the Riegle-Neal Interstate Banking and Branching Efficiency Act, commercial banks may now acquire financial institutions nationwide, further increasing competition. The Gramm-Leach-Bliley Act permits insurance companies and securities companies that meet certain criteria to become financial holding companies and thereby acquire banks and bank holding companies. This may increase competition. Our long-term success will be dependent on our ability to compete successfully with other financial institutions in our market areas. See "Business of the Corporation -- Competition."

MANAGEMENT OF THE CORPORATION HOLDS A LARGE PORTION OF CORPORATION COMMON STOCK

     As of March 31, 2000, the Corporation's directors and executive officers own or control approximately 32% of the outstanding shares of Corporation common stock. See "Security Ownership of Certain Beneficial Owners and Management." Accordingly, if the directors and executive officers were to act in concert, they would likely control the Corporation's Board of Directors and, therefore, the business and policies of the Corporation. As a result, the Corporation's management has significant control of the Corporation.

                                USE OF PROCEEDS

     The net proceeds from the sale of preferred securities by the Trust will be invested in the subordinated debentures to be issued by us and are expected to be approximately $19,200,000 million ($22,080,000 million if the underwriters' over-allotment option is exercised in full), after deducting underwriting commissions and offering expenses payable by the Corporation.

     We intend to use the net proceeds from the sale of the subordinated debentures for general corporate purposes, including capital investments in and advances to The Bank to finance our growth strategy and for working capital. See "Business -- Growth Strategy." The precise amounts and timing of expenditure of the net proceeds will depend on our funding requirements and the availability of other capital resources. Pending application of the net proceeds as described above, we intend to invest the net proceeds in short term and intermediate term interest bearing securities or in deposits in The Bank.

                              ACCOUNTING TREATMENT

     For financial reporting purposes, the Corporation will treat the Trust as its subsidiary. Accordingly, the Corporation will include the accounts of the Trust in its consolidated financial statements. The preferred securities will be presented as a separate category in the consolidated balance sheet of the Corporation under the caption "Guaranteed preferred beneficial interest in the Corporation's subordinated debentures." Appropriate disclosures about the preferred securities, the guarantee and the subordinated debentures will be included in the notes to the consolidated financial statements. The Corporation will record distributions on the preferred securities as a reduction in net earnings available to common stockholders in its consolidated statements of income.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The following table sets forth the Corporation's consolidated ratios of earnings to fixed charges for the periods indicated. For purposes of computing the ratios of earnings to fixed charges, earnings represent income from continuing operations before income taxes, extraordinary items and cumulative effect of changes in accounting principle plus fixed charges. Fixed charges represent total interest expense, including and excluding interest on deposits, as applicable.

                                           THREE MONTHS
                                               ENDED
                                             MARCH 31,             YEAR ENDED DECEMBER 31,
                                           -------------   ---------------------------------------
                                           2000    1999    1999   1998   1997     1996      1995
                                           -----   -----   ----   ----   -----   ------   --------
Earnings to fixed charges:
  Including interest on deposits........   1.15x   1.17x   1.13x  0.98x   1.22x    1.27x      1.37x
  Excluding interest on deposits........   2.20    4.23    2.24   0.33   27.90   111.71   3,273.00

                                 CAPITALIZATION

     The following table shows the consolidated capitalization of the Corporation at March 31, 2000 and as adjusted to give effect to the receipt and application of the estimated net proceeds from the offering (assuming no exercise of the underwriters' over-allotment option). See "Use of Proceeds."

                                                                     MARCH 31, 2000
                                                               --------------------------
                                                                           AS ADJUSTED
                                                               ACTUAL    FOR THE OFFERING
                                                               -------   ----------------
                                                                 (DOLLARS IN THOUSANDS)
Note Payable................................................   $ 8,934       $ 8,934
Guaranteed preferred beneficial interest in the
  Corporation's subordinated debentures.....................        --        19,200
Stockholders' Equity
  Preferred stock, par value $.001 per share; authorized
     5,000,000 shares; shares issued -0-....................        --            --
  Common stock, par value $.001 per share; authorized
     25,000,000 shares; 14,385,021 shares issued and
     outstanding............................................        14            14
  Surplus...................................................    47,756        47,756
  Retained Earnings.........................................    24,184        24,184
  Accumulated other comprehensive loss......................    (2,255)       (2,255)
                                                               -------       -------
          Total stockholders' equity........................    69,699        69,699
                                                               -------       -------
          Total capitalization..............................   $78,633       $97,833
                                                               =======       =======
Ratio of equity to assets...................................      8.22%         8.03%
Regulatory capital ratios Leverage capital ratio............      7.71          9.79
  Tier 1 risk-based capital.................................      9.52         12.09
  Total risk-based capital..................................     10.77         13.31

     The net proceeds of the preferred securities are expected to qualify as Tier 1 capital with respect to the Corporation under the risk-based guidelines established by the Federal Reserve. These guidelines currently provide that the Tier 1 capital related to the preferred securities cannot constitute more than 25% of the total core capital elements of the Corporation. As of March 31, 2000, this 25% limitation would not limit the amount of net proceeds of the preferred securities eligible for inclusion in Tier 1 capital.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                           OF FINANCIAL CONDITION AND
                             RESULTS OF OPERATIONS

BASIS OF PRESENTATION

     The following is a narrative discussion and analysis of significant changes in the Corporation's results of operations and financial condition. This discussion should be read in conjunction with the consolidated financial statements and selected financial data included elsewhere in this document.

     The Corporation consolidated its three banking subsidiaries into one banking subsidiary on June 16, 2000. Emerald Coast Bank, a federally-chartered thrift, and C&L Bank, a Florida chartered bank, were merged with and into The Bank, an Alabama chartered bank and member of the Federal Reserve headquartered in Birmingham, Alabama.

     Recently Completed Acquisitions. The acquisitions of other banks and related institutions have contributed significantly to the Corporation's growth. The following chart lists the Corporation's acquisitions completed during 1998 and 1999:

                                      1998

DATE COMPLETED                  ACQUISITIONS                    BANKING LOCATION
--------------                  ------------                    ----------------
October 16....................  Commercial Bancshares of        Roanoke, Alabama(2)
                                  Roanoke, Inc.
October 30....................  First Citizens Bancorp, Inc.    Monroeville and Frisco City,
                                                                  Alabama
October 30....................  City National Corporation       Sylacauga, Childersburg and
                                                                  Mignon, Alabama
November 6....................  Commerce Bank of Alabama        Albertville, Gadsden,
                                                                Guntersville and Rainbow City,
                                                                  Alabama

                                      1999

DATE COMPLETED                  ACQUISITIONS                    BANKING LOCATIONS
--------------                  ------------                    -----------------
February 12...................  Emerald Coast Bancshares, Inc.  Panama City Beach, Destin,
                                                                  Seagrove and Bay Point,
                                                                  Florida
June 30.......................  C&L Banking Corporation         Bristol, Florida
June 30.......................  C&L Bank of Blountstown         Blountstown and Altha, Florida
July 13.......................  BankersTrust of Alabama, Inc.   Huntsville and Madison,
                                                                  Alabama
November 4....................  Branches of Community Bank &    Opp, Samson and Kinston,
                                  Trust of Southeast Alabama,     Alabama
                                  Inc.

RESULTS OF OPERATIONS

  Three months ended March 31, 2000, compared with three months ended March 31, 1999

     The Corporation's net income increased $90,000, or 11.1% to $902,000 for the three-month period ended March 31, 2000, from $812,000 for the three-month period ended March 31, 1999. This increase was due primarily to an increase in net interest income offset by an increase in the provision for loan losses and noninterest expenses.

     Net interest income increased $2.1 million, or 32.7% to $8.4 million for the three-month period ended March 31, 2000 compared to $6.3 million for the three-month period ended March 31, 1999, primarily due to a higher level of loans funded by the maturity of short-term commercial paper, increases in borrowings from the FHLB and federal funds purchased.

     The provision for loan losses was $888,000 for the three-month period ended March 31, 2000 compared to $244,000 for the same period in 1999. The provision for loan losses represents the amount determined by management necessary to maintain the allowance for loan losses at a level capable of absorbing inherent losses in the loan portfolio, plus estimated losses associated with off-balance sheet credit instruments such as letters of credit and unfunded lines of credit. The allowance for loan losses at March 31, 2000, totaled $8.7 million, or 1.31% of total loans, compared to $8.1 million, or 1.27% of total loans at December 31, 1999.

     Noninterest income increased $234,000, or 16.6% to $1.6 million for the three-month period ended March 31, 2000 compared to $1.4 million for the three-month period ended March 31, 1999, primarily due to enhanced service charge income resulting from an increase in the volume of deposits, and an increase in earnings related to the cash surrender value of single premium life insurance policies.

     Noninterest expense increased $1.4 million, or 20.9% to $7.9 million for the three-month period ended March 31, 2000 compared to $6.5 million for the three-month period ended March 31, 1999. Salaries and benefits increased $573,000, or 17.8%, to $3.8 million from $3.2 million for the first three months of 1999. The increase in salaries and benefits primarily resulted from the acquisition of new banks and branches, and the addition of personnel in the administrative and operations area.

     All other noninterest expenses increased $783,000, or 23.9% to $4.1 million, for the three-month period ended March 31, 2000 compared to $3.3 million for the three-month period ended March 31, 1999. This increase in other expenses included a $256,000 increase in occupancy, furniture and equipment expenses, a $142,000 increase in goodwill amortization and $167,000 in foreclosure losses. Occupancy expenses increased during 2000 as a result of increased depreciation and maintenance associated with the John A. Hand Building and The Bank's operations center. The increase in goodwill amortization relates to purchase acquisitions closed in the third and fourth quarters of 1999. The foreclosure losses represent writedowns, or losses incurred on sales, of properties acquired in foreclosure from a single commercial account.

     Income tax expense was $371,000 for the three-month period ended March 31, 2000, compared to $168,000 for the same period in 1999. The primary difference in the effective rate and the federal statutory rate (34%) is due to the recognition of a rehabilitation tax credit generated from the restoration of the Corporation's headquarters, the John A. Hand Building.

  Year ended December 31, 1999, compared with year ended December 31, 1998

     The Corporation's net income increased $2.6 million or 866.7% to $2.9 million for the year ended December 31, 1999, from $285,000 for the year ended December 31, 1998. This increase is primarily attributable to increases in the Corporation's net interest income and noninterest income, partially offset by an increase in noninterest expenses. The Corporation's return on average assets in 1999 was .41%, compared to .05% in 1998. Return on average equity was 4.33% in 1999 compared to .51% in 1998. Average equity to average assets was 9.36% in 1999 compared to 10.46% in 1998.

     The Corporation incurred nonrecurring merger related costs of $744,000 and $1.5 million during 1999 and 1998, respectively. Without these nonrecurring expenses, operating earnings for the year ended December 31, 1999 would have been $3.6 million, an increase of $1.8 million from 1998 operating earnings of $1.8 million. These nonrecurring expenses consisted primarily of professional fees for legal and accounting services.

     Net interest income increased $6.5 million, or 29.4% to $28.8 million for the year ended December 31, 1999, from $22.3 million for the year ended December 31, 1998 as interest income increased $13.1 million, or 30.8%, and interest expense increased $6.5 million, or 32.4%. The increase in net interest income is primarily attributable to a $194.9 million, or 57.2% increase in average loans to $535.8 million during 1999, from $340.8 million during 1998. This increase was partially offset by a $159.8 million, or 39.4% increase in average interest-bearing liabilities to $565.6 million during 1999, from $405.7 million during 1998.

     The Corporation's net interest spread and net interest margin were 3.98% and 4.55%, respectively, in 1999, compared to 3.96% and 4.73% in 1998. The 18 basis point decline in net interest margin is primarily the result of lower yields in the loan portfolio during 1999 offset in part by a lower average rate on interest bearing liabilities. The lower yields in the loan portfolio are primarily the result of an increase in volume in the Birmingham market where competition produces lower yielding loans than in other markets. However, the lower yields are offset by an increase in the volume of loans produced in the Birmingham market.

     The provision for loan losses was $2.9 million for the year ended December 31, 1999 compared to $4.7 million in 1998. The provision for loan losses represents the amount determined by management necessary to maintain the allowance for loan losses at a level capable of absorbing inherent losses in the loan portfolio. The Corporation had net chargeoffs of $4.8 million in 1999, resulting in a ratio of net chargeoffs to average loans of .90%. This compares to $2.3 million or .67% in 1998. Net chargeoffs as a percentage of the provision for loan losses was 169.89% in 1999, compared to 49.39% in 1998. The increase in net chargeoffs resulted primarily from the chargeoff of loans acquired in a business combination and chargeoffs related to a single commercial loan customer.

     Noninterest income increased $2.1 million, or 51.0% to $6.2 million in 1999, from $4.1 million in 1998, primarily as the result of increased income from mortgage banking operations and implementing standard customer service charges and fees. Income from mortgage banking operations was $1.4 million, or 22.9% of total noninterest income, an increase of $1.2 million from $232,000 in 1998, primarily due to the mortgage banking department of the bank operating for the full year. Income from customer service charges and fees was $3.3 million, or 54.3% of total noninterest income, an increase of $343,000 or 11.4% from $3.0 million in 1998, primarily due to an increase in the volume of customer deposits. Also included in other noninterest income for 1999 is $383,000 attributable to the increase in the cash surrender value of single premium life insurance policies purchased during 1999 and a $342,000 gain from the sale of real estate.

     Noninterest expense increased $6.6 million, or 29.6% to $28.7 million in 1999 from $22.1 million in 1998. Salaries and employee benefits increased $2.8 million, or 26.3% to $13.4 million in 1999 compared to $10.6 million in 1998. The increase in salaries and benefits primarily resulted from the acquisition of new banks and branches and the addition of personnel in the administration and operation areas.

     All other noninterest expenses increased $3.8 million, or 32.7% to $15.3 million, compared to $11.5 million in 1998. This increase in other expenses included a $1.8 million increase in occupancy expenses, a $1.0 million increase in professional fees and $907,000 in foreclosure losses. Occupancy expenses increased during 1999 as a result of the Corporation incurring a full year of depreciation, rental expense and maintenance on buildings and equipment either acquired or leased since the acquisitions. Professional fees increased primarily due to increased auditing, consulting and legal services necessary for a growing financial institution. The majority of the foreclosure losses represent payments made by the Corporation to secure certain rights in properties acquired in foreclosure from a single commercial account.

     Income tax expense (benefit) was $520,000 and $(724,000) in 1999 and 1998, respectively. The primary difference in the effective tax rate and the federal statutory rate (34%) for 1999 and 1998 arose from the recognition of a rehabilitation tax credit of $730,000 and $1.7 million, respectively, generated from the restoration of the Corporation's headquarters, the John A. Hand building.

     The Corporation's determination of the realization of deferred tax assets is based upon management's judgment of various future events and uncertainties, including the timing and amount of future income earned by its subsidiaries and the implementation of various tax planning strategies to maximize realization of the deferred tax assets. The Corporation believes that its subsidiaries will be able to generate sufficient operating earnings to realize the deferred tax benefits. In addition, a portion of the amount of the deferred tax assets that can be realized in any year is subject to certain statutory federal income tax limitations. The Corporation periodically evaluates the realizability of the deferred tax assets and, if necessary, adjusts any valuation allowance accordingly.

  Year ended December 31, 1998, compared with the year ended December 31, 1997

     The Corporation's net income decreased $2.1 million, or 88.1% to $285,000 in the year ended December 31, 1998, from $2.4 million in the year ended December 31, 1997. This decrease was primarily due to increases in the Corporation's provision for loan losses and other noninterest expenses. The Corporation's return on average assets in 1998 was .05% compared to .58% in 1997. Return on average equity was .51% in 1998 compared to 5.57% in 1997. Average equity to average assets was 10.46% in 1998 compared to 10.48% in 1997.

     During 1998, the Corporation incurred nonrecurring merger related costs of $1.5 million. Without these nonrecurring expenses, operating earnings for the year ended December 31, 1998 would have been $1.8 million, a decrease of $645,000 from 1997 operating earnings of $2.4 million. These nonrecurring expenses consisted primarily of professional fees for legal and accounting services, and the write off of obsolete equipment.

     Net interest income increased $4.4 million, or 24.3% to $22.3 million for the year ended December 31, 1998, from $17.9 million for the year ended December 31, 1997, as interest income increased $8.8 million, or 26.0%, and interest expense increased $4.4 million, or 27.9%. The increase in net interest income is primarily attributable to an $86.7 million, or 34.1% increase in average loans to $340.8 million during 1998, from $254.1 million during 1997. This increase was offset by a $92.2 million, or 29.4% increase in average interest bearing liabilities to $405.7 million during 1998, from $313.6 million during 1997.

     The Corporation's net interest spread and net interest margin were 3.96% and 4.73%, respectively, in 1998, compared to 3.98% and 4.84% in 1997. The 11 basis point decline in net interest margin is primarily a result of lower yields in the loan portfolio during 1998. The lower yields in the loan portfolio are primarily the result of an increase in volume in the Birmingham market where competition produces lower yielding loans than in smaller markets. However, the lower yields are offset by an increase in the volume of loans produced in the Birmingham market.

     The provision for loan losses was $4.7 million for the year ended December 31, 1998 compared to $2.7 million in 1997. The provision for loan losses represents the amount determined by management to maintain the allowance for loan losses at a level capable of absorbing inherent losses in the loan portfolio. The Corporation had net chargeoffs of $2.3 million in 1998, resulting in a ratio of net chargeoffs to average loans of .67%. This compares to $1.5 million, or .58% in 1997. Net chargeoffs as a percentage of the provision for loan losses was 49.39% in 1998 compared to 54.60% in 1997.

     Noninterest income increased $1.1 million, or 35.2% to $4.1 million in 1998, from $3.0 million in 1997, primarily as the result of additional customer service charges and fees. Income from customer service charges and fees of $3.0 million comprised 73.7% of noninterest income and increased $544,000 or 22.1% from $2.5 million in 1997, due to increases in the volume of customer deposits and the related fees charged.

     Noninterest expense increased $7.4 million, or 49.8% to $22.1 million in 1998 from $14.8 million in 1997. The increase is primarily attributable to increases in salaries and employee benefits, occupancy expenses due to the opening of new offices, the creation of new departments and the conversion of the data processing system. Another major component of the increase in noninterest expense is approximately $1.5 million incurred in legal, accounting and printing expenses related to the Corporation's recent acquisitions and the write off of obsolete equipment.

     Income tax (benefit) expense was $(724,000) and $1.1 million in 1998 and 1997, respectively. The primary difference in the effective rate and the federal statutory rate of 34% for 1998 arose from the recognition of a rehabilitation tax credit of $1.7 million generated from the restoration of the Corporation's headquarters, the John A. Hand building. The rate difference for 1997 is related to the Corporation's investment in tax-free state, county and municipal securities.

NET INTEREST INCOME

     The largest component of the Corporation's net income is its net interest income, which is the difference between the income earned on interest earning assets and interest paid on deposits and borrowings used in support of such assets. Net interest income components include the rates earned on the Corporation's interest earning assets, rates paid on its interest-bearing liabilities; the relative amounts of interest earning assets and interest-bearing liabilities, the degree of mismatch, and the maturity and repricing characteristics of its interest-earning assets and interest-bearing liabilities. Net interest income divided by average interest-earning assets represents the Corporation's net interest margin.

     Average Balances, Income, Expenses and Rates. The following tables depict, on a tax-equivalent basis for the periods indicated, certain information related to the Corporation's average balance sheet and its average yields on assets and average costs of liabilities. Such yields are derived by dividing income or expense by the average balance of the corresponding assets or liabilities. Average balances are derived from daily averages.

              CONSOLIDATED AVERAGE BALANCE INTEREST/INCOME/EXPENSE
                    AND YIELD/RATES TAXABLE EQUIVALENT BASIS

                                                        THREE MONTH PERIOD
                                                          ENDED MARCH 31,                          YEAR ENDED DECEMBER 31,
                                     ---------------------------------------------------------   ---------------------------
                                                2000                          1999                          1999
                                     ---------------------------   ---------------------------   ---------------------------
                                     AVERAGE    INCOME/   YIELD/   AVERAGE    INCOME/   YIELD/   AVERAGE    INCOME/   YIELD/
                                     BALANCE    EXPENSE    RATE    BALANCE    EXPENSE    RATE    BALANCE    EXPENSE    RATE
                                     --------   -------   ------   --------   -------   ------   --------   -------   ------
                                                                     (DOLLARS IN THOUSANDS)
ASSETS
Earning assets:
 Loans, net of unearned
   income(1).......................  $650,563   $15,201    9.40%   $453,545   $10,385    9.29%   $535,754   $49,244    9.19%
 Investment securities
   Taxable.........................    59,440       954    6.46      67,762     1,006    6.02      68,240     4,141    6.07
   Tax-exempt(2)...................    15,418       289    7.54      20,129       379    7.64      18,373     1,400    7.62
                                     --------   -------            --------   -------            --------   -------
       Total investment
        securities.................    74,858     1,243    6.68      87,891     1,385    6.39      86,613     5,541    6.40
   Federal funds sold..............    14,214       202    5.72      17,440       219    5.09      15,136       763    5.04
   Other investments...............     7,014       101    5.79       4,325        55    5.16       5,701       485    8.51
                                     --------   -------            --------   -------            --------   -------
       Total interest-earning
        assets.....................   746,649    16,747    9.02     563,201    12,044    8.67     643,204    56,033    8.71
Noninterest-earning assets:
 Cash and due from banks...........    26,225                        25,388                        32,771
 Premises and equipment............    38,647                        29,995                        28,738
 Accrued interest and other
   assets..........................    34,702                        13,215                        21,583
 Allowance for loan losses.........    (8,400)                       (6,532)                       (6,361)
                                     --------                      --------                      --------
       Total assets................  $837,823                      $625,267                      $719,935
                                     ========                      ========                      ========
LIABILITIES AND STOCKHOLDERS'
 EQUITY
Interest-bearing liabilities:
 Demand deposits...................  $175,643     1,614    3.70    $142,291     1,172    3.34    $149,755     5,129    3.42
 Savings deposits..................    34,036       247    2.92      30,229       215    2.88      32,248       938    2.91
 Time deposits.....................   388,339     5,395    5.59     281,873     3,937    5.66     333,720    18,034    5.40
 Other borrowings..................    75,559     1,028    5.47      19,107       285    6.05      49,850     2,648    5.31
                                     --------   -------            --------   -------            --------   -------
       Total interest-bearing
        liabilities................   673,577     8,284    4.95     473,500     5,609    4.80     565,573    26,749    4.73
Noninterest-bearing liabilities:
 Demand deposits...................    89,521                        79,530                        81,500
 Accrued interest and other
   liabilities.....................     5,451                         5,024                         5,454
 Stockholders' equity..............    69,274                        67,213                        67,408
                                     --------                      --------                      --------
       Total liabilities and
        stockholders' equity.......  $837,823                      $625,267                      $719,935
                                     ========                      ========                      ========
Net interest spread................               8,463    4.07%                6,435    3.87%               29,284    3.98%
                                                           ====                          ====                          ====
Net interest margin................                        4.56%                         4.63%                         4.55%
                                                           ====                          ====                          ====
Taxable equivalent adjustment:
 Investment securities(2)..........                  98                           129                           476
                                                -------                       -------                       -------
       Net interest income.........             $ 8,365                       $ 6,306                       $28,808
                                                =======                       =======                       =======


                                                      YEAR ENDED DECEMBER 31,
                                     ---------------------------------------------------------
                                                1998                          1997
                                     ---------------------------   ---------------------------
                                     AVERAGE    INCOME/   YIELD/   AVERAGE    INCOME/   YIELD/
                                     BALANCE    EXPENSE    RATE    BALANCE    EXPENSE    RATE
                                     --------   -------   ------   --------   -------   ------
                                                      (DOLLARS IN THOUSANDS)
ASSETS
Earning assets:
 Loans, net of unearned
   income(1).......................  $340,813   $34,310   10.07%   $254,146   $26,090   10.27%
 Investment securities
   Taxable.........................    90,727     5,493    6.05      85,786     5,552    6.47
   Tax-exempt(2)...................    18,391     1,402    7.62      12,526     1,055    8.42
                                     --------   -------            --------   -------
       Total investment
        securities.................   109,118     6,895    6.32      98,312     6,607    6.72
   Federal funds sold..............    27,189     1,492    5.49      23,118     1,234    5.34
   Other investments...............     3,475       252    7.25       2,075       133    6.41
                                     --------   -------            --------   -------
       Total interest-earning
        assets.....................   480,595    42,949    8.94     377,651    34,064    9.02
Noninterest-earning assets:
 Cash and due from banks...........    22,019                        17,114
 Premises and equipment............    23,465                         9,579
 Accrued interest and other
   assets..........................    10,313                         9,236
 Allowance for loan losses.........    (5,653)                       (3,374)
                                     --------                      --------
       Total assets................  $530,739                      $410,206
                                     ========                      ========
LIABILITIES AND STOCKHOLDERS'
 EQUITY
Interest-bearing liabilities:
 Demand deposits...................  $106,691     3,529    3.31    $ 66,351     2,302    3.47
 Savings deposits..................    30,155       889    2.95      32,070       937    2.92
 Time deposits.....................   257,360    15,198    5.91     212,697    12,425    5.84
 Other borrowings..................    11,543       590    5.11       2,437       129    5.29
                                     --------   -------            --------   -------
       Total interest-bearing
        liabilities................   405,749    20,206    4.98     313,555    15,793    5.04
Noninterest-bearing liabilities:
 Demand deposits...................    61,624                        50,031
 Accrued interest and other
   liabilities.....................     7,831                         3,630
 Stockholders' equity..............    55,535                        42,990
                                     --------                      --------
       Total liabilities and
        stockholders' equity.......  $530,739                      $410,206
                                     ========                      ========
Net interest spread................              22,743    3.96%               18,271    3.98%
                                                          =====                         =====
Net interest margin................                        4.73%                         4.84%
                                                          =====                         =====
Taxable equivalent adjustment:
 Investment securities(2)..........                 477                           359
                                                -------                       -------
       Net interest income.........             $22,266                       $17,912
                                                =======                       =======

---------------

(1) Nonaccrual loans of an immaterial amount are included in loans net of unearned income. No adjustment has been made for these loans in the calculation of yields.
(2) Interest income and yields are presented on a fully taxable equivalent basis using a tax rate of 34 percent.

     Analysis of Changes in Net Interest Income. The following table sets forth, on a taxable equivalent basis, the effect which the varying levels of earning assets and interest-bearing liabilities and the applicable rates have had on changes in net interest income for the three months ended March 31, 2000 and 1999, and the years ended December 31, 1999 and 1998.

                               THREE MONTHS ENDED
                                  MARCH 31,(1)                            YEAR ENDED DECEMBER 31,(1)
                           ---------------------------   ------------------------------------------------------------
                                  2000 VS. 1999                  1999 VS. 1998                   1998 VS. 1997
                           ---------------------------   ------------------------------   ---------------------------
                                         CHANGES DUE                     CHANGES DUE                    CHANGES DUE
                                              TO                             TO                              TO
                            INCREASE    --------------    INCREASE    -----------------    INCREASE    --------------
                           (DECREASE)   RATE    VOLUME   (DECREASE)    RATE     VOLUME    (DECREASE)   RATE    VOLUME
                           ----------   -----   ------   ----------   -------   -------   ----------   -----   ------
                                                             (DOLLARS IN THOUSANDS)
Increase (decrease) in:
  Income from earning
    assets:
    Interest and fees on
      loans..............    $4,816     $ 128   $4,688    $14,934     $(3,224)  $18,158     $8,220     $(512)  $8,732
  Interest on securities:
    Taxable..............       (52)      354    (406)     (1,352)         18    (1,370)       (59)     (361)     302
    Tax-exempt...........       (90)       (5)    (85)         (2)         --        (2)       347      (104)     451
  Interest on federal
    funds................       (17)      125    (142)       (729)       (114)     (615)       258        35      223
  Interest on other
    investments..........        46         8      38         233          50       183        119        19      100
                             ------     -----   ------    -------     -------   -------     ------     -----   ------
        Total interest
          income.........     4,703       610   4,093      13,084      (3,270)   16,354      8,885      (923)   9,808
                             ------     -----   ------    -------     -------   -------     ------     -----   ------
Expense from interest-
  bearing liabilities:
  Interest on demand
    deposits.............       442       139     303       1,600         122     1,478      1,227      (109)   1,336
  Interest on savings
    deposits.............        32         3      29          49         (12)       61        (48)       10      (58)
  Interest on time
    deposits.............     1,458      (336)  1,794       2,836      (1,395)    4,231      2,773       149    2,624
  Interest on other
    borrowings...........       743      (191)    934       2,058          24     2,034        461        (5)     466
                             ------     -----   ------    -------     -------   -------     ------     -----   ------
        Total interest
          expense........     2,675      (385)  3,060       6,543      (1,261)    7,804      4,413        45    4,368
                             ------     -----   ------    -------     -------   -------     ------     -----   ------
        Net interest
          income.........    $2,028     $ 995   $1,033    $ 6,541     $(2,009)  $ 8,550     $4,472     $(968)  $5,440
                             ======     =====   ======    =======     =======   =======     ======     =====   ======

---------------

(1) The change in interest due to both rate and volume has been allocated to volume and rate changes in proportion to the relationship of the absolute dollar amounts of the changes in each.

MARKET RISK -- INTEREST RATE SENSITIVITY

     Market risk is the risk of loss arising from adverse changes in the fair value of financial instruments due to a change in interest rates, exchange rates and equity prices. The Corporation's primary market risk is interest rate risk.

     The primary objective of Asset/Liability management is to manage interest rate risk and achieve reasonable stability in net interest income throughout interest rate cycles. This is achieved by maintaining the proper balance of interest rate sensitive earning assets and interest rate sensitive liabilities. The relationship of rate sensitive earning assets to rate sensitive liabilities is the principal factor in projecting the effect that fluctuating interest rates will have on future net interest income. Rate sensitive earning assets and interest-bearing liabilities are those that can be repriced to current market rates within a relatively short time period.

     The Corporation has structured its rate sensitive assets and liabilities to increase net interest income if rates rise over the next twelve-month period. As of December 31, 1999, approximately $3.3 million more interest-earning assets than interest-bearing liabilities could be repriced to current market rates over the next twelve months. As a result, the one-year cumulative gap (the ratio of rate sensitive assets to rate sensitive liabilities) at December 31, 1999, was 1.01, indicating a slightly asset sensitive position. The Corporation's interest rate risk was heavily asset sensitive during the first ninety days of 2000 with a gap ratio of 1.90. The Corporation's interest rate risk will be liability sensitive during the remainder of 2000 with a liability sensitive gap ratio of .30. As of December 31, 1999, the Corporation's interest rate risk model indicated that projected net interest income would increase on an annual basis by 1.4%, or approximately $468,000, assuming an instantaneous increase in interest rates of 200 basis points. Assuming an instantaneous decrease of 200 basis points, projected net interest income is expected to decrease on an annual basis by 1.6%, or approximately $531,000. The amounts produced by these scenarios are well within the Corporation's policy.

     The Corporation attempts to manage the one-year gap position as close to even as possible. This ensures the Corporation of avoiding wide variances in case of a rapid change in its interest rate environment. Also, certain products that are classified as being rate sensitive do not reprice on a contractual basis. These products include regular savings, interest-bearing transaction accounts, money market and NOW accounts. The rates paid on these accounts are typically not related directly to market interest rates and management exercises some discretion in adjusting these rates as market rates change. In the event of a rapid shift in interest rates, management would attempt to take certain actions to mitigate the negative impact to net interest income. These actions include but are not limited to, restructuring of interest-earning assets, seeking alternative funding sources and entering into interest rate swap agreements.

     The Corporation evaluates interest rate sensitivity risk and then formulates guidelines regarding asset generation and repricing, funding sources and pricing and off-balance sheet commitments in order to decrease interest rate sensitivity risk. The Corporation uses computer simulations to measure the net interest income effect of various interest rate scenarios. The modeling reflects interest rate changes and the related impact on net interest income over specified periods of time.

LIQUIDITY

     The goal of liquidity management is to provide adequate funds to meet changes in loan demand or any potential unexpected deposit withdrawals. Additionally, management strives to maximize its earnings by investing its excess funds in securities and other securitized loan assets with maturities matching its offsetting liabilities. See the "Selected Loan Maturity and Interest Rate Sensitivity" and the "Maturity Distribution of Investment Securities" tables.

     Historically, the Corporation has maintained a high loan-to-deposit ratio. To meet its short-term liquidity needs, the Corporation maintains core deposits and has borrowing capacity through the Federal Home Loan Bank ("FHLB"), federal funds lines and a line of credit with a regional bank. Long-term liquidity needs are met primarily through these sources, the repayment of loans, and the maturity or sale of investment securities, including short-term investments.

FINANCIAL CONDITION

     Loans. Loans are the largest category of earning assets and typically provide higher yields than other types of earning assets. Loans involve inherent credit and liquidity risks which management attempts to control and counterbalance. Loans, net of unearned income, totaled $666.5 million at March 31, 2000, an increase of $33.7 million from $632.8 million at December 31, 1999. Loans, net of unearned income, comprised 78.6% of total assets at March 31, 2000, as compared with 76.5% at December 31, 1999. At December 31, 1999, total loans net of unearned income were $632.8 million, an increase of $200.9 million from $431.9 million at December 31, 1998, compared to an increase of $149.0 million during 1998 from $282.9 million at December 31, 1997. For the two-year period ended December 31, 1999, these increases represent an annual compound growth rate of 49.6%. Loans averaged $535.8 million during 1999 compared to $340.8 million during 1998 and $254.1 million during 1997. Loan growth during 1999 and 1998 was generated primarily through internal growth in the Birmingham, Alabama and Florida markets. During these periods approximately $42.0 million in loan growth was attributable to cash purchases of existing banks and branches.

                       DISTRIBUTION OF LOANS BY CATEGORY

                                                                     DECEMBER 31,
                                   MARCH 31,   --------------------------------------------------------
                                     2000        1999       1998         1997         1996       1995
                                   ---------   --------   --------   ------------   --------   --------
                                                          (DOLLARS IN THOUSANDS)
Commercial, industrial and
  agricultural...................  $218,154    $207,620   $158,855     $ 96,783     $ 74,083   $ 42,483
Real estate -- construction......    73,545      59,496     36,121       17,730        5,604      4,272
Real estate -- mortgage..........   293,424     282,717    152,732      115,790       87,474     67,339
Consumer.........................    74,854      74,769     75,796       51,471       45,701     39,459
Other............................     7,152       8,802      9,671        2,995        2,861        443
                                   --------    --------   --------     --------     --------   --------
          Total loans............   667,129     633,404    433,175      284,769      215,723    153,996
Unearned income..................      (653)       (627)    (1,244)      (1,867)      (2,190)    (1,556)
Allowance for loan losses........    (8,734)     (8,065)    (6,466)      (3,741)      (2,522)    (2,072)
                                   --------    --------   --------     --------     --------   --------
          Net loans..............  $657,742    $624,712   $425,465     $279,161     $211,011   $150,368
                                   ========    ========   ========     ========     ========   ========

     The repayment of loans as they mature is a source of liquidity for the Corporation. The following table sets forth the Corporation's loans in selected categories maturing within specified intervals at December 31, 1999.

              SELECTED LOAN MATURITY AND INTEREST RATE SENSITIVITY

                                                                                     RATE STRUCTURE FOR LOANS
                                                                                             MATURING
                                                     MATURITY                              OVER ONE YEAR
                                 ------------------------------------------------   ---------------------------
                                            OVER ONE YEAR                                           FLOATING OR
                                 ONE YEAR   THROUGH FIVE       OVER                 PREDETERMINED   ADJUSTABLE
                                 OR LESS        YEARS       FIVE YEARS    TOTAL     INTEREST RATE      RATE
                                 --------   -------------   ----------   --------   -------------   -----------
                                                             (DOLLARS IN THOUSANDS)
Commercial, industrial and
  agricultural.................  $106,269     $ 89,534       $11,817     $207,620     $ 87,248        $14,103
Real estate -- construction....    41,754       14,984         2,758       59,496       16,510          1,232
                                 --------     --------       -------     --------     --------        -------
                                 $148,023     $104,518       $14,575     $267,116     $103,758        $15,335
                                 ========     ========       =======     ========     ========        =======

The information presented in the above table is based on the contractual maturities of the individual loans, including loans which may be subject to renewal at their contractual maturity. Renewal of such loans is subject to review and credit approval, as well as modification of terms upon their maturity. Consequently, management believes this treatment presents fairly the maturity and repricing structure of the loan portfolio.

     Allowance for Loan Losses. The Corporation maintains an allowance for loan losses at a level that it believes is adequate to absorb estimated losses inherent in the loan portfolio, plus estimated losses associated with off-balance sheet credit instruments such as letters of credits and unfunded lines of credit. The Corporation prepares an analysis to assess the risk in the loan portfolio and to determine the adequacy of the allowance for loan losses. Generally, the Corporation estimates the allowance using factors such as historical loss experience based on volume and types of loans, volume and trends in delinquencies and non-accruals, national and local economic conditions and other pertinent information.

     The Corporation manages and controls risk in the loan portfolio through adherence to credit standards established by the Board of Directors and implemented by senior management. These standards are set forth in a formal loan policy, which establishes loan underwriting/approval procedure, sets limits on credit concentration and enforces regulatory requirements.

     Loan portfolio concentration risk is reduced through concentration limits for borrowers and collateral types and through geographical diversification. Concentration risk is measured and reported to senior management and the Board of Directors on a regular basis.

     A risk rating system is employed whereby each loan is assigned a rating which corresponds to the perceived credit risk. Risk ratings are subject to independent review by a Loan Review Department, which also performs ongoing, independent review of the risk management process that includes underwriting, documentation and collateral control. Regular reports are made to senior management and the Board of Directors regarding credit quality as measured by assigned risk ratings and other measures, including, but not limited to, the level of past due percentages and nonperforming assets.

     The loan review function is centralized and independent of the lending function. Review results are reported to the Audit Committee of the Board of Directors as well as to the Corporation's independent auditors.

     The Corporation historically has allocated its allowance for loan losses to specific loan categories. Although the allowance is allocated, it is available to absorb losses in the entire loan portfolio.

                  ALLOCATION OF THE ALLOWANCE FOR LOAN LOSSES

                                                                                 DECEMBER 31,
                                        MARCH 31,       ---------------------------------------------------------------
                                           2000               1999               1998               1997          1996
                                     ----------------   ----------------   ----------------   ----------------   ------
                                              PERCENT            PERCENT            PERCENT            PERCENT
                                                OF                 OF                 OF                 OF
                                     AMOUNT    TOTAL    AMOUNT    TOTAL    AMOUNT    TOTAL    AMOUNT    TOTAL    AMOUNT
                                     ------   -------   ------   -------   ------   -------   ------   -------   ------
                                                                   (DOLLARS IN THOUSANDS)
Domestic: Commercial, industrial
  and Agricultural.................  $4,909     56.2%   $4,460     55.3%   $3,119     48.2%   $1,583     42.3%   $  983
Real estate -- Construction........     262      3.0       223      2.8       181      2.8       151      4.1        70
Real estate -- Mortgage............     899     10.3       871     10.8       826     12.8     1,296     34.6       919
Consumer...........................   2,577     29.5     2,452     30.4     2,295     35.5       686     18.3       532
Unallocated........................      87      1.0        59       .7        45       .7        25       .7        18
                                     ------    -----    ------    -----    ------    -----    ------    -----    ------
                                     $8,734    100.0%   $8,065    100.0%   $6,466    100.0%   $3,741    100.0%   $2,522
                                     ======    =====    ======    =====    ======    =====    ======    =====    ======

                                            DECEMBER 31,
                                     --------------------------
                                      1996           1995
                                     -------   ----------------
                                     PERCENT            PERCENT
                                       OF                 OF
                                      TOTAL    AMOUNT    TOTAL
                                     -------   ------   -------
                                       (DOLLARS IN THOUSANDS)
Domestic: Commercial, industrial
  and Agricultural.................    39.0%   $  684     33.0%
Real estate -- Construction........     2.8        62      3.0
Real estate -- Mortgage............    36.4       795     38.4
Consumer...........................    21.1       525     25.3
Unallocated........................      .7         6       .3
                                      -----    ------    -----
                                      100.0%   $2,072    100.0%
                                      =====    ======    =====

     Net chargeoffs increased 110.5% from $2.3 million in 1998 to $4.8 million in 1999. The ratio of net chargeoffs to average loans has increased in each of the past four years, averaging .72%, with a ratio of .90% in 1999 and .67% in 1998. Historically, net chargeoffs have been more significant for commercial and consumer loans. The increase in net chargeoffs during 1999 resulted primarily from the chargeoff of loans acquired in a business combination, and from a single commercial loan customer. These chargeoffs constituted approximately 83% of the net chargeoffs during 1999. The Corporation believes that in future periods loan losses should reflect amounts that are similar to its historical averages. Net chargeoffs for the period ended March 31, 2000 were $219,000 or
 .13% of average loans on an annualized basis.

     The allowance as a percentage of loans at December 31, 1999 was 1.27%. The allowance as a percentage of period ending loans for the last three years has averaged 1.36%. Allowance for loan losses as a percentage of non-performing loans increased to 216.2% at December 31, 1999 from 172.9% at December 31, 1998. The dollar level of nonperforming loans has remained consistent for the past three years; however, with the increase in loan volume, the actual dollar amount could increase in the future. Nonperforming loans as a percent of net loans decreased from .87% at December 31, 1998 to .59% at December 31, 1999. The allowance as a percentage of loans at March 31, 2000 was 1.31%. Allowance for loan losses as a percentage of non-performing loans decreased to 166.5% at March 31, 2000 from 216.2% at December 31, 1999. Nonperforming loans as a percent of net loans increased from .59% at December 31, 1999 to .79% at March 31, 2000. This increase in nonperforming loans is primarily attributable to two commercial credit lines that management believes are fully secured and will not create any loss for the Corporation.

     The following table summarizes certain information with respect to the Corporation's allowance for loan losses and the composition of charge-offs and recoveries for the periods indicated.

                        SUMMARY OF LOAN LOSS EXPERIENCE

                                                                    YEAR
                                MARCH 31,   ----------------------------------------------------
                                  2000        1999       1998       1997       1996       1995
                                ---------   --------   --------   --------   --------   --------
                                                     (DOLLARS IN THOUSANDS)
Allowance for loan losses at
  beginning of year...........  $  8,065    $  6,466   $  3,741   $  2,522   $  2,072   $  1,781
Allowance of acquired banks...        --       3,591        368         --         --         --
Chargeoffs:
  Commercial, industrial and
     agricultural.............       186       4,531      1,256        795        114         41
  Real estate.................        --         286        359         81         56         95
  Consumer....................       145         975      1,291        883        789        446
                                --------    --------   --------   --------   --------   --------
          Total chargeoffs....       331       5,792      2,906      1,759        959        582
Recoveries:
  Commercial, industrial and
     agricultural.............        27         418        108         42         24         37
  Real estate.................        19         172         86         23          5          7
  Consumer....................        66         360        412        228        144        130
                                --------    --------   --------   --------   --------   --------
          Total recoveries....       112         950        606        293        173        174
                                --------    --------   --------   --------   --------   --------
Net chargeoffs................       219       4,842      2,300      1,466        786        408
Provision for loan losses.....       888       2,850      4,657      2,685      1,236        699
                                --------    --------   --------   --------   --------   --------
Allowance for loan losses at
  end of year.................  $  8,734    $  8,065   $  6,466   $  3,741   $  2,522   $  2,072
                                ========    ========   ========   ========   ========   ========
Loans at end of period, net of
  unearned income.............  $666,476    $632,777   $431,931   $282,902   $213,533   $152,440
Average loans, net of unearned
  income......................   650,563     535,754    340,813    254,146    175,772    130,672
Ratio of ending allowance to
  ending loans................      1.31%       1.27%      1.50%      1.32%      1.18%      1.36%
Ratio of net chargeoffs to
  average loans(1)............      0.13        0.90       0.67       0.58       0.45       0.31
Net chargeoffs as a percentage
  of:
  Provision for loan losses...     24.66      169.89      49.39      54.60      63.59      58.37
  Allowance for loan
     losses(1)................     10.03       60.04      35.57      39.19      31.17      19.69
Allowance for loan losses as a
  percentage of nonperforming
  loans(2)....................    166.05      216.22     172.93     146.42     111.49     230.22

(1) Interim period ratios have been annualized.

(2) Nonperforming loans include nonaccrual loans and loans contractually past due greater than 90 days.

     Nonperforming Loans. The following table represents the Corporation's nonperforming loans for the dates indicated.

                  NONACCRUAL, PAST DUE AND RESTRUCTURED LOANS

                                                                           DECEMBER 31,
                                                 MARCH 31,   ----------------------------------------
                                                   2000       1999     1998     1997     1996    1995
                                                 ---------   ------   ------   ------   ------   ----
                                                                (DOLLARS IN THOUSANDS)
Nonaccrual.....................................   $4,003     $3,097   $1,496   $1,169   $1,562   $544
Past due (contractually past due 90 days or
  more)........................................    1,257        575    2,243    1,386      700    356
Restructured...................................      111         58       --       --       --     --
                                                  ------     ------   ------   ------   ------   ----
                                                  $5,371     $3,730   $3,739   $2,555   $2,262   $900
                                                  ======     ======   ======   ======   ======   ====

     A delinquent loan is generally placed on nonaccrual status when it becomes 90 days or more past due and management believes, after considering economic and business conditions and collection efforts, that the borrower's financial condition is such that the collection of interest is doubtful. When a loan is placed on nonaccrual status, all interest which has been accrued on the loan but remains unpaid is reversed and deducted from earnings as a reduction of reported interest income. No additional interest income is accrued on the loan balance until the collection of both principal and interest becomes reasonably certain. When a problem loan is finally resolved, there may ultimately be an actual write-down or charge-off of the principal balance of the loan, which may necessitate additional charges to earnings.

     Investment Securities. The investment securities portfolio is a significant component of the Corporation's total earning assets. Total securities averaged $86.6 million in 1999, compared to $109.1 million in 1998 and $98.3 million in 1997. At March 31, 2000 and December 31, 1999, the Corporation's securities portfolio had an amortized cost of $74.2 and $74.5 million, respectively.

     The following table sets forth the amortized costs of the securities held by the Corporation at the dates indicated.

                              INVESTMENT PORTFOLIO

                                                   HELD TO MATURITY                              AVAILABLE FOR SALE
                                      -------------------------------------------   ---------------------------------------------
                                                           DECEMBER 31,                                     DECEMBER 31,
                                      MARCH 31,   -------------------------------     MARCH 31,     -----------------------------
                                        2000       1999     1998        1997            2000         1999      1998       1997
                                      ---------   ------   ------   -------------   -------------   -------   -------   ---------
                                                                        (DOLLARS IN THOUSANDS)
U.S. Treasury and agencies..........   $   --     $   --   $   --      $19,787         $13,104      $11,645   $20,965    $40,408
State and political subdivisions....    3,709      3,711    4,124        7,837          14,110       13,991    18,345      7,798
Mortgage-backed securities..........    1,736      1,766    2,602        6,109          41,070       42,292    48,894     12,867
Other investments...................       --         --       --          200             438        1,090     3,095      3,328
                                       ------     ------   ------      -------         -------      -------   -------    -------
        Total investment
          securities................   $5,445     $5,477   $6,726      $33,933         $68,722      $69,018   $91,299    $64,401
                                       ======     ======   ======      =======         =======      =======   =======    =======

     The following table shows the scheduled maturities and average yields of securities held at December 31, 1999.

                 MATURITY DISTRIBUTION OF INVESTMENT SECURITIES

                                                                                  MATURING
                                           --------------------------------------------------------------------------------------
                                                               AFTER ONE        AFTER FIVE
                                               WITHIN         BUT WITHIN        BUT WITHIN         AFTER TEN
                                              ONE YEAR        FIVE YEARS         TEN YEARS           YEARS             TOTAL
                                           --------------   ---------------   ---------------   ---------------   ---------------
                                           AMOUNT   YIELD   AMOUNT    YIELD   AMOUNT    YIELD   AMOUNT    YIELD   AMOUNT    YIELD
                                           ------   -----   -------   -----   -------   -----   -------   -----   -------   -----
                                                                           (DOLLARS IN THOUSANDS)
Securities available for sale:
 U.S. Treasury and agencies..............   $ --      --%   $ 5,445   5.60%   $ 5,205   6.53%   $   995   6.83%   $11,645   6.12%
 State and political subdivision.........    455    5.05      1,452   6.13        857   5.83     11,227   5.36     13,991   5.46
 Mortgage-backed securities..............     --      --      2,808   6.13      5,309   6.61     34,175   6.33     42,292   6.35
 Other securities........................    420    6.43        403   6.45        267   5.62         --     --      1,090   6.24
                                            ----            -------           -------           -------           -------
       Total.............................   $875    5.71%   $10,108   5.86%   $11,638   6.50%   $46,397   6.11%   $69,018   6.13%
                                            ====    ====    =======   ====    =======   ====    =======   ====    =======   ====
Securities held to maturity:
 State and political subdivision.........   $715    4.89%   $ 2,379   4.91%   $   489   5.03%   $   128   7.00%   $ 3,711   4.99%
 Mortgage-backed securities..............    112    5.50          8   8.75        150   7.34      1,496   6.50      1,766   6.52
                                            ----            -------           -------           -------           -------
       Total.............................   $827    4.96%   $ 2,387   4.92%   $   639   6.23%   $ 1,624   6.50%   $ 5,477   5.48%
                                            ====    ====    =======   ====    =======   ====    =======   ====    =======   ====

     Short-Term Investments. The Corporation had $3.2 million in federal funds sold as of March 31, 2000. Short-term investments as of December 31, 1999 consisted of federal funds sold and short-term commercial paper of $5.8 million and $14.5 million, respectively. Typically, the Corporation's short-term investments consist primarily of federal funds, which averaged $15.1 million in 1999, compared to $27.2 million in 1998 and $23.1 million in 1997. Federal funds are a primary source of the Corporation's liquidity and are generally invested on an overnight basis. All of the short-term commercial paper held at December 31, 1999 matured in January 2000.

     In addition to liquidity management, the Corporation also utilizes short-term investments when the level of funds committed to lending and investment portfolios change, or the level of deposit generation changes.

     Deposits. During 1999, average total deposits increased $141.4 million, or 31.0% to $597.2 million, from $455.8 million in 1998. Average total deposits increased $94.7 million, or 26.2% to $455.8 million during 1998, from $361.1 million in 1997. The increase in average deposits for the two-year period ended December 31, 1999 represents an average annual compound growth rate of 28.6%. Deposit growth during this two-year period has been generated primarily through internal growth in the Corporation's various markets. Deposit growth attributed to the cash purchase of existing banks and branches totaled approximately $94.0 million dollars during same period. For the three months ended March 31, 2000, total deposits averaged $687.5 million which represents a $5.0 million, or .7% increase from total deposits of $682.5 million at December 31, 1999.

     The following table sets forth average deposits of the Corporation by category for the periods indicated.

                                AVERAGE DEPOSITS

                                                                                         YEAR ENDED
                                     THREE MONTHS ENDED     ---------------------------------------------------------------------
                                       MARCH 31, 2000               1999                    1998                    1999
                                    ---------------------   ---------------------   ---------------------   ---------------------
                                      AVERAGE     AVERAGE     AVERAGE     AVERAGE     AVERAGE     AVERAGE     AVERAGE     AVERAGE
                                      AMOUNT       RATE       AMOUNT       RATE       AMOUNT       RATE       AMOUNT       RATE
                                    OUTSTANDING    PAID     OUTSTANDING    PAID     OUTSTANDING    PAID     OUTSTANDING    PAID
                                    -----------   -------   -----------   -------   -----------   -------   -----------   -------
                                                                       (DOLLARS IN THOUSANDS)
Noninterest bearing demand
  deposits........................   $ 89,521        --%     $ 81,500        --%     $ 61,624        --%     $ 50,031        --%
Interest-bearing demand
  deposits........................    175,643      3.70       149,755      3.42       106,691      3.31        66,351      3.47
Savings deposits..................     34,036      2.92        32,248      2.91        30,155      2.95        32,070      2.92
Time deposits.....................    388,339      5.59       333,720      5.40       257,360      5.91       212,697      5.84
                                     --------                --------                --------                --------
        Total average deposits....   $687,539      4.24%     $597,223      4.04%     $455,830      4.30%     $361,149      4.34%
                                     ========      ====      ========      ====      ========      ====      ========      ====

     Deposits, and particularly core deposits, have historically been the Corporation's primary source of funding and have enabled the Corporation to meet successfully both its short-term and long-term liquidity needs. These core deposits represent 75.9% and 73.5% of the Corporation's total deposits at March 31, 2000, and December 31, 1999, respectively. The Corporation anticipates that such deposits will continue to be its primary source of funding in the future. The Corporation's loan-to-deposit ratio was 97.7% and 92.7% at March 31, 2000, and December 31, 1999, respectively, compared to 81.3% at December 31, 1998. The maturity distribution of the Corporation's time deposits over $100,000 at December 31, 1999 is shown in the following table.

                MATURITIES OF TIME DEPOSITS OF $100,000 OR MORE

             AT DECEMBER 31, 1999
-----------------------------------------------
 UNDER      3-6     6-12      OVER
3 MONTHS  MONTHS   MONTHS   12 MONTHS   TOTAL
--------  -------  -------  ---------  --------
            (DOLLARS IN THOUSANDS)
$74,533   $14,939  $55,827   $35,342   $180,641
========  =======  =======  =========  ========

     Borrowed Funds. During 1999, average borrowed funds increased $38.3 million, or 331.9%, to $49.9 million, from $11.5 million during 1998, which increased $9.1 million, or 373.6%, from $2.4 million during 1997. The average rate paid on borrowed funds during 1999, 1998 and 1997 was 5.3%, 5.1% and 5.3% respectively. For the three-month period ended March 31, 2000, average borrowed funds totaled $75.6 million which represents a $5.7 million increase from total borrowed funds of $69.9 million at December 31, 1999. Because of a relatively high loan-to-deposit ratio, the existence and stability of these funding sources are critical to the Corporation's maintenance of short-term and long-term liquidity.

     Borrowed funds consist primarily of two types of borrowings; advances from the FHLB and a note payable from a regional bank.

     The following is a summary, by year of maturity, of advances from the FHLB:

                                                                             DECEMBER 31,
                                                            -----------------------------------------------
                                       MARCH 31, 2000                1999                     1998
                                   ----------------------   ----------------------   ----------------------
                                     WEIGHTED                 WEIGHTED                 WEIGHTED
YEAR                               AVERAGE RATE   BALANCE   AVERAGE RATE   BALANCE   AVERAGE RATE   BALANCE
----                               ------------   -------   ------------   -------   ------------   -------
                                                            (DOLLARS IN THOUSANDS)
2000.............................      6.59%      $ 7,000       6.07%      $ 1,000         --%      $    --
2003.............................      4.99        15,660       5.05        17,660       5.05        17,660
2004.............................      5.21        25,000       5.21        25,000         --            --
2005.............................      7.24         5,000         --            --         --            --
2008.............................      5.52         2,500       5.52         2,500       5.24         5,500
2009.............................      5.65        16,340       5.65        16,340         --            --
2010.............................      5.91         6,340         --            --         --            --
                                                  -------                  -------                  -------
          Total..................      5.58%      $77,840       5.20%      $62,500       5.09%      $23,160
                                       ====       =======       ====       =======       ====       =======

     The above schedule is by contractual maturity. Certain advances are subject to call dates as follows: year 2000, $8,000,000; 2002, $28,000,000; 2003,
$2,500,000 and 2004, $2,000,000.

     The advances are secured by FHLB stock, agency securities and a blanket lien on certain residential real estate loans, all with a carrying value of approximately $111.0 million at March 31, 2000. The Corporation has remaining approximately $59.3 million in unused lines of credit with the FHLB subject to the availability of qualified collateral.

     As of March 31, 2000, the Corporation has borrowed $8.9 million under a $15.0 million line of credit with a regional bank. Interest is one and one-quarter (1.25%) percentage points in excess of the applicable LIBOR Index Rate. The line matures May 1, 2001.

     The Corporation also has available approximately $26.6 million in unused federal funds lines of credit with regional banks, subject to certain restrictions and collateral requirements.

     Stockholders' Equity. Stockholders' equity increased $851,000 to $69.7 million during the three-month period ended March 31, 2000 from $68.8 million at December 31, 1999, primarily as a result of $902,000 in net income offset by an increase in the unrealized loss on securities available for sale. Stockholders' equity increased $2.9 million during 1999 to $68.8 million at December 31, 1999 from $66.0 million at December 31, 1998. The increase in stockholders' equity during 1999 consisted of $2.9 million net income and $2.3 million in proceeds from the issuance of common stock. This increase was offset by a $2.3 million unrealized loss on securities available for sale, net of taxes.

     Regulatory Capital. The table below represents the Corporation's actual regulatory and minimum regulatory capital requirements at March 31, 2000 and December 31, 1999:

                                 MARCH 31, 2000

                                                                  FOR CAPITAL
                                                                   ADEQUACY          TO BE WELL
                                                 ACTUAL            PURPOSES          CAPITALIZED
                                             ---------------    ---------------    ---------------
                                             AMOUNT    RATIO    AMOUNT    RATIO    AMOUNT    RATIO
                                             -------   -----    -------   -----    -------   -----
                                                            (DOLLARS IN THOUSANDS)
Total Risk-Based Capital...................  $72,564   10.77%   $53,919   8.00%    $67,399   10.00%
Tier 1 Risk-Based Capital..................   64,135    9.52     26,960   4.00      40,439    6.00
Leverage Capital...........................   64,135    7.71     33,294   4.00      41,618    5.00

                               DECEMBER 31, 1999

                                                                  FOR CAPITAL
                                                                   ADEQUACY          TO BE WELL
                                                 ACTUAL            PURPOSES          CAPITALIZED
                                             ---------------    ---------------    ---------------
                                             AMOUNT    RATIO    AMOUNT    RATIO    AMOUNT    RATIO
                                             -------   -----    -------   -----    -------   -----
                                                            (DOLLARS IN THOUSANDS)
Total Risk-Based Capital...................  $71,288   10.61%   $53,746   8.00%    $67,182   10.00%
Tier 1 Risk-Based Capital..................   63,224    9.41     26,873   4.00      40,309    6.00
Leverage Capital...........................   63,224    7.74     32,671   4.00      40,839    5.00

     Each of the Corporation's subsidiaries is required to maintain risk-based and leverage ratios equal to those required for the Corporation. Each of the banking subsidiaries were well capitalized at March 31, 2000 and December 31, 1999, as set forth in the following table:

                                                       MARCH 31, 2000                       DECEMBER 31, 1999
                                             -----------------------------------   -----------------------------------
                                             TOTAL RISK   TIER 1 RISK    TIER 1    TOTAL RISK   TIER 1 RISK    TIER I
                                               BASED         BASED      LEVERAGE     BASED         BASED      LEVERAGE
                                             ----------   -----------   --------   ----------   -----------   --------
The Bank...................................    10.98%         9.73%       8.17%      10.61%         9.41%       8.10%
Emerald Coast Bank.........................    10.38          9.49         N/A       10.04          9.51         N/A
C&L Bank...................................    14.10         12.85        9.44       14.08         12.84        9.21

IMPACT OF INFLATION

     Unlike most industrial companies, the assets and liabilities of financial institutions such as the Corporation are primarily monetary in nature. Therefore, interest rates have a more significant effect on the Corporation's performance than do the effects of changes in the general rate of inflation and changes in prices. In addition, interest rates do not necessarily move in the same direction or in the same magnitude as the prices of goods and services. The Corporation seeks to manage the relationships between interest sensitive assets and liabilities in order to protect against wide interest rate fluctuations, including those resulting from inflation.

                          SUPPLEMENTAL QUARTERLY DATA

     A summary of the unaudited results of operations of the Corporation for each quarter indicated as follows (in thousands, except per share data):

                                                                  THREE MONTHS ENDED
                                            ---------------------------------------------------------------
                                            MARCH 31,   JUNE 30,   SEPTEMBER 30,   DECEMBER 31,   MARCH 31,
                                              1999        1999         1999            1999         2000
                                            ---------   --------   -------------   ------------   ---------
Total interest income.....................   $11,915    $12,851       $14,580        $16,211       $16,649
Total interest expense....................     5,609      6,078         6,930          8,132         8,284
Net interest income.......................     6,306      6,773         7,650          8,079         8,365
Provision for loan losses.................       244        298         1,445            863           888
Securities (losses) gains.................       (20)        79             6             18            --
Merger related costs......................        69        622            53             --            --
Income before income taxes................       980        816         1,107            537         1,273
Net income................................       812        579           755            774           902
Basic and diluted net income per share....       .06        .04           .05            .05           .06

                                                                     THREE MONTHS ENDED
                                                     ---------------------------------------------------
                                                     MARCH 31,   JUNE 30,   SEPTEMBER 30,   DECEMBER 31,
                                                       1998        1998         1998            1998
                                                     ---------   --------   -------------   ------------
Total interest income..............................   $ 9,407    $ 9,819       $11,168        $12,078
Total interest expense.............................     4,545      4,578         5,231          5,852
Net interest income................................     4,862      5,241         5,937          6,226
Provision for loan losses..........................       440        853         2,275          1,089
Securities gains (losses)..........................        75         (6)          148             62
Merger related costs...............................        --         --            --          1,466
Income (loss) before income taxes..................     1,423        929        (1,814)          (977)
Net income (loss)..................................     1,028        818          (964)          (597)
Basic and diluted net income (loss) per share......       .08        .06          (.07)          (.05)

                        BUSINESS OF THE BANC CORPORATION

GENERAL

     The Banc Corporation is a bank holding company registered under the Bank Holding Company Act of 1956 ("BHCA") and, effective March 13, 2000, a financial holding company under the Gramm-Leach-Bliley Act ("GLBA"). The Corporation is incorporated under the laws of Delaware and headquartered in Birmingham, Alabama. Through its banking subsidiaries, the Corporation had assets of approximately $848.4 million, loans of approximately $666.5 million, deposits of approximately $681.8 million and stockholders equity of approximately $69.7 million as of March 31, 2000.

     The Corporation was established in April 1998 so that Warrior Capital Corporation could merge into the Corporation on September 24, 1998, and thereby change its name to "The Banc Corporation" and its domicile from Alabama to Delaware. Since then, the Corporation has grown through a combination of internal growth, the acquisition of existing community banks and branches and the opening of new bank centers. The Corporation has acquired two banks, six bank holding companies and three additional branches and has opened de novo locations in Birmingham, Decatur, Boaz and Andalusia, Alabama.

     On June 16, 2000, two of the Corporation's subsidiaries, Emerald Coast Bank, a federally chartered thrift, and C&L Bank, a Florida banking corporation, were merged into the Corporation's largest subsidiary, The Bank, an Alabama banking corporation. The former locations of Emerald Coast Bank will operate as Emerald Coast Bank, a branch of The Bank, and the former locations of C&L Bank will operate as C&L Bank, a branch of The Bank. The Banc Corporation offers a broad range of banking services in 30 locations in Alabama and the Florida panhandle.

     The Bank is headquartered in Birmingham, Alabama, and is 99.95% owned by the Corporation. The Bank became a subsidiary of the Corporation as a result of the Warrior merger. The Bank was known as Warrior Savings Bank until February 1998. The Bank has been in business as a full service commercial and retail bank since it was established in 1957 and had five branches at the time of the Warrior merger. During the fourth quarter of 1998, Commerce Bank and the banking subsidiaries of Commercial Bancshares of Roanoke, Inc., City National Corporation and First Citizens Bancshares, Inc. were merged with and into The Bank, expanding its market areas. In 1999, BankersTrust of Alabama, Inc. was merged with and into The Bank and The Bank opened or acquired four new branches. As a result, The Bank currently has 23 locations in Alabama. On February 3, 2000, The Bank was converted from an Alabama state chartered nonmember bank to a state member of the Federal Reserve System under the supervision and regulation of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") and the State of Alabama Banking Department.

     Prior to its merger into The Bank, Emerald Coast Bank was a federally chartered thrift regulated by the Office of Thrift Supervision. Emerald Coast Bank became a subsidiary of the Corporation on February 12, 1999, as a result of the merger of Emerald Coast Bancshares, Inc. with the Corporation. Emerald Coast Bank was originally a Florida state bank formed on August 30, 1996, and was converted into a federally chartered thrift in 1999. Emerald Coast Bank has four locations in Panama City Beach, Destin, Seagrove and Bay Point, Florida. Emerald Coast Bank has one subsidiary, Emerald Coast Financial Management, Inc., a Florida corporation, which provides investment services and insurance to Emerald Coast Bank's customers and others.

     Prior to its merger with The Bank, C&L Bank was a Florida banking corporation headquartered in Bristol, Florida, and had been in operation since 1975. C&L Bank became a subsidiary of the Corporation as a result of the Corporation's acquisitions of C&L Banking Corporation and its bank subsidiary, C&L Bank of Bristol, and C&L Bank of Blountstown on June 30, 1999. C&L Bank has three locations in the panhandle region of Florida.

     The principal executive offices of the Corporation and The Bank are located at 17 North 20th Street, Birmingham, Alabama 35203, and the telephone number is
(205) 326-2265. As used in this prospectus, the term "Corporation" refers to The Banc Corporation and its respective subsidiaries and affiliates, including The Bank, C&L Bank and Emerald Coast Bank, unless the context requires otherwise.

STRATEGY

     Operations. The Corporation's management team has historically been successful in the integration of multiple community banking organizations and in maximizing their returns. The Corporation operates under a community banking philosophy focusing on individuals and owner-managed and regional businesses that prefer local bank decision making and personalized service. To implement this strategy, the Corporation operates on a decentralized basis, emphasizing local knowledge and authority to make credit decisions. The branch presidents and chief executive officers of The Bank are responsible for the day-to-day operations and decisions for the branches under his or her supervision. The Corporation supplements this decentralized management approach with centralized policy oversight, credit review and management systems. The Corporation implements administrative and operations policies at each of its locations while retaining local management and directors as an advisory board to capitalize on their knowledge of the local community. The Corporation believes this strategy enables its banking subsidiaries to generate high yielding loans and to attract and retain low cost core deposits that provide substantially all of its banking subsidiaries' funding requirements.

     The Bank focuses on residential mortgage, consumer, commercial and real estate construction lending to customers in each of their respective local markets. The Bank also offers a variety of deposit programs to individuals and to businesses and other organizations at interest rates generally consistent with local market conditions. In addition, The Bank offers individual retirement, safe deposit and night depository facilities and additional services such as the sale of traveler's checks, money orders and cashier's checks.

     Market Areas. The Bank operates in Birmingham, Alabama, and its suburbs of Warrior, Morris and Mt. Olive, Alabama, in relatively rural northern Jefferson County. The Bank also operates branches in: Albertville, Andalusia, Boaz, Childersburg, Decatur, Frisco City, Gadsden, Guntersville, Huntsville, Kinston, Madison, Mignon, Monroeville, Opp, Rainbow City, Roanoke (2), Samson, and Sylacauga, Alabama; the panhandle region of Florida, including Destin, Panama City Beach, Seagrove, Bay Point, Altha, Blountstown and Bristol, Florida.

     Growth. Our future growth depends primarily on the expansion of the business of The Bank through internal growth, the opening of new branch offices in new markets and the acquisition of other financial institutions and branches. The ability to grow profitably through the opening or acquisition of new branches will depend primarily on, among other things, our ability to identify profitable, growing markets and branch locations within such markets, attract necessary deposits to operate such branches profitably and locate sound loans and investment opportunities within such markets.

     Since 1998, a substantial portion of our growth has been through the acquisition of eight financial institutions and their assets and deposits. In addition, we acquired three branches from a regional bank. We from time to time evaluate business combination opportunities and sometimes conduct discussions and due diligence activities in connection with them. As a result, business combination discussions and, in some cases, negotiations may take place and transactions involving cash, debt or equity securities might occur from time to time. Any future business combination or series of business combinations that the Corporation might undertake may be material, in terms of assets acquired or liabilities assumed to our financial condition. Any future acquisition is subject to approval by the appropriate bank regulatory agencies. See "Supervision and Regulation."

LENDING ACTIVITIES

     General. Through The Bank, we offer a range of lending services, including real estate, consumer and commercial loans, primarily to individuals and businesses and other organizations that are located in or conduct a substantial portion of their business in our market areas. The Corporation's total loans at March 31, 2000, were $666.5 million, or 89.6% of total earning assets. The interest rates charged on loans vary with the degree of risk, maturity and amount of the loan and are further subject to competitive pressures, money market rates, availability of funds and government regulations. The Bank has no foreign loans or loans for highly leveraged transactions.

  Loan Portfolio

     Real Estate Loans. Loans secured by real estate are a significant component of The Bank's loan portfolio, constituting $367.0 million, or 55.0% of total loans at March 31, 2000. The Bank's primary type of real estate loan is single family first mortgage loans, typically structured with fixed or adjustable interest rates, based on market conditions. Fixed rate loans usually have terms of five years or less, with payments through the date of maturity generally based on a 15 to 30-year amortization schedule. Adjustable rate loans generally have a term of 15 years. The Bank charges an origination fee on these loans.

     The Bank's nonresidential mortgage loans include commercial, industrial and raw land loans. The commercial real estate loans are typically used to provide financing for retail establishments, offices and manufacturing facilities. The Bank generally requires nonresidential mortgage loans to have an 80% loan-to-value ratio and usually underwrites commercial loans on the basis of the borrower's cash flow and ability to service the debt from earnings, rather than on the basis of the value of the collateral. Terms are typically five years and may have payments through the date of maturity based on a 15 to 30 year amortization schedule. Construction loans usually have a term of twelve months and generally require personal guarantees.

     Commercial, Industrial, and Agricultural Loans. The Bank makes loans for commercial purposes in various lines of business. These loans are typically made on terms up to 5 years at fixed or variable rates and are secured by accounts receivable, inventory or, in the case of equipment loans, the financed equipment. The Bank attempts to reduce its credit risk on commercial loans by limiting the loan to value ratio to 65% on loans secured by accounts receivable or inventory and 75% on equipment loans. The Bank also makes unsecured commercial loans. Commercial, industrial and agricultural loans constituted $218.2 million, or 32.7% of the Corporation's loan portfolio at March 31, 2000.

     Consumer Loans. Consumer lending includes installment lending to individuals in our market areas and consists of loans to purchase automobiles, recreational vehicles, mobile homes and appliances. Consumer loans constituted $74.9 million, or 11.2% of our loan portfolio at March 31, 2000. Consumer loans are underwritten based on the borrower's income, current debt, credit history and collateral. Terms generally range from four to five years on automobile loans and one to three years on other consumer loans.

  Credit Procedures and Review

     Loan Approval. There are credit risks associated with making any loan. These include prepayment risks, risks resulting from uncertainties in the future value of collateral, risks resulting from changes in economic and industry conditions and risks inherent in dealing with individual borrowers. In particular, longer maturities increase the risk that economic conditions will change and adversely affect collectibility.

     We use generally recognized loan underwriting criteria and attempt to minimize loan losses through various means. In particular, on larger credits, the Corporation generally relies on the cash flow of a debtor as the source of repayment and secondarily on the value of the underlying collateral. In addition, the Corporation attempts to utilize shorter loan terms in order to reduce the risk of a decline in the value of such collateral.

     We address repayment risks by adhering to internal credit policies and procedures that include officer and customer lending limits, a multi-layered loan approval process for larger loans, periodic documentation examination and follow-up procedures for any exceptions to credit policies. The point in our loan approval process at which a loan is approved depends on the size of the borrower's credit relationship with the Corporation.

     Loan Review. We have a loan review process designed to promote early identification of credit quality problems. A risk rating system is employed whereby each loan is assigned a rating which corresponds to the perceived credit risk. Risk ratings are subject to independent review by a loan review department which also performs ongoing, independent review of the risk management process which includes underwriting, documentation and collateral control. Regular reports are made to senior management and the Board of Directors regarding credit quality as measured by assigned risk ratings and other measures, including, but not limited to, the level of past due percentages and non-performing assets. The loan review function is centralized and independent of the lending function. Review results are reported to the Audit Committee of the Board of Directors.

DEPOSITS

     The principal sources of funds for The Bank are core deposits, consisting of demand deposits, interest-bearing transaction accounts, money market accounts, savings deposits and certificates of deposit. Transaction accounts include checking, money market and negotiable order of withdrawal accounts that provide the banks with a source of fee income and cross-marketing opportunities, as well as a low-cost source of funds. Time and savings accounts also provide a relatively stable and low-cost source of funding. The largest source of funds for The Bank is certificates of deposit. Certificates of deposit in excess of $100,000 are held primarily by customers in the Corporation's market areas.

     Deposit rates are set periodically by senior management of The Bank, subject to approval by management of the Corporation. Management believes that the rates The Bank offers are competitive with those offered by competing institutions in their market areas. The Bank focuses on customer service, not high rates, to attract and retain deposits.

COMPETITION

     The Bank encounters strong competition both in making loans and attracting deposits. Competition among financial institutions is based upon interest rates offered on deposit accounts, interest rates charged on loans and other credit and service charges. Customers also consider the quality and scope of the services rendered, the convenience of banking facilities and, in the case of loans to commercial borrowers, relative lending limits, and may also consider the fact that other banks offer different services. In addition, most of the Corporation's non-bank competitors are not subject to the same extensive federal regulations that govern bank holding companies and federally insured banks. See "Supervision and Regulation."

EMPLOYEES

     As of March 31, 2000, the Corporation and The Bank together employed approximately 366 individuals primarily at The Bank. We believe that our employee relations have been and continue to be good.

PROPERTIES

     The corporate headquarters of the Corporation are located at 17 North 20th Street, Birmingham, Alabama, in the John A. Hand Building, a 21-story building. As of December 21, 1999, the Corporation and The Bank, who jointly own the building, converted the building into condominiums known as The Bank Condominiums. The Corporation owns the Bank Unit, which consists of 4 floors of the building, including a branch of The Bank and the Corporation's headquarters, and intends to sell or lease the remaining condominium units for commercial or residential use.

     The Corporation and The Bank operate through 31 facilities, including its operations center. Of these, 24 are owned by the Corporation or its subsidiaries and 7 are leased. Rental expense on the leased properties totaled approximately $734,000 in 1999.

LEGAL PROCEEDINGS

     While the Corporation may from time to time be a party to various legal proceedings arising in the ordinary course of its business, the Corporation believes that there are currently no proceedings threatened or pending against the Corporation at this time that will individually, or in the aggregate, materially or adversely effect the Corporation's business or financial condition.

                           SUPERVISION AND REGULATION

     As a bank holding company registered with the Federal Reserve Board under the BHCA and, effective March 13, 2000, a financial holding company under the GLBA, the Corporation and The Bank are subject to the supervision, examination and reporting requirements of the Federal Reserve Act, the BHCA and GLBA. The BHCA and other federal laws subject bank holding companies to particular restrictions on the types of activities in which they may engage and to a range of supervisory requirements and activities, including regulatory enforcement actions for violations of laws and regulations.

     The supervision and regulation of bank holding companies and their subsidiaries are intended primarily for the protection of depositors, the deposit insurance funds of the Federal Deposit Insurance Corporation (the "FDIC") and the banking system as a whole, not for the protection of bank holding company stockholders or creditors. The banking agencies and certain other regulatory authorities with jurisdiction over activities permitted by the GLBA have broad enforcement power over financial holding companies and banks, including the power to impose substantial fines and other penalties for violation of laws and regulations. The following description summarizes some of the laws to which the Corporation and The Bank are subject. References herein to applicable statutes and regulations are brief summaries thereof, do not purport to be complete and are qualified in their entirety by reference to such statutes and regulations.

  Holding Company Regulation

     Recent Legislative Developments. The GLBA became law on November 12, 1999, and became effective March 11, 2000. The GLBA enables bank holding companies to acquire insurance companies and securities firms and effectively repeals depression-era laws which prohibited the affiliation of banks and these other financial services entities under a single holding company. Bank holding companies and other types of financial service entities may elect to become financial holding companies under the new law. Financial holding companies are permitted to engage in activities considered financial in nature, as defined in the GLBA, and may engage in a broader range of activities than bank holding companies or banks. The GLBA will enable financial holding companies to offer virtually any type of financial service, or services incident to financial services, including banking, securities underwriting, merchant banking and insurance (both underwriting and agency services). The new financial services authorized by the GLBA also may be engaged in by a "financial subsidiary" of a national or state bank, with the exception of insurance or annuity underwriting, insurance company portfolio investments, real estate investment and development, and merchant banking, all of which must be conducted under the financial holding company.

     To become a financial holding company, a bank holding company must provide notice to the Federal Reserve Board of its desire to become a financial holding company, and certify to the Federal Reserve Board that each of its bank subsidiaries is "well-capitalized," "well-managed" and has at least a "satisfactory" rating under the CRA. On February 12, 2000, the Corporation filed with the Federal Reserve Board its election to become a financial holding company. The Corporation's election was effective as of March 13, 2000.

     The GLBA establishes a system of functional regulation, under which the Federal Reserve Board will regulate the banking activities of financial holding companies and other federal regulators will regulate banks' financial subsidiaries. The SEC will regulate securities activities of financial holding companies and state insurance regulators will regulate their business activities. The GLBA also provides new protections against the transfer and use by financial institutions of consumers' non-public, personal information.

     Regulatory Restrictions on Dividends. The payment of dividends to the Corporation by The Bank is subject to certain restrictions imposed by state and federal banking laws, regulations and authorities. It is the policy of the Federal Reserve Board that bank holding companies should pay cash dividends on common stock only out of income available over the past year and only if prospective earnings retention is consistent with the organization's expected future needs and financial condition. The policy provides that bank holding companies should not maintain a level of cash dividends that undermines the bank holding company's ability to serve as a source of strength to its banking subsidiaries.

     The federal banking statutes prohibit federally insured banks from making any capital distributions, including a dividend payment if, after making the distribution, the institution would be "undercapitalized" as defined by the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"). In addition, the relevant federal regulatory agencies also have authority to prohibit an insured bank from engaging in an unsafe or unsound practice, as determined by the agency, in conducting an activity. The payment of dividends could be deemed to constitute such an unsafe or unsound practice, depending on the financial conditions of the banking subsidiaries. Regulatory authorities could impose administratively stricter limitations on the ability of The Bank to pay dividends to the Corporation if such limits were deemed appropriate to preserve certain capital adequacy requirements.

     The Bank is also restricted under Alabama law from declaring and paying dividends in excess of 90% of annual net income until such time as its surplus funds equal at least 20% of capital stock. The Bank's surplus is currently in excess of this amount.

     As of March 31, 2000, an aggregate of approximately $3.1 million was available for payment of dividends by the Corporation's subsidiaries to the Corporation under applicable restrictions, without obtaining regulatory approval. See "-- The Bank Regulation."

     Source of Strength. Under Federal Reserve Board policy, a bank holding company is expected to act as a source of financial strength to its banking subsidiaries and commit resources to their support. This support may be required by the Federal Reserve Board at times when, absent this policy, a bank holding company may not otherwise provide it. A bank holding company, in certain circumstances, could be required to guarantee the capital plan of an undercapitalized banking subsidiary. In addition, any capital loans by a bank holding company to any of its depository institution subsidiaries are subordinate in right of payment to deposits and to certain other indebtedness of the banks.

     In the event of a bank holding company's bankruptcy under Chapter 11 of the U.S. Bankruptcy Code, the bankruptcy trustee will assume any deficit under any commitment by the debtor holding company to any of the federal banking agencies to maintain the capital of a banking subsidiary, and any claim for breach of such obligation will generally have priority over most other unsecured claims.

     Under the Federal Deposit Insurance Act ("FDIA"), an FDIC-insured depository institution can be held liable for any loss incurred by, or reasonably expected to be incurred by, the FDIC in connection with (1) the default of a commonly controlled FDIC-insured depository institution or (2) any assistance provided by the FDIC to any commonly controlled FDIC-insured depository institution "in danger of default." "Default" is defined generally as the appointment of a conservator or receiver and "in danger of default" is defined generally as the existence of certain conditions indicating that a default is likely to occur in the absence of regulatory assistance. The FDIC's claim for damages is superior to claims of stockholders of the insured depository institution or its holding company but is subordinate to claims of depositors, secured creditors and holders of subordinated debt (other than affiliates) of the commonly controlled insured depository institution.

     Safe and Sound Banking Practices. Bank holding companies are not permitted to engage in unsafe or unsound banking practices. The Federal Reserve Board's Regulation Y, for example, generally requires a holding company to give the Federal Reserve Board prior notice of any redemption or repurchase of its own equity securities, if the consideration to be paid, together with the consideration paid for any repurchases or redemptions in the preceding year, is equal to 10% or more of the company's consolidated net worth. The Federal Reserve Board may oppose certain bank holding company activities if it believes that the activity would constitute an unsafe or unsound practice or would violate any law or regulation. Depending upon the circumstances, the Federal Reserve Board could take the position that paying a dividend would constitute an unsafe or unsound banking practice.

     The Federal Reserve Board has broad authority to prohibit activities of bank holding companies and their non-banking subsidiaries which represent unsafe or unsound banking practices or which constitute violations of laws or regulations, and can assess civil money penalties for certain activities conducted on a knowing and reckless basis, if those activities caused a substantial loss to a depository institution. The penalties can be as high as $1,000,000 for each day the activity continues.

     Capital Adequacy Requirements. The Corporation and The Bank, as members of the Federal Reserve System, are required to comply with the capital adequacy standards established by the Federal Reserve Board and federal bank regulatory agencies. The Federal Reserve Board has adopted two basic measures of capital adequacy for bank holding companies: a risk based measure and a leverage measure. All applicable capital standards must be satisfied for a bank holding company to be in compliance.

     The risk-based capital standards are designed to make regulatory capital requirements more sensitive to differences in risk profile among banks and bank holding companies, to account for off-balance-sheet exposure, and to minimize disincentives for holding liquid assets. Assets and off-balance-sheet items are assigned to broad risk categories, each with appropriate weights. The resulting capital ratios represent capital as a percentage of total risk-weighted assets and off-balance-sheet items.

     The minimum guideline for the ratio (the "Total Risk-Based Capital Ratio") of total capital ("Total Capital") to risk-weighted assets (including certain off-balance-sheet items, such as standby letters of credit) is 8%. At least half of Total Capital must comprise common stock, minority interests in the equity accounts of consolidated subsidiaries, noncumulative perpetual preferred stock, and a limited amount of cumulative perpetual preferred stock, less goodwill and certain other intangible assets ("Tier 1 Capital"). The remainder may consist of subordinated debt, other preferred stock, and a limited amount of loan loss reserves ("Tier 2 Capital").

     In addition, the Federal Reserve Board has established minimum leverage ratio guidelines for bank holding companies. These guidelines provide for a minimum ratio (the "Leverage Ratio") of Tier 1 Capital to average assets, less goodwill and certain other intangible assets, of 3% for bank holding companies that meet certain specified criteria, including having the highest regulatory rating. All other bank holding companies generally are required to maintain a Leverage Ratio of at least 3%, plus an additional cushion of 100 to 200 basis points. The Corporation's Leverage Ratio at March 31, 2000, was 7.71%. The guidelines also provide that bank holding companies experiencing internal growth or making acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels without significant reliance on intangible assets. Furthermore, the Federal Reserve Board has indicated that it will consider a tangible Tier 1 Capital Leverage Ratio (deducting all intangibles) and other indicia of capital strength in evaluating proposals for expansion or new activities.

     The federal bank regulatory agencies' risk-based and leverage ratios are minimum supervisory ratios generally applicable to banking organizations that meet certain specified criteria, assuming that they have the highest regulatory rating. Banking organizations not meeting these criteria are expected to operate with capital positions well above the minimum ratios. The federal bank regulatory agencies may set capital requirements for a particular banking organization that are higher than the minimum ratios when circumstances warrant. Federal Reserve Board guidelines also provide that banking organizations experiencing internal growth or making acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels, without significant reliance on intangible assets.

     The Bank is subject to risk based and leverage capital requirements that are substantially similar to those established by the Federal Reserve Board for bank holding companies. Each of the Corporation's banking subsidiaries were in compliance with the applicable minimum capital requirements as of March 31, 2000. See "Management's Discussion and Analysis of Financial Condition and Results of Operations." Failure to meet capital guidelines could subject The Bank to a variety of enforcement remedies by federal bank regulatory agencies, including termination of deposit insurance by the FDIC, and to certain restrictions on business.

     The following is a table of the Corporation's and its subsidiaries' regulatory capital ratios at March 31, 2000:

                                                                   MARCH 31, 2000
                                                      ----------------------------------------
                                                       TOTAL RISK-    TIER 1 RISK-
                                                      BASED CAPITAL   BASED CAPITAL   LEVERAGE
                                                          RATIO           RATIO        RATIO
                                                      -------------   -------------   --------
Corporation.........................................      10.77%           9.52%        7.71%
The Bank............................................      10.98            9.73         8.17
Emerald Coast Bank..................................      10.38            9.49          N/A
C&L Bank............................................      14.10           12.85         9.44

     Acquisitions by Bank Holding Companies. The BHCA requires every bank holding company to obtain the prior approval of the Federal Reserve Board before
(1) it may acquire all or substantially all of the assets of any bank; (2) it may acquire direct or indirect ownership or control of any voting shares of any bank, if after such acquisition it would own or control, directly or indirectly, more than 5% of the voting shares of such bank; or (3) it may merge or consolidate with any other bank holding company. In approving bank acquisitions by bank holding companies, the Federal Reserve Board is required to consider the financial and managerial resources and future prospects of the bank holding company and the banks concerned, the convenience and needs of the communities to be served including the parties' performance under the Community Reinvestment Act of 1977 ("CRA") and various competitive factors.

     The BHCA further provides that the Federal Reserve Board may not approve any transaction that would result in a monopoly or would be in furtherance of any combination or conspiracy to monopolize or attempt to monopolize the business of banking in any section of the United States, or the effect of which may be substantially to lessen competition or to tend to create a monopoly in any section of the country, or that in any other manner would be in restraint of trade, unless the anti-competitive effects of the proposed transaction are clearly outweighed by the public interest in meeting the convenience and needs of the community to be served.

     Control Acquisitions. The Change in Bank Control Act prohibits a person or group of persons from acquiring "control" of a bank holding company unless the Federal Reserve Board has been notified and has not objected to the transaction. Under a rebuttable presumption established by the Federal Reserve Board, the acquisition of 10% or more of a class of voting stock of a bank holding company with a class of securities registered under Section 12 of the Exchange Act, would, under the circumstances set forth in the presumption, constitute acquisition of control of that bank holding company.

     In addition, any company is required to obtain the approval of the Federal Reserve Board under the BHCA before acquiring 25% (and bank holding companies are required to obtain approval of the Federal Reserve Board before acquiring 5%) or more of the outstanding common stock of the Corporation, or otherwise obtaining control or a "controlling influence" over the Corporation.

     Branching. The BHCA, as amended by the interstate banking provisions of the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 (the "Interstate Banking Act"), repealed the prior statutory restrictions on interstate banking, so that the Corporation may acquire a bank located in any other state, and any bank holding company located outside Alabama may lawfully acquire any Alabama-based bank regardless of state law to the contrary, in either case subject to certain deposit-percentage, aging requirements and other restrictions. In addition, the Interstate Banking Act generally provided that after June 1, 1997, national and state-chartered banks may branch interstate through acquisitions of banks in other states.

     Alabama and Florida each have laws relating specifically to acquisitions of banks, bank holding companies and other types of financial institutions in each state, by financial institutions that are based in, and not based in those states. Alabama law sets five years as the minimum age of banks which may be acquired. Florida law requires that the bank to be acquired be in existence at least three years and the satisfaction of various provisions of state law before a bank may be acquired.

  The Bank Regulation

     The Bank is also subject to numerous state and federal statutes and regulations that affect its business, activities and operations, and each is supervised and examined by one or more state or federal bank regulatory agencies which is given authority to approve or disapprove mergers, establishment of branches, to prevent unsafe or unsound banking practices or other violations of law and similar actions.

     The Bank, an Alabama state chartered bank and member of the Federal Reserve System, is subject to regulation, supervision and examination by the Federal Reserve Board, FDIC and Alabama Banking Department.

     The deposits of The Bank are insured by the Bank Insurance Fund ("BIF") of the FDIC. Such supervision and regulation subjects The Bank to special restrictions, requirements, potential enforcement actions and periodic examination by the FDIC. In addition to the Federal Reserve Board's regulation of bank holding companies generally, the Federal Reserve is the primary regulatory authority of The Bank as a member of the Federal Reserve System.

     Restrictions on Transactions With Affiliates and Insiders. Transactions between The Bank and its affiliates, including the Corporation, are subject to Sections 23A and 23B of the Federal Reserve Act. In general, Section 23A imposes limits on the amount of such transactions, and also requires certain levels of collateral for loans to affiliated parties. It also limits the amount of advances to third parties which are collateralized by the securities or obligations of the Corporation or any of its subsidiaries. Section 23B of the Federal Reserve Act generally requires that certain transactions between a bank and its respective affiliates be on terms substantially the same, or at least as favorable to such bank, as those prevailing at the time for comparable transactions with or involving other nonaffiliated persons. Federal banking law also prohibits a bank holding company and its subsidiaries from engaging in certain tie-in arrangements in connection with the extension of credit, the lease or sale of property or the furnishing of services.

     The restrictions on loans to directors, executive officers, principal stockholders and their related interests (collectively referred to herein as "insiders") contained in the Federal Reserve Act and Regulation O apply to all federally insured institutions and their subsidiaries and holding companies. These restrictions include limits on loans to one borrower and conditions that must be met before such a loan can be made. There is also an aggregate limitation on all loans to insiders and their related interests. These loans cannot exceed the institution's total unimpaired capital and surplus, and the FDIC may determine that a lesser amount is appropriate. Insiders are subject to enforcement actions for knowingly accepting loans in violation of applicable restrictions.

     Restrictions on Distribution of Subsidiary Bank Dividends and
Assets. Dividends paid by The Bank are, and will be for the foreseeable future, a substantial part of the Corporation's operating funds. The FDIC and Alabama Banking Department regulations govern the amount of dividends that may be paid by The Bank. Capital adequacy requirements serve to limit the amount of dividends that may be paid by banks. Under federal law, The Bank can not pay a dividend if, after paying the dividend, it would be "undercapitalized." The FDIC may declare a dividend payment to be unsafe and unsound even though the banking subsidiary would continue to meet its capital requirements after the dividend. See "-- Regulatory Restriction on Dividends."

     Examinations. The FDIC periodically examines and evaluates insured banks. Based upon such an evaluation, the FDIC may revalue the assets of the institution and require that it establish specific reserves to compensate for the difference between the FDIC-determined value and the bank's established book value of such assets. The Bank is also periodically examined by the Federal Reserve Board and the Alabama Banking Department as the appropriate federal or state bank regulatory agencies.

     Corrective Measures for Capital Deficiencies. The federal banking regulators are required to take "prompt corrective action" with respect to capital-deficient institutions. Agency regulations define, for each capital category, the levels at which institutions are "well capitalized," "adequately capitalized," "under capitalized," "significantly under capitalized" and "critically under capitalized." A "well capitalized" bank has a total risk based capital ratio of 10.0% or higher; a Tier 1 risk based capital ratio of 6.0% or higher; a leverage ratio of 5.0% or higher; and is not subject to any written agreement, order or directive requiring it to maintain a specific capital level for any capital measure. An "adequately capitalized" bank has a total risk based capital ratio of 8.0% or higher; a Tier 1 risk based capital ratio of 4.0% or higher; a leverage ratio of 4.0% or higher (3.0% or higher if the bank was rated a CAMEL 1 in its most recent examination report and is not experiencing significant growth); and does not meet the criteria for a well capitalized bank. A depository institution that has a Total Capital ratio of less than 8.0%, a Tier 1 Capital ratio of less than 4.0%, or a Leverage Ratio of less than 4.0% is considered to be "undercapitalized." A depository institution that has a Total Capital Ratio of less than 6.0%, a Tier 1 Capital ratio of less than 3.0%, or a Leverage Ratio of less than 3.0% is considered to be "significantly undercapitalized," and an institution that has a tangible equity capital to assets ratio equal to or less than 2.0% is deemed to be "critically undercapitalized." For purposes of the regulation, the term "tangible equity" includes core capital elements counted as Tier 1 Capital for purposes of the risk-based capital standards plus the amount of outstanding cumulative perpetual preferred stock (including related surplus), minus all intangible assets with certain exceptions. A depository institution may be deemed to be in a capitalization category that is lower than is indicated by its actual capital position if it receives an unsatisfactory examination rating.

     An institution that is categorized as undercapitalized, significantly undercapitalized, or critically undercapitalized is required to submit an acceptable capital restoration plan to its appropriate federal banking agency. Under FDICIA, a bank holding company must guarantee that subsidiary depository institution meet its capital restoration plan, subject to certain limitations. The obligation of a controlling bank holding company under FDICIA to fund a capital restoration plan is limited to the lesser of 5.0% of an undercapitalized subsidiary's assets and the amount required to meet regulatory capital requirements. An undercapitalized institution is also generally prohibited from increasing its average total assets, making acquisitions, establishing any branches, or engaging in any new line of business, except in accordance with an accepted capital restoration plan or with the approval of the FDIC. In addition, the appropriate federal banking agency is given authority with respect to any undercapitalized depository institution to take any of the actions it is required to or may take with respect to a significantly undercapitalized institution as described below if it determines "that those actions are necessary to carry out the purpose" of FDICIA.

     As of March 31, 2000, each of the Corporation's banking subsidiaries had the requisite capital levels to be classified as "well capitalized."

     In addition to requiring undercapitalized institutions to submit a capital restoration plan, federal banking regulations contain broad restrictions on certain activities of undercapitalized institutions including asset growth, acquisitions, branch establishment and expansion into new lines of business. With certain exceptions, an insured depository institution is prohibited from making capital distributions, including dividends, and is prohibited from paying management fees to control persons if the institution would be undercapitalized after any such distribution or payment.

     As an institution's capital decreases, the FDIC's enforcement powers become more extensive. A significantly undercapitalized institution is subject to mandated capital raising activities, restrictions on interest rates paid and transactions with affiliates, removal of management, and other restrictions. The FDIC has only very limited discretion in dealing with a critically undercapitalized institution and is virtually required to appoint a receiver or conservator.

     Banks with risk-based capital and leverage ratios below the required minimums may also be subject to certain administrative actions, including the termination of deposit insurance upon notice and hearing, or a temporary suspension of insurance without a hearing in the event the institution has no tangible capital.

     FDIC Insurance Assessments. Pursuant to FDICIA, the FDIC adopted a risk-based assessment system for insured depository institutions that takes into account the risks attributable to different categories and concentrations of assets and liabilities. The system assigns an institution to one of three capital categories: (1) well capitalized; (2) adequately capitalized; and (3) undercapitalized. These three categories are substantially similar to the prompt corrective action categories described above, with the "undercapitalized" category including institutions that are undercapitalized, significantly undercapitalized, and critically undercapitalized for prompt corrective action purposes. An institution is also assigned by the FDIC to one of three supervisory subgroups within each capital group. The supervisory subgroup to which an institution is assigned is based on a supervisory evaluation provided to the FDIC by the institution's primary federal regulator and information which the FDIC determines to be relevant to the institution's financial condition and the risk posed to the deposit insurance funds (which may include, if applicable, information provided by the institution's state supervisor). An institution's insurance assessment rate is then determined based on the capital category and supervisory category to which it is assigned. Under the risk-based assessment system, there are nine assessment risk classifications (i.e., combinations of capital groups and supervisory subgroups) to which different assessment rates are applied.

     FDICIA requires a system of risk-based assessments under which banks that pose a greater risk of loss to the FDIC will be required to pay a higher insurance assessment. Under the FDIA, insurance of deposits may be terminated by the FDIC upon a finding that the institution has engaged in unsafe and unsound practices, is in an unsafe or unsound condition to continue operations, or has violated any applicable law, regulation, rule, order, or condition imposed by the FDIC.

     Enforcement Powers. The federal banking agencies have broad enforcement powers, including the power to terminate deposit insurance, impose substantial fines and other civil and criminal penalties and appoint a conservator or receiver. Failure to comply with applicable laws, regulations and supervisory agreements could subject the Corporation or The Bank, as well as officers, directors and other institution-affiliated parties of these organizations, to administrative sanctions and substantial civil money penalties. The appropriate federal banking agency may appoint the FDIC as conservator or receiver for a banking institution (or the FDIC may appoint itself, under certain circumstances) if any one or more of a number of circumstances exist, including, without limitation, the fact that the banking institution is undercapitalized and has no reasonable prospect of becoming adequately capitalized; fails to become adequately capitalized when required to do so; fails to submit a timely and acceptable capital restoration plan; or materially fails to implement an accepted capital restoration plan. The Alabama Banking Department also has broad enforcement powers over The Bank, including the power to impose orders, remove officers and directors, impose fines and appoint supervisors and conservators.

     Community Reinvestment Act. The Bank is subject to the CRA. The CRA and the regulations issued thereunder are intended to encourage banks to help meet the credit needs of their service area, including low and moderate income neighborhoods, consistent with the safe and sound operations of the banks. These regulations also provide for regulatory assessment of a bank's record in meeting the needs of its service area when considering applications to establish branches, merger applications and applications to acquire the assets and assume the liabilities of another bank. The Financial Institutions Reform, Recovery and Enforcement Act of 1989 ("FIRREA") requires federal banking agencies to make public a rating of a bank's performance under the CRA. In the case of a bank holding company, the CRA performance record of the banks involved in the transaction are reviewed by federal banking agencies in connection with the filing of an application to acquire ownership or control of shares or assets of a bank or thrift or to merge with any other bank holding company. An unsatisfactory record can substantially delay or block the transaction. Each of the banking subsidiaries has received a satisfactory CRA rating from federal banking agencies.

     Consumer Laws and Regulations. In addition to the laws and regulations discussed herein, The Bank is also subject to certain consumer laws and regulations that are designed to protect consumers in transactions with banks. While the list set forth herein is not exhaustive, these laws and regulations include the Truth in Lending Act, the Truth in Savings Act, the Electronic Funds Transfer Act, the Expedited Funds Availability Act, the Equal Credit Opportunity Act, the Fair Housing Act and the GLBA, among others. These laws and regulations mandate certain disclosure requirements and regulate the manner in which financial institutions must deal with customers when taking deposits, making loans to or engaging in other types of transactions with such customers.

INSTABILITY OF REGULATORY STRUCTURE

     Various bills are routinely introduced in the United States Congress with respect to the regulation of financial institutions. Certain of these proposals, if adopted, could significantly change the regulations of banks and the financial services industry. The Corporation cannot predict whether any of these proposals will be adopted or, if adopted, how these proposals would affect the Corporation.

EFFECT ON ECONOMIC ENVIRONMENT

     The policies of regulatory authorities, especially the monetary policy of the Federal Reserve Board, have a significant effect on the operating results of bank holding companies and their subsidiaries. Among the means available to the Federal Reserve Board to affect the money supply are open market operations in U.S. Government securities, changes in the discount rate on member bank borrowings and changes in reserve requirements against member bank deposits. These means are used in varying combinations to influence overall growth and distribution of bank loans, investments and deposits, and their use may affect interest rates charged on loans or paid for deposits.

     Federal Reserve Board monetary policies have materially affected the operating results of commercial banks in the past and are expected to continue to do so in the future. The nature of future monetary policies and the effect of such policies on the business and earnings of the Corporation and its subsidiaries cannot be predicted.

                                   MANAGEMENT

     The following table sets forth certain information about directors and certain executive officers of the Corporation as of June 30, 2000:

NAME                                           AGE   POSITION WITH CORPORATION
----                                           ---   -------------------------
James A. Taylor..............................  58    Chairman of the Board, Chief Executive
                                                       Officer and President
David R. Carter..............................  48    Executive Vice President, Chief Financial
                                                       Officer and Director
James A. Taylor, Jr. ........................  35    Executive Vice President, General Counsel,
                                                       Secretary and Director
Terry DuBose.................................  52    Vice Chairman
James Mailon Kent, Jr.(1)....................  59    Vice Chairman
Larry D. Striplin, Jr.(1)....................  70    Vice Chairman
James R. Andrews, M.D........................  57    Director
Neal R. Berte, Ed.D..........................  59    Director
W. T. Campbell, Jr. .........................  53    Director
Peter N. Dichiara(2).........................  44    Director
K. Earl Durden(2)............................  63    Director
John F. Gittings.............................  53    Director
Steven C. Hays...............................  43    Director
Larry R. House...............................  56    Director
Thomas E. Jernigan, Jr.(2)...................  35    Director
Randall E. Jones.............................  46    Director
Mayer Mitchell...............................  67    Director
Ronald W. Orso, M.D.(1)......................  54    Director
Harold W. Ripps..............................  61    Director
Richard M. Scrushy...........................  47    Director
Jerry M. Smith...............................  60    Director
Michael E. Stephens..........................  56    Director
Marie Swift..................................  58    Director
T. Mandell Tillman...........................  51    Director
Johnny Wallis................................  71    Director

---------------

(1) Member of the Compensation Committee
(2) Member of the Audit Committee

     James A. Taylor has been Chairman of the Board and Chief Executive Officer of the Corporation since its incorporation in 1998. Mr. Taylor has served as President of the Corporation since February 1999. Mr. Taylor served as President of the Corporation from its incorporation until November 1998. Mr. Taylor served as Chairman of the Board, President and Chief Executive Officer of Warrior Capital Corporation from October 1997 until it was merged into the Corporation on September 24, 1998. Mr. Taylor was Founder, Chairman of the Board and Chief Executive Officer of Alabama National BanCorporation, a publicly-traded bank holding company based in Birmingham, Alabama, from its incorporation in 1986 until his retirement in April 1996. From 1981 until 1996, Mr. Taylor served as Chairman of the Board and Chief Executive Officer of various banks and bank holding companies that ultimately comprised Alabama National BanCorporation. Mr. Taylor is also on the Board of Directors of the American Sports Medicine Institute and Vesta Insurance Group, Inc., a publicly traded insurance holding company.

     David R. Carter has been Executive Vice President and Chief Financial Officer of the Corporation since September 1998. Mr. Carter has served as a Director of the Corporation since December 1998. Mr. Carter served as Executive Vice President and Chief Financial Officer of Warrior Capital Corporation from April 1998 until September 1998. Mr. Carter served as a consultant to Warrior Capital Corporation from January 1998 until April 1998. From June 1995 through January 1998, Mr. Carter served as the Chief Financial

Officer of Roxco, Ltd., a regional construction company. From February 1981 through January 1995, Mr. Carter served in various capacities with Trustmark, a publicly-traded bank holding company based in Jackson, Mississippi, including Chief Financial Officer from September 1988 until January 1995.

     James A. Taylor, Jr. has been Executive Vice President and General Counsel of the Corporation since September 1998. Mr. Taylor has served as a Director of the Corporation since December 1998 and Secretary of the Corporation since December 1998. Mr. Taylor served as Executive Vice President General Counsel and Secretary of The Bank from December 1998 until November 1999 and from June 21, 2000, to the present. Mr. Taylor was a director of Warrior Capital Corporation from October 1997 until it was merged into the Corporation on September 24, 1998 and served as Executive Vice President and General Counsel of Warrior Capital Corporation from April 1998 until September 1998. From June 1996 until April 1998, Mr. Taylor served as Vice President -- Legal Services for MedPartners, Inc., now Caremark Rx, Inc. From July 1994 until December 1996, Mr. Taylor served as outside general counsel to Alabama National BanCorporation. From August 1990 until March 1996, Mr. Taylor was in private practice with a law firm in Birmingham, Alabama. Mr. Taylor is the son of James A. Taylor. From November 1, 1999, to May 23, 2000, Mr. Taylor served as Senior Vice President -- Finance of Vesta Insurance Group, Inc.

     Terry DuBose has been a director of the Corporation and served as Vice Chairman since December 1998. Mr. DuBose has served The Bank as Chief Executive Officer -- Florida since June 2000. Mr. DuBose served as Chief Executive Officer and Chairman of Emerald Coast Bank until it was merged into The Bank on June 16, 2000. Mr. DuBose served as Chief Executive Officer and President of Emerald Coast Bancshares, Inc. from its inception in 1996 until it was merged into the Corporation on February 12, 1999. Mr. DuBose served as Chairman of the Board, President and Chief Executive Officer of SouthTrust of Northwest Florida Holding Company from January 1987 until 1996. Mr. DuBose served as President and Chief Executive Officer of First Bank of Marianna from 1978 until it was acquired by SouthTrust in 1987. Mr. DuBose serves on the Board of Directors of the Florida Banking Association, the Florida Government Relations Counsel and the Florida Community Bankers Counsel.

     James Mailon Kent, Jr. has been a director of the Corporation since September 1998 and served as a director of Warrior Capital Corporation from October 1997 until it was merged into the Corporation on September 24, 1998. Mr. Kent has served as Vice Chairman of the Corporation since December 1998. Mr. Kent served as a director of Alabama National BanCorporation from 1988 until 1996 and served as Vice Chairman of Alabama National BanCorporation from 1988 until 1994. Mr. Kent has been the owner of Mailon Kent Insurance Agency in Birmingham, Alabama for over 20 years.

     Larry D. Striplin, Jr. has been a member of the Board of Directors of the Corporation since September 1998 and served as a director of Warrior Capital Corporation from October 1997 until it was merged into the Corporation on September 24, 1998. Mr. Striplin has served as Vice Chairman of the Corporation since December 1998. Since October 1995, Mr. Striplin has been the Chairman and Chief Executive Officer of Nelson-Brantley Glass Contractors, Inc. and Chairman and Chief Executive Officer of Clearview Properties, Inc. Until October 1995, Mr. Striplin had been Chairman of the Board and Chief Executive Officer of Circle "S" Industries, Inc., a privately-owned bonding wire manufacturer. Mr. Striplin is a member of the Board of Directors of HEALTHSOUTH Corporation, a publicly-traded provider of rehabilitative health care services, Kulicke & Soffa Industries, Inc., a publicly-traded manufacturer of electronic equipment, and Vesta Insurance Group, Inc.

     James R. Andrews, M.D. has been a director of the Corporation since September 1998 and served as a director of Warrior Capital Corporation from October 1997 until it was merged into the Corporation on September 24, 1998. Dr. Andrews served as a director of Alabama National BanCorporation from 1989 until 1996. Dr. Andrews has practiced as an orthopedic surgeon specializing in sports-related injuries for over 25 years.

     Neal R. Berte, Ed.D. has been a director of the Corporation since September 1998. Dr. Berte has been the President of Birmingham-Southern College since 1975.

     W.T. Campbell, Jr. has been a director of the Corporation since October 30, 1998. Mr. Campbell served as President of City National Corporation and Chairman of the Board of Directors of City National from 1984 until it was merged into the Corporation on October 30, 1998, and was a director of City National Bank from 1984 until it was merged into The Bank. Mr. Campbell is a practicing attorney in Sylacauga, Alabama with the firm of McKay and Campbell.

     Peter N. Dichiara has been a director of the Corporation since September 1998 and served as a director of Warrior Capital Corporation from 1984 until it was merged into the Corporation on September 24, 1998. Mr. Dichiara has been the President of City Wholesale Grocery, a grocery supply company based in Birmingham, Alabama since October 1983.

     K. Earl Durden has been a director of the Corporation since December 1998. Mr. Durden served as a Director of Emerald Coast Bancshares, Inc. from its inception in 1996 until it was merged into the Corporation on February 12, 1999. Mr. Durden is the President, Chief Executive Officer and a director of Rail Management Corporation. Mr. Durden also serves as President and a director of the following companies: Copper Basin Railway, Inc., KWT Railway, Galveston Railway, Inc. and Grizzard Transfer, Inc., a small trucking company. Mr. Durden also served as Chairman, Executive Committee member and a director of the American Short Line and Regional Railroad Association. Mr. Durden has been heavily involved in the acquisition, ownership, start up and operation of short line railroads for the past twenty years.

     John F. Gittings has been a director of the Corporation since September 1999. Mr. Gittings also serves as President of The Bank-Monroeville. Mr. Gittings served as President, Chief Executive Officer, and director of First Citizens Bancorp, Inc., from 1996 until it was merged into the Corporation on October 31, 1998. Mr. Gittings served in various capacities for First Bank & Trust in Grove Hill, Alabama, from 1990 to 1996.

     Steven C. Hays has been a director of the Corporation since December 1998. Mr. Hays served as a director of Commerce Bank of Alabama, Inc. from April 1995 until it was merged into The Bank on November 6, 1998. Mr. Hays also served as Executive Vice President of Steel Processing Services, Inc. from 1981 until the sale of the company in 1993. He presently manages a number of personal investments.

     Larry R. House has been a director of the Corporation since September 1998 and served as a director of Warrior Capital Corporation from October 1997 until it was merged into the Corporation on September 24, 1998. From 1985 to 1992, he was Chief Operating Officer of HEALTHSOUTH Rehabilitation Corporation, now HEALTHSOUTH Corporation. From 1992 to 1993, Mr. House was President of HEALTHSOUTH International, Inc. From 1993 to 1998, Mr. House served as Chairman of the Board and Chief Executive Officer of MedPartners, Inc., now Caremark Rx, Inc. Mr. House is presently the Chairman of the Executive Committee of onehealthbank.com. Mr. House is also managing principal of VENTUREHOUSE, a venture capital firm headquartered in Birmingham, Alabama.

     Thomas E. Jernigan, Jr. has been a director of the Corporation since September 1998 and served as a director of Warrior Capital Corporation from December 1997 until it was merged into the Corporation on September 24, 1998. Mr. Jernigan has been the President of Marathon Corporation, a privately-held investment management company based in Birmingham, Alabama for over two years. Mr. Jernigan has held various positions with Marathon Corporation since 1989. Mr. Jernigan's father, Thomas E. Jernigan, holds the title of "Director Emeritus," a non-voting position.

     Randall E. Jones has been a director of the Corporation since December 1998. Mr. Jones served as a director of Commerce Bank of Alabama, Inc. from April 1995 until it was merged into The Bank on November 6, 1998. Mr. Jones is the owner and President of Randy Jones Insurance Agency, Inc., representing Nationwide Insurance Company since 1978. He is a past president of the Albertville Rotary Club and the Albertville Chamber of Commerce.

     Mayer Mitchell has been a director of the Corporation since September 1998 and served as a director of Warrior Capital Corporation from December 1997 until it was merged into the Corporation on September 24, 1998. He served as Chairman and Chief Executive Officer of The Mitchell Company, a real estate development firm based in Mobile, Alabama, from September 1955 until his retirement from the company on December 31, 1986. He is currently a co-owner of Mitchell Brothers, Inc., a private investment company. Mr. Mitchell is a former National President and Chairman of the Board of Directors of the American Israel Public Affairs Committee and a past member of the Board of Directors of AmSouth Bank N.A. of Mobile and Altus Bank of Mobile.

     Ronald W. Orso, M.D. has been a director of the Corporation since September 1998 and served as a director of Warrior Capital Corporation from October 1997 until it was merged into the Corporation on September 24, 1998. Dr. Orso served as a director of Alabama National BanCorporation from 1988 until 1997. Dr. Orso has practiced in the field of obstetrics and gynecology for over 23 years. He is the past Chairman of the Department of Obstetrics and Gynecology and the past president of the Medical Staff at Baptist Medical Center in Birmingham.

     Harold W. Ripps has been a director of the Corporation since September 1998 and served as a director of Warrior Capital Corporation from December 1997 until it was merged into the Corporation on September 24, 1998. He has served as a trustee of Colonial Properties Trust since 1995. In 1969, Mr. Ripps founded The Rime Companies, a real estate development, construction and management firm, headquartered in Birmingham, Alabama, specializing in the development of multi-family properties. Mr. Ripps has served The Rime Companies in an executive capacity since that time.

     Richard M. Scrushy has been a member of the Board of Directors of the Corporation since September 1998. Since 1984, Mr. Scrushy has been Chairman of the Board and Chief Executive Officer of HEALTHSOUTH Corporation. Mr. Scrushy has been a director of Caremark Rx, Inc., formerly MedPartners, Inc., since January 1993 and served as its Chairman of the Board of Directors from January 1998 through October 1998.

     Jerry M. Smith has been a director of the Corporation since September 1999. Mr. Smith served as a member of the Board of Directors of C&L Bank of Bristol from 1975 until it was acquired by the Corporation on June 30, 1999, and as a member of the Board of Directors of C&L Bank of Blountstown from 1987 until it was acquired by the Corporation and merged into C&L Bank of Bristol on June 30, 1999. Mr. Smith has been Chairman and President of First National Bank of Alachua in Alachua, Florida since 1971.

     Michael E. Stephens has been a director of the Corporation since September 1998 and served as a director of Warrior Capital Corporation from December 1997 until it was merged into the Corporation on September 24, 1998. He founded ReLife, Inc., a publicly-traded rehabilitation company based in Birmingham, Alabama, and was its Chairman and Chief Executive Officer from 1986 until 1994. Mr. Stephens also serves on the Boards of Directors of Rehabilitation Designs of America based in Kansas City, Kansas, and PsychPartners, Inc. based in Birmingham, Alabama. He is currently the Chairman and Chief Executive Officer of S Enterprises, Inc.

     Marie Swift has been a director of the Corporation since September 1998 and served as a director of Warrior Capital Corporation from its incorporation in 1982 until it was merged into the Corporation on September 24, 1998. Ms. Swift served as Secretary of the Corporation from September 1998 to December 1998. Ms. Swift has been President of The Bank -- Warrior since January 1998. Prior to that, she served as Senior Vice President of Warrior Savings Bank from 1982 until 1998.

     T. Mandell Tillman has been a director of the Corporation since December 1998. Mr. Tillman was a director of Commerce Bank of Alabama from April 1995 until it was merged into The Bank on November 6, 1998. Mr. Tillman has served as Chairman of the Board of Real Property Services, Inc. since 1985. He holds the MAI and CRE designations.

     Johnny Wallis has been a director of the Corporation since September 1998 and served as director of Warrior Capital Corporation from its incorporation in 1982 until it was merged into the Corporation on September 24, 1998. Mr. Wallis served as the Chairman of the Board, President and Chief Executive Officer of Warrior Capital Corporation until October 1997. Mr. Wallis served as President of The Bank until January 1998 and continues to serve as Chairman of the Board of The Bank -- Warrior.

CLASSIFIED BOARD OF DIRECTORS

     Pursuant to the terms of the Corporation's Restated Certificate of Incorporation (the "Corporation Certificate") and the Corporation's Bylaws, the Board of Directors of the Corporation is divided into three classes, with each class being as nearly equal in number as reasonably possible. One class holds office for a term that will expire at the annual meeting of stockholders to be held in 2001, a second class holds office for a term that will expire at the annual meeting of stockholders to be held in 2002, and a third class holds office for a term that will expire at the annual meeting of stockholders to be held in 2003. Each director holds office for the term to which he is elected and until his successor is duly elected and qualified. At each annual meeting of stockholders of the Corporation, the successors to the class of directors whose terms expire at such meeting are elected to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election. Messrs. Taylor, Berte, Carter, DuBose, Kent and Striplin and Drs. Andrew and Orso have terms expiring in 2001. Messrs. Campbell, Durden, Gittings, Jernigan, Jr., Mitchell, Ripps, Taylor, Jr. and Tillman have terms expiring in 2002. Messrs. Dichiara, Hays, House, Jones, Scrushy, Smith, Stephens and Wallis and Ms. Swift have terms expiring in 2003. The Board of Directors of the Corporation elects officers annually, and these officers serve at the discretion of the Board of Directors of the Corporation.

CERTAIN INFORMATION CONCERNING THE BOARD OF DIRECTORS AND ITS COMMITTEES

     The Board of Directors of the Corporation currently has two committees: the Audit Committee and the Compensation Committee. The Board of Directors as a whole acts in place of a nominating committee.

     The Audit Committee is responsible for reviewing and supervising the financial controls of the Corporation. The Audit Committee makes recommendations to the Board of Directors of the Corporation with respect to the Corporation's financial statements and the appointment of independent auditors, reviews significant audit and accounting policies and practices, meets with the Corporation's independent public accountants concerning, among other things, the scope of audits and reports, and reviews the performance of overall accounting and financial controls of the Corporation. The Audit Committee consists of Messrs. Dichiara, Durden and Jernigan, directors of the Corporation, and Roger Barker and Glenn Guthrie, directors of The Bank. During 1999, there were five meetings of the Audit Committee.

     The Compensation Committee is responsible for reviewing the performance of the officers of the Corporation and recommending to the Board of Directors of the Corporation annual salary and bonus amounts for all officers of the Corporation. The Compensation Committee also administers the Amended and Restated 1998 Incentive Stock Plan of the Corporation and the Commerce Bank of Alabama Stock Option Plan. The Compensation Committee consists of Messrs. Kent and Striplin and Dr. Orso. During 1999, there were four meetings of the Compensation Committee.

     The Board of Directors as a whole acts in place of a nominating committee. The Corporation's Bylaws provide that nomination for the office of director may be made by stockholders only if written notice of such proposed nominations are delivered to or mailed and received at the principal executive offices of the Corporation not less than 60 days nor more than 90 days prior to the meeting at which the election is to be held; provided, however, that in the event that less than 70 days' notice, or prior public disclosure of the date of the meeting, is given, or made, to stockholders, then, notice by the stockholders, to be timely, must be so delivered or mailed and received not later than the close of business on the tenth day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made. Such stockholder's notice shall set forth (a) as to each person the stockholder proposes to nominate for election or re-election as a director (i) the person's name, age, business address, and residence address, (ii) the person's principal occupation or employment, (iii) the class and number of shares of the Corporation that the person beneficially owns and (iv) any other information relating to the person that is required to be disclosed in solicitations for proxies for election of directors pursuant to Section 14 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations promulgated thereunder; and (b) as to the stockholder giving the notice, (i) the name and record address of the stockholder, (ii) the class or series and number of shares of capital stock of the Corporation that are owned beneficially or of record by the stockholder, (iii) a description of all arrangements or understandings between the stockholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by the stockholder, (iv) a representation that such stockholder intends to appear in person or by proxy at the meeting to nominate the persons named in such notice, and (v) any other information relating to the stockholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for the election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder. Such notice must be accompanied by a written consent of each proposed nominee to be named as a nominee and to serve as a director, if elected.

     The Corporation may require any proposed nominee to furnish such other information as may reasonably be required by the Corporation to determine the eligibility of such proposed nominee to serve as a director of the Corporation.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

     Executive Officer Compensation. The following table presents certain information concerning compensation paid or accrued for services rendered to the Corporation in all capacities during the years ended December 31, 1999, 1998 and 1997, for the chief executive officer and the four other most highly compensated executive officers of the Corporation whose total annual salary and bonus in the last fiscal year exceeded $100,000. These executive officers are referred to collectively as the "named executive officers."

                           SUMMARY COMPENSATION TABLE

                                                                                              LONG-TERM
                                                                                             COMPENSATION
                                                         ANNUAL COMPENSATION                    AWARDS
                                           -----------------------------------------------   ------------
                                                                                OTHER         SECURITIES
                                                                               ANNUAL         UNDERLYING
NAME AND PRINCIPAL POSITION HELD           YEAR   SALARY ($)   BONUS ($)   COMPENSATION(1)   OPTIONS (#)
--------------------------------           ----   ----------   ---------   ---------------   ------------
James A. Taylor..........................  1999    $250,000    $150,000        $75,409          75,000
  Chairman of the Board and                1998     161,111      96,667         31,113         125,000
  Chief Executive Officer                  1997      25,000          --          4,200              --
Terry DuBose.............................  1999    $228,035    $     --        $28,653          50,000
  Vice Chairman of the Board,              1998     175,000      25,000         17,916              --
  Chief Executive Officer --               1997     160,718          --         17,524              --
  Florida of The Bank
James A. Taylor, Jr. (2).................  1999    $164,742    $     --        $62,792          15,000
  Executive Vice President,                1998     108,000      25,000         14,000          50,000
  General Counsel, Secretary               1997          --          --             --              --
  and Director
David R. Carter (3)......................  1999    $164,742    $     --        $61,817          15,000
  Executive Vice President,                1998     162,000      25,000          8,968          50,000
  Chief Financial Officer and              1997          --          --             --              --
  Director
Robert S. McKean (4).....................  1999    $135,663    $     --        $39,395          15,000
  President and Chief Executive            1998      86,000      10,000             --          10,000
  Officer of The Bank                      1997          --          --             --              --

---------------

(1) Represents the dollar value of board fees received and insurance premiums paid by the Corporation with respect to life, health, dental and disability insurance and automobile allowance for the benefit of the named executive officer.
(2) Mr. Taylor, Jr. received $13,500 in consultation fees in 1998, which is included in his reported 1998 salary.
(3) Mr. Carter received $40,500 in consultation fees in 1998, which is included in his reported 1998 salary.
(4) Mr. McKean received $10,000 in consultation fees in 1998, which is included in his reported 1998 salary.

     Option Grants in 1999. The following table contains information concerning the grant of stock options under the Amended and Restated 1998 Stock Incentive Plan, and the Commerce Bank of Alabama Incentive Stock Option Plan to the named executive officers.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                              INDIVIDUAL GRANTS
                         ---------------------------                              ALTERNATIVE TO
                         NUMBER OF      PERCENT OF                                 (F) AND (G):
                         SECURITIES   TOTAL OPTIONS/                                GRANT DATE
                         UNDERLYING        SARS                                       VALUE
                          OPTIONS/      GRANTED TO                                --------------
                            SARS        EMPLOYEES      EXERCISE OF                  GRANT DATE
                          GRANTED       IN FISCAL      BASE PRICE    EXPIRATION   PRESENT VALUE
NAME                        (#)            YEAR          ($/SH)         DATE           $(1)
----                     ----------   --------------   -----------   ----------   --------------
James A. Taylor........    75,000         31.38%          10.50      6/14/2009       $408,000
Terry DuBose...........    50,000         20.92           11.00      2/15/2009        273,500
James A. Taylor, Jr....    15,000          6.28           10.50      6/14/2009         81,600
David R. Carter........    15,000          6.28           10.50      6/14/2009         81,600
Robert S. McKean.......    15,000          6.28           10.50      6/14/2009         81,600

---------------

(1) The fair value of the options granted was based upon the Black-Scholes pricing model. The Corporation used the following weighted average assumptions for 1999: a risk free interest rate of 6.12%, a volatility factor of .39%, a weighted average expected to be of options (in years) of
    6.5 and a dividend yield of 0%.

     Aggregated Option Exercises in 1999 and Option Values at Year End. The following table provides information with respect to options exercised by the named executive officers during 1999 and the number and value of securities underlying unexercised options held by the named executive officers at December 31, 1999.

                 AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL
                      YEAR AND YEAR-END OPTION/SAR VALUES

                                                    NUMBER OF SECURITIES    VALUE OF UNEXERCISED
                                                   UNDERLYING UNEXERCISED       IN-THE-MONEY
                                                      OPTIONS/SARS AT         OPTIONS/SARS AT
                                                      FISCAL YEAR-END         FISCAL YEAR-END
                            SHARES       VALUE              (#)                     ($)
                         ACQUIRED ON    REALIZED        EXERCISABLE/            EXERCISABLE/
NAME                     EXERCISE (#)     ($)          UNEXERCISABLE           UNEXERCISABLE
----                     ------------   --------   ----------------------   --------------------
James A. Taylor........       --           --          65,000/135,000                --
Terry DuBose...........       --           --           20,000/30,000                --
James A. Taylor, Jr....       --           --           23,000/42,000                --
David R. Carter........       --           --           23,000/42,000                --
Robert S. McKean.......       --           --            7,000/18,000                --

EMPLOYMENT AGREEMENTS

     James A. Taylor. Pursuant to the executive employment agreement entered into between the Corporation and James A. Taylor in October 1997, Mr. Taylor will serve as Chairman of the Board and Chief Executive Officer of the Corporation and Chairman of the Board of The Bank. In addition, Mr. Taylor will be nominated to serve as a director of the Corporation and each of its subsidiaries. Mr. Taylor will receive a minimum annual base compensation of $250,000 plus a bonus of 15% of the base amount per quarter.

     Under this agreement, Mr. Taylor will be entitled to receive other benefits including a car allowance and country club dues and may participate in other executive compensation plans. The agreement is for a term of three years which is renewable daily for an additional three-year term, and it is terminable by the Corporation only upon three years' notice. If Mr. Taylor is terminated for any reason other than "cause" as defined in the agreement (including constructive termination), he shall receive three years' base compensation, directors' fees and all benefits or their cash equivalents and be entitled to a "gross-up" payment to cover any excise tax imposed on any severance payment to Mr. Taylor.

     Mr. Taylor's employment agreement was amended (in November 1999) to include as part of his compensation the rental payments for the condominium the Corporation will provide for Mr. Taylor as a residence.

     The Corporation entered into a deferred compensation agreement with Mr. Taylor on July 23, 1998. That agreement provides that the Corporation shall fund the premium of two life insurance policies on Mr. Taylor's life which will provide a split dollar benefit to the Corporation and Mr. Taylor's estate in the event of his death. Upon the termination of Mr. Taylor's employment for reasons other than death or Cause (as defined in the agreement), Mr. Taylor will become entitled to receive 15 annual payments in the approximate amount of $140,000 commencing April 15, 2007.

     Terry DuBose. The Corporation entered into an employment agreement with Terry DuBose on February 12, 1999. Under the terms of his employment agreement, Mr. DuBose will serve as Vice Chairman of the Corporation and Chairman of the Board and Chief Executive Officer of Emerald Coast Bank. The agreement is for a term of three years which is renewable daily for a three-year term and terminable by the Corporation only upon three years' notice. Mr. DuBose will receive a minimum annual compensation of $235,000. In addition, Mr. DuBose is entitled to receive other benefits such as performance bonuses, payment of country club fees and dues, life insurance, an automobile and payment of reasonable travel expenses, and may participate in all benefit plans provided by the Corporation. If Mr. DuBose is terminated for any reason other than "cause" as defined in the agreement, Mr. DuBose shall receive his annual compensation for the three years following his termination. In the event of a "Change in Control" as defined in the agreement, the Corporation shall pay Mr. DuBose his average monthly compensation as calculated per the agreement for thirty-six months.

     J. Daniel Sizemore. The Corporation had an employment agreement with J. Daniel Sizemore from November 6, 1998, until he resigned his employment on February 15, 1999. Mr. Sizemore was employed in November 1998 as President and Chief Operating Officer of the Corporation, President and Chief Executive Officer of The Bank and President of The Bank's Albertville branch. In addition, Mr. Sizemore served as a director of the Corporation and each of its subsidiary banks. The agreement provided for minimum annual compensation of $270,000 including salary, director's fees and bonuses and entitled Mr. Sizemore to receive other benefits such as a car allowance, country club dues and life insurance and participation in other executive compensation plans. The agreement was for a term of three years, was renewable daily for a three-year term and terminable by the employer only upon three years' notice.

     On February 15, 1999, Mr. Sizemore and the Corporation entered into a three-year Non-Competition and Referral Agreement pursuant to which Mr. Sizemore resigned from the Corporation and terminated his employment. Under this agreement, Mr. Sizemore will receive a total of $240,000: $20,000 each month from March 1999 to August 1999, $10,500 each month from September 1999 to February 2000, and $5,000 per month from March 2000 to February 2001. As part of this agreement, Mr. Sizemore agreed to refer $12,000,000 in loans to the Corporation's subsidiaries. In addition, Mr. Sizemore agreed not to compete directly or indirectly with the Corporation and not to solicit the employment of any employee of the Corporation.

     James A. Taylor, Jr. The Corporation has entered into an employment agreement with James A. Taylor, Jr., dated as of January 1, 1999. Under his employment agreement, Mr. Taylor, Jr. will serve as the Executive Vice President, General Counsel and Secretary of the Corporation and Executive Vice President, General Counsel and Secretary of The Bank. In addition, Mr. Taylor, Jr. will be nominated to serve as a director of the Corporation and its subsidiaries. Mr. Taylor, Jr. resigned his position as Executive Vice President, General Counsel and Secretary of the Bank on November 1, 1999. He continues to serve as a director of The Bank. Mr. Taylor, Jr. will receive a base salary of $162,000 per year and is eligible for bonuses. In addition, he is entitled to receive other benefits, including a car allowance and country club or athletic club dues and may participate in all other executive compensation plans. The term of the agreement is three years and will be reviewed at least annually by the Corporation's Board of Directors for the extension of the term for an additional three-year period. If Mr. Taylor, Jr. is terminated for any reason other than "cause" as defined in the agreement, he shall receive three years' base compensation, director's fees and all benefits or their cash equivalents. In addition, he would be entitled to a "gross up" payment to cover any excise tax imposed on any severance payment. Mr. Taylor, Jr.'s agreement was renewed on March 21, 2000, for a three year term.

     W. T. Campbell, Jr. On October 30, 1998, Mr. Campbell entered into an employment agreement with the Corporation and The Bank for a three year term. Mr. Campbell will serve as the Chairman of the Board for The Bank of Sylacauga and will receive a minimum annual salary of $135,000. The agreement provides that Mr. Campbell will be entitled to receive other benefits, including a life insurance policy and may participate in other executive compensation plans. The agreement is terminable by the Corporation only upon prior notice for a period equal to the remaining term. If Mr. Campbell is terminated for any reason other than "cause" as defined in this agreement, Mr. Campbell shall receive his annual compensation for three years following termination and may not, directly or indirectly, carry on, engage in or solicit similar business with any customer of the Corporation in any county where the Corporation or its subsidiaries do business. Mr. Campbell's contract was renewed as of October 30, 1999, for an additional three-year period.

     John F. Gittings. On October 30, 1998, Mr. Gittings entered into an employment agreement with the Corporation and The Bank for a three-year term. Mr. Gittings serves as Chief Executive Officer of The BankMonroeville and receives a minimum annual salary of $100,000. The agreement provides that Mr. Gittings will be entitled to receive other benefits, including life insurance, an automobile and may participate in other executive compensation plans. The Corporation may terminate the agreement only upon prior notice for a period equal to the remaining term of the agreement. If Mr. Gittings is terminated for any reason other than "cause" as defined in the agreement, Mr. Gittings shall receive his annual compensation for three years following termination and may not, directly or indirectly, carry on, engage in or solicit similar business with a customer of the Corporation in any county where the Corporation or its subsidiaries do business.

     Marie Swift. On January 1, 1998, The Bank entered into an employment agreement with Marie Swift, a director of the Corporation. Ms. Swift serves as President of The Bank of Warrior. The term of the agreement is for three years and will be reviewed annually by the Board of Directors. Ms. Swift receives a base salary of $100,000 per year plus any bonus which may be approved by The Bank's Board of Directors. In addition, The Bank must provide Ms. Swift an automobile. Ms. Swift's agreement was renewed as of January 1, 2000, for an additional three-year period.

     Johnny Wallis. On January 1, 1998, The Bank entered into an employment agreement with Johnny Wallis, a director of the Corporation. Mr. Wallis serves as Chairman of the Board and Chief Executive Officer of The Bank. The term of the agreement is for three years and will be reviewed annually by the Board of Directors. Mr. Wallis receives a base salary of $100,000. In addition, The Bank must provide Mr. Wallis an automobile.

     David R. Carter. The Corporation has entered into an employment agreement with David R. Carter, effective as of January 1, 2000. Under his employment agreement, Mr. Carter will serve as the Executive Vice President and Chief Financial Officer of the Corporation and Executive Vice President and Chief Financial Officer of The Bank. In addition, Mr. Carter will receive a base salary of $162,000 per year and is eligible for bonuses. In addition, he is entitled to receive other benefits including a car allowance and country club or athletic club dues and may participate in all other executive compensation plans. The term of the agreement is three years and will be reviewed at least annually by the Corporation's Board of Directors for the extension of the term for an additional three-year period. If Mr. Carter is terminated for any reason other than "cause" as defined in the agreement, he shall receive three years base compensation, director's fees and all benefits or their cash equivalents. In addition, he would be entitled to a "gross up" payment to cover any excise tax imposed on any severance payment to Mr. Carter.

DIRECTOR COMPENSATION

     Directors of the Corporation receive $1,500 compensation for each meeting of the board attended and a retainer of $1,500 per quarter for serving as directors of the Corporation. Directors are eligible to receive the grant of stock options under the Corporation's Second Amended and Restated 1998 Stock Incentive Plan.

     The following directors of the Corporation have entered into Deferred Compensation Agreements with the Corporation effective as of September 1, 1999:
Andrews, Berte, Campbell, Carter, Dichiara, Durden, Gittings, Hays, House, Jernigan, Jones, Kent, Orso, Ripps, Scrushy, Stephens, Swift, Taylor, Taylor, Jr., Tillman. Taylor, Kent and Jernigan also have Deferred Compensation Agreements with The Bank. These agreements provide that the Corporation will establish and fund investments in a Deferral Account for the director as provided in the agreement. Upon termination of a director's employment other than death or following a change in control, the Corporation shall pay the director within 60 days of termination the amount equal to the Deferral Account Balance. If the director is terminated following a change in control, the Corporation must pay the director the primary and secondary benefits. The primary benefit is the Deferral Account balance at the end of the Plan year immediately preceding the director's termination of service, which is payable to the director in ten equal annual installments. The secondary benefit is the amount equal to the growth in the Deferred Account and must be paid within 60 days of the end of each plan year.

MANAGEMENT MATTERS

     There are no arrangements or understandings known to the Corporation between any of the directors, nominees for director or executive officers of the Corporation and any other person pursuant to which any such person was or is to be nominated or elected as a director or an executive officer except as otherwise disclosed herein. The following directors of the Corporation were elected or nominated to the Board of Directors of the Corporation in connection with certain acquisitions: Steven C. Hays, Randall E. Jones and T. Mandell Tillman -- Commerce Bank of Alabama, Inc.; W.T. Campbell, Jr. -- City National Corporation; K. Earl Durden and Terry DuBose -- Emerald Coast Bancshares Inc.; and Jerry M. Smith -- C&L Banking Corporation and C&L Bank of Blountstown. See "Management of Corporation -- Incumbent Directors and Executive Officers" and "Executive Compensation and Other Information -- Employment Agreements".

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Messrs. Kent, Jr., Striplin, Jr. and Dr. Orso comprise the Compensation Committee. None of the members of the Compensation Committee is a former or current officer or employee of the Corporation of the Corporation or any of its subsidiaries.

INCENTIVE PLANS

     Corporation Incentive Plan. The objectives of the Second Amended and Restated 1998 Stock Incentive Plan of The Banc Corporation are to further the growth and development of the Corporation and its subsidiaries by (1) encouraging selected Participants who contribute or are expected to contribute materially to the Corporation's success to obtain proprietary interests in the Corporation to encourage them so as to promote the best interests of the Corporation and (2) affording the Corporation a means of attracting qualified personnel. The Corporation Stock Incentive Plan covers 1,500,000 shares of Corporation common stock. Those shares may be, in whole or in part, authorized but unissued shares or issued shares that have been re-acquired by the Corporation. The Corporation Stock Incentive Plan authorizes the grant of options to purchase Corporation common stock. The options may be qualified as incentive stock options under Section 422 of the Internal Revenue Code of 1986 (the "Code") if so determined at the time of grant. The Corporation Stock Incentive Plan also authorizes other awards, including stock appreciation rights, restricted stock and performance shares.

     The Corporation Stock Incentive Plan is administered by the Compensation Committee. The Compensation Committee, subject to the approval of the Board of Directors and the provisions of the Corporation Stock Incentive Plan, has full power to determine the types of awards to be granted, to select the individuals to whom awards will be granted, to fix the number of shares that each optionee may purchase, to set the terms and conditions of each option, and to determine all other matters relating to the Corporation Stock Incentive Plan. The Corporation Stock Incentive Plan provides that the Compensation Committee will select grantees from among employees, officers, directors, consultants, agents, independent contractors and other persons who contributed or are expected to contribute materially to the success of the Corporation or its subsidiaries.

     The option exercise price of each option shall be determined by the Compensation Committee, but shall not be less than 100% of the fair market value of the shares on the date of grant in the case of incentive options. No incentive option may be granted to any employee who owns, on the date of grant, stock representing in excess of 10% of the combined voting power of all classes of stock of the Corporation or a subsidiary unless the exercise price for stock subject to such options is at least 110% of the fair market value of such stock at the time of grant and the option term does not exceed five years. The aggregate fair market value of stock with regard to which incentive options are exercisable by an individual for the first time during any calendar year may not exceed $100,000. The terms and conditions of each option shall be fixed from time to time by the Compensation Committee. As of June 15, 2000, the Compensation Committee has approved grants under the Corporation Stock Incentive Plan of options to purchase 696,500 shares at an exercise price equal to "Fair Market Value" (as defined in the Corporation Stock Incentive Plan) on the date of the grant.

     The Commerce Bank of Alabama Option Plan. On May 4, 1995, the Commerce Bank of Alabama, Inc. shareholders adopted the Commerce Bank of Alabama Incentive Stock Option Plan for the benefit of key employees of Commerce. The Commerce Option Plan authorizes the grant of options to purchase Commerce common stock intended to qualify as Incentive Options and the grant of non-qualified options. The Commerce Option Plan was assumed by the Corporation pursuant to the merger of Commerce with and into The Bank. As of December 31, 1999, there were outstanding options under the Commerce Option Plan to purchase 30,169 shares of Corporation common stock at a price of $6.24 per share.

     The Corporation Executive Incentive Compensation Plan. The Corporation has adopted the Executive Incentive Compensation Plan. Pursuant to this plan, the Corporation will pay to the participants of the plan a one-time cash bonus in the aggregate amount equal to three percent of the amount that the total market capitalization (as defined in the plan) on the determination date exceeds the total market capitalization on January 5, 2000. The determination date is defined as the earlier of (1) January 5, 2003, or (2) the date on which the Corporation ceases to be publicly traded. James A. Taylor is the only participant of the Executive Incentive Compensation Plan.

CERTAIN TRANSACTIONS AND RELATIONSHIPS

     The Bank, Emerald Coast Bank and C&L Bank have entered into transactions with their directors, executive officers, significant stockholders and their affiliates. Such transactions were made in the ordinary course of business on substantially the same terms and conditions, including interest rates and collateral, as those prevailing at the same time for comparable transactions with other customers, and did not, in the opinion of management of The Bank, Emerald Coast Bank and C&L Bank involve more than normal credit risk or present other unfavorable features.

     On February 12, 1999, Emerald Coast Bancshares, Inc. was merged with and into the Corporation. As a result of the merger, K. Earl Durden and Terry DuBose, who became directors of the Corporation on December 15, 1998, received 407,068 and 85,483 shares of Corporation common stock, respectively.

     Emerald Coast Land Management leases three branches to The Bank. The rent payments totaled $419,342 in 1999. Emerald Coast Land Management is owned by certain directors and officers of the Corporation and The Bank, including Terry DuBose and K. Earl Durden.

     James A. Taylor, Chairman of the Board, Chief Executive Officer and President of the Corporation and Chairman of the Board of The Bank, and Larry D. Striplin, Jr., Vice Chairman of the Corporation, are both members of the Board of Directors of Vesta Insurance Group, Inc. ("Vesta"). Effective September 30, 1999, Vesta entered into secured revolving credit facilities with the Corporation and The Bank in the aggregate amount of $20 million. The loans under these facilities bore interest rates varying from The Bank's Prime Rate to 2% over the interest rate earned on a certificate of deposit provided by Vesta as collateral. On December 30, 1999, Vesta repaid $15 million of the principal amount outstanding under these credit facilities. In connection with the repayment of this debt, the Corporation and Vesta restructured the credit facilities to consist of two lines of credit provided by The Bank as follows: a $5 million unsecured line, all of which was outstanding as of December 31, 1999, and a $10 million secured line of credit, none of which was outstanding as of December 31, 1999. The loans under these new credit facilities bore interest at The Bank's prime rate.

Subsequent to December 31, 1999, Vesta repaid the $5 million outstanding on the unsecured line of credit and canceled both credit agreements relating to the lines of credit effective February 29, 2000.

     In November 1999, James A. Taylor, Jr. was employed as Senior Vice President -- Finance of J. Gordon Gaines, Inc., a subsidiary of Vesta. Mr. Taylor, Jr. received an annual base salary of $140,000, 50,000 options to purchase Vesta common stock and a restricted stock award of 25,000 shares. Mr. Taylor resigned from his position with J. Gordon Gaines, Inc., effective as of May 23, 2000.

CHANGES IN REGISTRANT'S CERTIFYING ACCOUNTANTS

     On June 16, 1998, the Board of Directors of the Corporation approved the engagement of Ernst & Young LLP as its independent auditors for the three years ended December 31, 1998, to replace the firm of Dudley, Hopton-Jones, Sims & Freeman PLLP, who were the auditors of Warrior Capital Corporation, the predecessor of the Corporation. The reports of Dudley, Hopton-Jones, Sims & Freeman PLLP on Warrior Capital Corporation's financial statements for the past two fiscal years did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

     In connection with the audits of Warrior Capital Corporation's financial statements for each of the two fiscal years ended December 31, 1997, and in the subsequent interim period, there were no disagreements with Dudley, Hopton-Jones, Sims & Freeman PLLP on any matters of accounting principles or practices, financial statement disclosure or auditing scope and procedures which, if not resolved to the satisfaction of Dudley, Hopton-Jones, Sims & Freeman PLLP, would have caused Dudley, Hopton-Jones, Sims & Freeman PLLP to make reference to the matter in their report. The Corporation has requested Dudley, Hopton-Jones, Sims & Freeman PLLP to furnish it a letter addressed to the Commission stating whether it agrees with the above statements, and Dudley, Hopton-Jones, Sims & Freeman has provided such letter.

                         SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth, to the best of the Corporation's knowledge, certain information regarding beneficial stock ownership of the Corporation as of June 15, 2000, by: (a) each director and named executive officer of the Corporation, (b) all directors and executive officers as a group, and (c) each stockholder known by the Corporation to be the beneficial owner of more than 5% of the outstanding Corporation common stock. Except as otherwise indicated, each person or entity listed below has sole voting and investment power with respect to all shares shown to be beneficially owned by him or it except to the extent such power is shared by a spouse under applicable law.

                                                         NUMBER OF SHARES     PERCENTAGE(1)(2)
                                                        OF THE CORPORATION       OF COMMON
NAME                               POSITION HELD           COMMON STOCK         STOCK OWNED
----                               -------------        ------------------    ----------------
James A. Taylor............  Chairman of the Board,
                             Chief Executive Officer
                               and President                  682,600(3)(4)         4.72%
Terry DuBose...............  Vice Chairman; Chairman
                             and Chief Executive
                               Officer of Emerald
                               Coast Bank                     262,204(6)(19)        1.82%
James Mailon Kent, Jr......  Vice Chairman                    214,000(7)            1.49%
Larry D. Striplin, Jr......  Vice Chairman                    228,000(7)(8)         1.59%
David R. Carter............  Executive Vice President,
                             Chief Financial Officer
                               and Director                    31,000(5)               *
James A. Taylor, Jr........  Executive Vice President,
                               General Counsel,
                               Secretary and Director         166,000(5)            1.15%
James R. Andrews, M.D......  Director                         297,000(9)            2.06%
Neal R. Berte, Ed.D........  Director                          12,000(9)               *
W. T. Campbell, Jr.........  Director                         422,469(9)(10)        2.94%
Peter N. Dichiara..........  Director                         212,000(9)(11)        1.47%
K. Earl Durden.............  Director                         409,068(9)(20)        2.84%
John F. Gittings...........  Director                          54,813(12)(13)          *
Steven C. Hays.............  Director                          76,096(9)(14)           *
Larry R. House.............  Director                         105,800(9)               *
Thomas E. Jernigan, Jr.....  Director                          24,000(7)               *
Randall E. Jones...........  Director                          49,866(9)               *
Mayer Mitchell.............  Director                         107,000(9)(15)           *
Ronald W. Orso, M.D........  Director                         222,000(9)(16)        1.54%
Harold W. Ripps............  Director                         212,000(9)            1.47%
Richard M. Scrushy.........  Director                         227,000(9)            1.58%
Jerry M. Smith.............  Director                         177,585(12)           1.23%
Michael E. Stephens........  Director                         232,353(9)            1.62%
Marie Swift................  Director                          54,500(9)               *
T. Mandell Tillman.........  Director                          56,172(9)(17)           *

                                                         NUMBER OF SHARES     PERCENTAGE(1)(2)
                                                        OF THE CORPORATION       OF COMMON
NAME                               POSITION HELD           COMMON STOCK         STOCK OWNED
----                               -------------        ------------------    ----------------
Johnny Wallis..............  Director                         107,000(9)               *
All executive officers and
  directors as a group (26
  persons).................                                 4,642,526(18)          31.84%

---------------

 (1) Except as otherwise noted herein, percentage is determined on the basis of 14,385,021 shares of Corporation common stock outstanding plus securities deemed outstanding pursuant to Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Under Rule 13d-3, a person is deemed to be a beneficial owner of any security owned by certain family members and any security of which that person has the right to acquire beneficial ownership within 60 days, including, without limitation, shares of Corporation common stock subject to currently exercisable options. An asterisk indicates beneficial ownership of less than one percent.
 (2) Percent for each named individual is calculated by treating any shares subject to options that are held by the named individual and that are exercisable within the next 60 days as if outstanding, but treating such option shares held by others and shares subject to options held by the named individual but not exercisable within 60 days as not outstanding.
 (3) Does not include 32,100 shares owned by his wife, or 30,000 shares owned by his son, Brett Taylor of which he disclaims ownership. Mr. Taylor's address is 17 North 20th Street, Birmingham, Alabama 35203.
 (4) Includes 80,000 shares subject to options.
 (5) Includes 26,000 shares subject to options.
 (6) Includes 156,721 shares held as Trustee for the Emerald Coast Bank Profit Sharing Plan, of which he maintains voting control, and 14,247 held by his spouse.
 (7) Includes 4,000 shares subject to options.
 (8) Includes 6,000 shares as Custodian.
 (9) Includes 2,000 shares subject to options.
(10) Includes 3,300 shares held by his minor children.
(11) Includes 210,000 shares held by City Wholesale Grocery Co., Inc., of which he is the President.
(12) Includes 1,000 shares subject to options.
(13) Includes 900 shares held by spouse.
(14) Includes 4,046 shares held for the benefit of his minor children.
(15) Includes 105,000 shares held by Mitchell Holdings, L.P. of which he is president of Mitchell Investment Holdings Inc., the general partners.
(16) Includes 210,000 shares held by Birmingham OB/GYN Pension Plan, of which he is Trustee.
(17) Includes 4,620 shares held for the benefit of children and 3,802 shares held by his spouse.
(18) Includes 198,000 shares subject to options.
(19) Includes 20,000 shares subject to options.
(20) Includes 203,534 shares held as co-trustee.

                    DESCRIPTION OF THE PREFERRED SECURITIES

DEFINITIONS OF MATERIAL AGREEMENTS

     For purposes of this prospectus:

     - the "Indenture" means the Subordinated Indenture, dated as of           ,
       2000, as amended and supplemented from time to time, between the Corporation and State Street Bank and Trust Company, as the indenture trustee, under which the subordinated debentures will be issued,

     - the "Trust Agreement" means the Amended and Restated Trust Agreement, under which the preferred securities and the common securities will be
       issued, dated as of           , 2000, as amended and supplemented from
       time to time, among the Corporation,                , as Depositor, State
       Street Bank and Trust Company, as property trustee, and the administrative trustees named therein,

     - the "Guarantee" means the Guarantee Agreement relating to the guarantee of the Corporation, between the Corporation, as guarantor and State Street Bank and Trust Company, as the guarantee trustee, on behalf of the holders of the preferred securities, and

     - the "Expense Agreement" means the Agreement as to expenses and liabilities between the Corporation and the Trust.

     The preferred securities and the common securities will be issued pursuant to the terms of the Trust Agreement, which is qualified as an indenture under the Trust Indenture Act of 1939 (the "Trust Indenture Act"). This summary is not complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Trust Agreement, including the definitions portion of the Trust Agreement, and the Trust Indenture Act. The form of each agreements referenced above has been filed as an exhibit to the registration statement, which is on file with the SEC. This prospectus is a part of the registration statement. See "Where You Can Find More Information."

GENERAL

     The Trust will issue the preferred securities and the common securities (collectively, the "trust securities"). The Corporation will own 100% of the common securities and you may purchase the preferred securities. The preferred securities will represent undivided preferred beneficial interests in the assets of the Trust, and each holder will be entitled to a preference in respect of certain distributions by the Trust and amounts payable on redemption or liquidation of the Trust. Otherwise, the preferred securities will generally rank the same as the common securities.

     The preferred securities, as well as the subordinated debentures, are
scheduled to mature on           , 2030.

     The property trustee will hold the subordinated debentures which have been issued in trust for the benefit of the holders of trust securities. The guarantee will be subordinated to most of the Corporation's other obligations and liabilities. The guarantee will not provide for the payment of distributions (as described below) or amounts payable on redemption of the preferred securities if the Trust does not have funds available to make such payments. See "Description of Guarantee."

     If we do not make required payments on the subordinated debentures held by the Trust, taking into account our right to defer the payments for up to 20 consecutive quarters, the Trust will be unable to pay any distributions to you. In such event, you may make a claim directly against the Corporation to enforce payment of the amounts due to you. See "Description of the Subordinated Debentures -- Enforcement of Certain Rights by Holders of Preferred Securities."

DISTRIBUTIONS

     Distributions on the preferred securities will be fixed at an annual rate
of      % of the liquidation amount of $25 per preferred security. Unpaid distributions that are past due will accumulate additional interest at an
annual rate of      % of the unpaid distributions, compounded quarterly. The
term "distribution" includes any additional amounts payable in respect of distributions unless otherwise stated.

     Distributions on the preferred securities:

     - will be cumulative;

     - will accumulate from           , 2000, the date of initial issuance of
       the preferred securities; and

     - will be payable quarterly in arrears on March 31, June 30, September 30,
       and December 31 in each year, commencing           , 2000.

     The amount of distributions payable for any period will be computed on the basis of a 360-day year of twelve 30-day months. In the event that any date on which a distribution is payable is not a business day, the payment of that distribution will generally be made on the next business day (and without any additional interest). "Business day" means any day other than a Saturday or a Sunday, or a day on which banking institutions in Birmingham, Alabama are authorized or required by law or executive order to remain closed or a day on which the Corporate Trust Office of the property trustee or the indenture trustee is closed for business.

     The Corporation may defer the payment to the Trust of interest on the subordinated debentures at any time for one or more extension periods (each an "Extension Period"). However, the Corporation may not defer any payments if it is in default under the Indenture. No Extension Period may extend beyond the maturity date of the subordinated debentures. If the Corporation elects to defer the payment of interest, then quarterly distributions on the preferred securities will be deferred by the Trust during the Extension Period. The distributions will continue to accumulate, with additional interest, generally
at an annual rate of      % compounded quarterly, during the Extension Period.
During an Extension Period, interest will continue to accrue and holders of preferred securities will be required to accrue interest income for United States Federal income tax purposes. See "United States Federal Income Tax Consequences."

     During any Extension Period, the Corporation may not:

     - declare or pay any dividends, make any distribution, or redeem, purchase, acquire or make a liquidation payment on any of its common stock; and

     - make any payment of interest, principal or premium on or repay, repurchase or redeem any debt securities issued by it (or the Trust) that rank equal or junior to the subordinated debentures (of which there are none at the time of this printing), or make any payments on any guarantee by the Corporation of any of its subsidiaries if such guarantee ranks equal or junior to the subordinated debenture.

     The Extension Period restrictions do not apply to:

     - repurchases, redemptions or other acquisitions of shares of the Corporation's common stock in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of any one or more employees, officers or directors, or a dividend reinvestment or shareholder stock purchase plan;

     - any declaration of a dividend in connection with any shareholders' rights plan, or the issuance of rights, stock or other property under any shareholders' rights plan, or the redemption or repurchase of rights pursuant to the plan;

     - dividends or distributions in shares of common stock; or

     - payments under the guarantee.

     When all accumulated amounts due to you are paid during an Extension Period, the Extension Period will terminate. However, the Corporation may begin another Extension Period under the same terms outlined above. There is no limit on the number of times the Corporation can elect to begin an Extension Period. In no way may any single Extension Period extend beyond 20 consecutive calendar quarters.

     We have no current intention of exercising our right to defer payments of interest by extending the interest payment period on the subordinated debentures.

REDEMPTION

     If the Corporation repays or redeems some or all of the subordinated debentures, whether at maturity or upon earlier redemption, the property trustee will apply the proceeds from the repayment or redemption to redeem the same proportionate amount of preferred securities and common securities. The Corporation will make this redemption not less than 30 nor more than 60 days after the notice of a date of redemption (the "Redemption Date"), at the Redemption Price (as defined below). See "Description of the Subordinated Debentures -- Redemption."

     If less than all the subordinated debentures are to be repaid or redeemed, then the aggregate liquidation amount of preferred and common securities to be redeemed will be allocated approximately 3% to the common securities and 97% to the preferred securities, except in the case of an event of default under the Indenture. See "-- Subordination of Common Securities."

     The Corporation will have the right, subject to Federal Reserve approval, if then required, to redeem the subordinated debentures:

     - at any time on or after           , 2005, in whole or in part from time
       to time; or

     - prior to           , 2005, in whole, but not in part, at any time within
       90 days following the occurrence and continuation of a Tax Event, an Investment Company Event or a Capital Treatment Event, each as defined below. See "Description of the Subordinated Debentures -- Optional Redemption."

SELECTED DEFINITIONS

     "Additional Sums" means the additional payments the Corporation is required by the Indenture to make under the subordinated debentures to cover certain charges imposed upon the Trust so that the funds available to the Trust for payment of distributions will not be reduced. An example of the Additional Sums could be any additional taxes, duties and other governmental charges that the Trust may incur.

     "Capital Treatment Event" means that, in the reasonable determination of the Corporation, as a result of:

     - any amendment to, or change, including any proposed change, in applicable laws or regulations or official interpretations thereof or policies with respect thereto; or

     - any official or administrative pronouncement or judicial decision interpreting or applying such laws or regulations, which amendment, change, pronouncement or decision is announced or is effective after the date of this prospectus, there is more than an insubstantial risk that the preferred securities will not then constitute Tier 1 capital of the Corporation for purposes of the capital adequacy guidelines of federal banking regulators (subject to the limitation imposed by the Federal Reserve that proceeds of the preferred securities will qualify for Tier 1 capital up to an amount not in excess of 25% of the Corporation's total Tier 1 capital).

     "Investment Company Event" means that the Corporation or the Trust has received an opinion of counsel, who may be an employee of or counsel to the Corporation, experienced in such matters that, as a result of the occurrence of a change, including any announced prospective change, in law or regulation or a written change, including any announced prospective change, in interpretation or application of law or regulation by any legislative body, court, governmental agency or regulatory authority on or after the date of this prospectus, there is more than an insubstantial risk that the Trust is or will be considered an "investment company" that is required to be registered under the Investment Company Act of 1940 (the "Investment Company Act").

     "Liquidation Amount" means the stated amount of $25 per trust security. The liquidation amount is the amount that you are entitled to receive if the Trust is terminated on or before the maturity date and its assets are distributed to the holders of its securities. You are entitled to receive this amount from the assets of the

Trust for distribution, after it has paid liabilities owed to its creditors, if the Trust has sufficient funds to pay this amount.

     "Redemption Price" means, with respect to any trust security, the liquidation amount of such trust security, plus accumulated and unpaid distributions to the Redemption Date, allocated on a pro rata basis (based on liquidation amounts) among the holders of trust securities.

     "Tax Event" means that the Corporation and the regular trustees, or, if the Trust has been terminated at the time, an appropriate representative of the holders of the subordinated debentures, have received an opinion of counsel experienced in such matters, who may be an employee of or counsel to the Corporation, to the effect that, as a result of:

     - any amendment to, or change, including any announced prospective change, in the laws, or any regulations under the laws, of the United States or any political subdivision or taxing authority affecting taxation;

     - any judicial decision or official administrative pronouncement, including any announced prospective change;

which amendment or change is effective, or which pronouncement or decision is announced, in each case, on or after the date of this prospectus, there is more than an insubstantial risk that:

     - the Trust is, or will be within 90 days of the date of the opinion of counsel, subject to United States federal income tax with respect to income accrued or received on the subordinated debentures;

     - the Trust is, or will be within 90 days of the date of the opinion of counsel, subject to more than a de minimis amount of taxes, duties or other governmental charges; or

     - interest payable to the Trust on the subordinated debentures is not, or within 90 days of the date of the opinion of counsel will not be, deductible, in whole or in part, by the Corporation for United States federal income tax purposes.

     If any event described in clause (1) or (2) of the definition of "Tax Event" above has occurred and is continuing and the Trust is the holder of all of the subordinated debentures, the Corporation will pay Additional Sums, if any, on the subordinated debentures (other than Additional Amounts with respect to withholding taxes).

DISTRIBUTION OF SUBORDINATED DEBENTURES

     We may at any time elect to dissolve the Trust and, after we have paid all of the liabilities of the Trust as provided by applicable law, cause the subordinated debentures to be distributed to you. However, we may only dissolve the Trust if we have received prior approval of the Federal Reserve, if then required. If we dissolve the Trust and distribute the subordinated debentures to you:

     - the preferred securities will no longer be outstanding;

     - the Depositary or its nominee, as the record holder of the preferred securities, will, upon the distribution of the subordinated debentures, receive a registered global certificate or certificates representing the subordinated debentures; and

     - any certificates representing preferred securities not held by the Depositary or its nominee will be deemed to represent the subordinated debentures having a principal amount equal to the liquidation amount of the preferred securities, accruing interest at the rates provided in the subordinated debentures from the last Distribution Date that occurred for the preferred securities until such certificates are surrendered.

     If the subordinated debentures are distributed, the Corporation will use its best efforts to list them on a national securities exchange or comparable automated quotation system in place of the preferred securities.

     If the subordinated debentures are distributed, until you surrender your preferred securities certificates to the administrative trustees or their agent for replacement by certificates representing an equal amount of subordinated debentures, no payments of principal or interest will be made to you with respect to those subordinated debentures.

REDEMPTION PROCEDURES

     The Trust may not redeem fewer than all of the outstanding preferred securities unless it has paid all accumulated and unpaid distributions on all preferred securities for all quarterly distribution periods terminating on or before the date of redemption. The Trust will only redeem the preferred securities if the Corporation has redeemed the subordinated debentures. The Trust may redeem preferred securities only in an amount equal to the funds it has on hand and legally available to pay the Redemption Price. See
"-- Subordination of Common Securities" and "Description of Guarantee."

     Unless there is a payment default, additional interest will stop accruing on those preferred securities called for redemption on the date they are called for redemption.

     The property trustee will give you notice of the redemption at least 30 but not more than 60 days before the date fixed for redemption. If notice of redemption is given, then, by 12:00 noon, New York City time, on the date of redemption, if the funds are available for payment, the property trustee will, for preferred securities held in book-entry form:

     - deposit with The Depository Trust Company ("DTC") funds sufficient to pay the Redemption Price; and

     - give DTC irrevocable instructions and authority to pay the Redemption Price to the holders of the preferred securities.

     With respect to preferred securities not held in book-entry form, if funds are available for payment, the property trustee will:

     - deposit with the paying agent for the preferred securities funds sufficient to pay the Redemption Price; and

     - give the paying agent irrevocable instructions and authority to pay the Redemption Price to the holders of preferred securities upon surrender of their certificates evidencing the preferred securities.

     Notwithstanding the foregoing, distributions payable on or before the date of redemption for any preferred securities called for redemption will be payable to the holders on the relevant record dates.

     Once notice of redemption is given and funds are deposited as required, then all rights of the holders of preferred securities called for redemption will cease, except the right to receive the Redemption Price, but without interest after the date of redemption. At that time, those preferred securities will cease to be outstanding.

     Payment of the Redemption Price on the preferred securities and any distribution of subordinated debentures to holders of preferred securities will be made to the applicable record holders on the relevant record date, which date will be one business day before the relevant redemption date or liquidation date, as applicable; provided, however, that in the event that any preferred securities are not in book-entry form, the relevant record date for those preferred securities will be a date at least 15 days prior to the redemption date or liquidation date, as applicable. In the case of a liquidation, the record date will be no more than 45 days before the liquidation date.

     If any date fixed for redemption is not a business day, then payment of the Redemption Price will be made on the next day that is a business day, without any interest or other payment for the delay. If the next business day falls in the next calendar year, the payment will instead be made on the immediately preceding business day.

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     If payment of the Redemption Price for the preferred securities called for redemption is improperly withheld or refused and not paid, either by the Trust or by the Corporation under the guarantee, then distributions on those preferred securities will continue to accumulate at the then applicable rate, from the date of redemption to the date of actual payment. In this case, the actual payment date will be the date fixed for redemption for purposes of calculating the Redemption Price.

     The Corporation or its affiliates may at any time and from time to time purchase outstanding preferred securities, by tender, in the open market or by private agreement, and may resell preferred securities.

     If the Trust plans to redeem less than all the preferred securities and common securities, then the aggregate liquidation amount of preferred and common securities to be redeemed will be allocated approximately 3% to the common securities and 97% to the preferred securities, except if an Event of Default has occurred. In such case, holders of preferred securities will be paid first. See "-- Subordination of the Common Securities" immediately below for a more complete discussion. The property trustee will select the particular preferred securities to be redeemed on this pro rata basis not more than 60 days before the date of redemption by any method the property trustee deems fair and appropriate, or if the preferred securities are then held in book-entry form, in accordance with DTC's customary procedures.

SUBORDINATION OF COMMON SECURITIES

     Payment of distributions on, and the Redemption Price of, the preferred securities and common securities will be made on a proportionate basis, based on the aggregate Liquidation Amounts of the preferred securities and common securities. However, if a Debenture Event of Default has occurred and is continuing, then no payment of any distribution will be made on any of the common securities, unless all unpaid amounts due on the preferred securities have been paid in full or provided for, as appropriate.

     In the case of any Event of Default under the Trust Agreement resulting from a Debenture Event of Default, the Corporation, as the holder of the common securities, will be deemed to have waived any right to act upon the Event of Default under the Trust Agreement until the effects of all Events of Default under the Trust Agreement regarding the preferred securities have been cured, waived or otherwise eliminated. Until that time, the property trustee shall act solely on behalf of the holders of the preferred securities.

LIQUIDATION DISTRIBUTION UPON DISSOLUTION

     We will have the right at any time to dissolve the Trust, and after paying all the expenses and liabilities of the Trust, distribute the subordinated debentures to you. However, we may only dissolve the Trust if we have received prior approval of the Federal Reserve, if approval is then required. See
"-- Distribution of Subordinated Debentures" above.

     In addition, the Trust will dissolve:

     - on the expiration of the term of the Trust, which currently expires on
                 , 2030;

     - upon the bankruptcy of the Corporation;

     - upon the filing of a certificate of dissolution or its equivalent of the Corporation;

     - upon our delivery of a written direction to the property trustee to dissolve the Trust, which we may do in our discretion; or

     - upon entry of a court order for the dissolution of the Trust.

     In the event of a dissolution, after the Trust pays all amounts owed to its creditors, the holders of the preferred securities and common securities issued by the Trust will be entitled to receive:

     - cash, if the dissolution arises from redemption of the subordinated debentures, equal to the aggregate Liquidation Amount of each preferred security and common security specified in this prospectus, plus accumulated and unpaid distributions to the date of payment; or

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

     - subordinated debentures, if the dissolution does not arise from redemption of the subordinated debentures, in an aggregate principal amount equal to the aggregate liquidation amount of the preferred securities and common securities of the holders to whom the subordinated debentures are distributed.

     If the Trust cannot pay the full amount due on its preferred securities and common securities because insufficient assets are available for payment, then the amounts payable by the Trust on its preferred securities and common securities shall be paid pro rata. However, if a Debenture Event of Default has occurred, the total amounts due on such preferred securities will be paid before any distribution on the common securities.

     Under current United States federal income tax law and interpretations and assuming, as expected, the Trust is treated as a grantor trust, a distribution of the subordinated debentures should not be a taxable event to you. Should there be a change in law, a change in legal interpretation, a Tax Event or other circumstances, how ever, the distribution could be a taxable event to you. See "United States Federal Income Tax Consequences."

     If we elect to liquidate the Trust and cause the subordinated debentures to be distributed to you, we will continue to have the right to shorten the maturity of the subordinated debentures, subject to certain conditions. See "Description of the Subordinated Debentures -- Option to Accelerate Maturity."

EVENTS OF DEFAULT; NOTICE

     The following events constitute an Event of Default (an "Event of Default") under the terms of the Trust Agreement with respect to the preferred securities and common securities:

     - the occurrence of a Debenture Event of Default under the Indenture (see "Description of Subordinated Debentures -- Debenture Events of Default"); or

     - default by the Trust in the payment of any distribution when it becomes due and payable (other than during an Extension Period), and continuation of the default for a period of 30 days; or

     - default by the Trust in the payment of any Redemption Price of any trust security when it becomes due and payable.

     The property trustee must give notice of any uncured or unwaived Event of Default to you, to us and to the administrative trustees. This notice must be given within five business days after the property trustee actually knows of the Event of Default. The Corporation and the administrative trustees are required to file annual certificates with the property trustee declaring whether it and they are in compliance with all the conditions and covenants applicable to it and them under the Trust Agreement.

     If a Debenture Event of Default has occurred and is continuing, the preferred securities will have a preference over the common securities upon dissolution of the Trust as described above. See "-- Liquidation Distribution upon Dissolution." Upon a Debenture Event of Default, unless the principal of all the subordinated debentures has already become due and payable, either the property trustee or the holders of not less than 25% in aggregate principal amount of the subordinated debentures then outstanding may declare all of the subordinated debentures to be due and payable immediately by giving the Corporation written notice of that fact (and to the property trustee, if notice is given by holders of the subordinated debentures). If the property trustee or the holders of the subordinated debentures fail to declare the principal of all of the subordinated debentures due and payable upon a Debenture Event of Default, the holders of at least 25% in liquidation amount of the preferred securities then outstanding will have the right to declare the subordinated debentures immediately due and payable. In either event, payment of principal and interest on the subordinated debentures will remain subordinated to the extent provided in the Indenture. In addition, holders of the preferred securities have the right in certain circumstances to bring a Direct Action (as defined below). See "Description of the Subordinated Debentures -- Enforcement of Certain Rights by Holders of Preferred Securities."

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

REMOVAL OF TRUSTEES

     As the holder of the common securities, we may at any time remove any trustee, unless a Debenture Event of Default has occurred and is continuing. If a Debenture Event of Default has occurred and is continuing, the property trustee may be removed at such time by the holders of a majority in liquidation amount of the outstanding preferred securities. In no event will the holders of the preferred securities have the right to vote to appoint, remove or replace the administrative trustees. As the holder of the common securities, we have the sole power to remove the administrative trustee. The resignation or removal of any trustee and the appointment of a successor trustee is effective only on the acceptance of appointment by the successor trustee in accordance with the provisions of the Trust Agreement.

CO-TRUSTEES AND SEPARATE PROPERTY TRUSTEE

     Unless an Event of Default has occurred and is continuing, the Corporation and the administrative trustees have the right to appoint co-trustees or a separate property trustee. The Corporation may appoint these additional trustees in order to meet the requirements of the Trust Indenture Act or the state laws of any jurisdiction where property of the Trust may be located. Our appointment of any additional trustees will be subject to provisions of the Trust Agreement. In case a Debenture Event of Default has occurred and is continuing or if the Corporation and the administrative trustees refuse to join in the appointment of a property trustee pursuant to a request from the property trustee to do so, the property trustee alone will have power to make the appointment.

MERGER OR CONSOLIDATION OF TRUSTEES

     Any Person (as defined in the Trust Agreement) into which the property trustee or any administrative trustee that is not a natural person may be merged or converted or with which it may be consolidated, or any Person resulting from any merger, conversion or consolidation to which such trustee will be a party, or any person succeeding to all or substantially all the corporate trust business of such trustee, shall be the successor of such trustee under the Trust Agreement, provided such corporation shall be otherwise qualified and eligible.

MERGERS, CONSOLIDATIONS, AMALGAMATIONS OR REPLACEMENTS OF THE TRUST

     The Trust may, at our request, with the consent of the administrative trustees and without your consent, consolidate, amalgamate, merge with or into or be replaced by or convey, transfer or lease its properties and assets substantially as an entirety to another trust organized under the laws of any state provided that:

     - such successor entity either (a) expressly assumes all of the obligations of the Trust with respect to the preferred securities or (b) substitutes for the preferred securities other securities having substantially the same terms as the preferred securities (the "Successor Securities") so long as the Successor Securities rank the same as the preferred securities for distributions and payments upon liquidation, redemption and otherwise;

     - the Corporation expressly appoints a trustee of the successor entity possessing the same powers and duties as the property trustee as the holder of the subordinated debentures;

     - any such transaction does not adversely affect the rights, preferences and privileges of the holders of the preferred securities (including any Successor Securities) in any material respect;

     - such successor entity has a purpose identical to that of the Trust;

     - the Successor Securities will be listed or traded on any national securities exchange or other organization on which the preferred securities may then be listed;

     - before such a transaction, the Corporation has received an opinion of counsel experienced in such matters, who may be counsel for the Trust, to the effect that (a) such transaction does not adversely affect the rights, preferences and privileges of the holders of the preferred securities (including any Successor Securities) in any material respect, and (b) following any such transaction, neither the Trust nor such successor entity will be required to register as an investment company under the Investment Company Act; and

     - the Corporation or any permitted successor or designee owns all of the common securities of the successor entity and guarantees the obligations of the successor entity under the Successor Securities at least to the extent provided by the guarantee.

     In addition, unless all of the holders of the preferred securities and common securities agree, the Trust may not consolidate, amalgamate, merge with or into, or be replaced by any other entity or permit any other entity to consolidate, amalgamate, merge with or into, or replace it, if that transaction would cause the Trust or the successor entity to be classified as other than a grantor trust for United States federal income tax purposes.

VOTING RIGHTS; AMENDMENT OF THE TRUST AGREEMENT

     Except as provided below and under "Description of Guarantee -- Amendments and Assignment" and as otherwise required by law and the Trust Agreement, you will have no voting rights.

     The Trust Agreement may be amended from time to time by the Corporation, the property trustee and the administrative trustees, without the consent of the holders of trust securities, (1) to cure any ambiguity, correct or supplement any provisions in the Trust Agreement that may be inconsistent with any other provision, or to make any other provisions with respect to matters or questions arising under the Trust Agreement which shall not be inconsistent with the other provisions of the Trust Agreement, or (2) to modify, eliminate or add to any provisions of the Trust Agreement to the extent as necessary to ensure that the Trust will be classified for United States federal income tax purposes as a grantor trust at all times that any trust securities are outstanding or to ensure that the Trust will not be required to register as an "investment company" under the Investment Company Act.

     The Corporation and the trustees may amend the Trust Agreement (1) with the consent of holders representing not less than a majority of the aggregate liquidation amount of the outstanding trust securities, and (2) upon receipt by both the property and administrative trustees of an opinion of counsel to the effect that the amendment or the exercise of any power granted to trustees in accordance with the amendment will not affect the Trust's status as a grantor trust for United States federal income tax purposes or the Trust's exemption from status as an "investment company" under the Investment Company Act.

     However, the Trust Agreement may not be amended without the consent of each holder of trust securities to (1) change the amount or timing of any distribution on trust securities or otherwise adversely affect the amount of any distribution required to be made in respect of trust securities as of a specified date or (2) restrict the right of a holder of trust securities to institute suit for the enforcement of any required payment on or after such date.

     So long as any subordinated debentures are held by the property trustee, the trustees shall not (1) direct the time, method and place of conducting any proceeding for any remedy available to the indenture trustee, or execute any trust or power conferred on the property trustee with respect to the subordinated debentures, (2) waive any past default that is waivable under the Indenture, (3) exercise any right to rescind or annul a declaration that the principal of all the subordinated debentures shall be due and payable or (4) consent to any amendment, modification or termination of the Indenture or the subordinated debentures, where such consent shall be required, without, in each case, obtaining the prior approval of the holders of a majority in aggregate liquidation amount of all outstanding preferred securities or in some cases, the prior consent of each holder of the preferred securities.

     In addition to obtaining required approvals, before taking any of the foregoing actions, the trustees must also obtain an opinion of counsel experienced in such matters to the effect that the Trust will not be classified as an association taxable as a corporation for United States federal income tax purposes on account of taking any of the foregoing actions.

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

     The trustees may not revoke any action previously authorized or approved by a vote of the holders of the preferred securities except by subsequent vote of the holders of the preferred securities.

     The property trustee will notify each holder of the preferred securities of any notice of default with respect to the subordinated debentures.

     Any required approval of holders of the preferred securities may be given at a meeting of holders of preferred securities convened for such purpose or pursuant to written consent. The property trustee will cause a notice of any meeting at which holders of the preferred securities are entitled to vote, or of any matter upon which action by written consent of the holders of the preferred stock is to be taken, to be given to each holder of record of the preferred securities in the manner described in the Trust Agreement.

     If the Corporation or any of its affiliates, or the trustees or any of their affiliates own any preferred securities, those preferred securities will not be treated as outstanding for purposes of the votes or consents described above.

BOOK-ENTRY ONLY ISSUANCE -- THE DEPOSITORY TRUST COMPANY

     DTC will act as securities depositary for the preferred securities. The Trust will issue one or more fully registered global preferred securities certificates in the name of Cede & Co. (DTC's nominee). These certificates will represent the total aggregate number of preferred securities. The Trust will deposit these certificates with DTC or a custodian appointed by DTC. The Trust will not issue certificates to represent the preferred securities, unless DTC's services are discontinued. For a description of DTC and the specific terms of the depositary arrangements, see "Book Entry Issuance."

CERTIFICATED SECURITIES

     If the preferred securities do not remain in book-entry only form as described above, the following provisions would apply:

     - The property trustee will act as paying agent and may designate an additional or substitute paying agent at any time.

     - Registration of transfers of preferred securities will be effected without charge by or on behalf of the Trust, but the registration will require payment, with the giving of such indemnity as the Trust or the Corporation may require, for any tax or other governmental charges that may be imposed.

     - The Trust will not be required to register or cause to be registered the transfer of preferred securities after they have been called for redemption.

INFORMATION CONCERNING THE PROPERTY TRUSTEE

     The property trustee, other than upon the occurrence and during the continuance of an Event of Default, undertakes to perform only those duties as are specifically described in the Trust Agreement and, after such Event of Default, must exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs.

     Subject to this provision, the property trustee is under no obligation to exercise any of the powers vested in it by the Trust Agreement at the request of any holder of preferred securities unless the property trustee is offered reasonable indemnity against the costs, expenses and liabilities that it might incur. If the property trustee is required to decide between alternative causes of action, construe ambiguous provisions in the Trust Agreement or is unsure of the application of any provision of the Trust Agreement, and the matter is not one on which holders of the preferred securities are entitled under the Trust Agreement to vote, then the property trustee shall take such action as is directed by the Corporation, unless an Event of Default has occurred and is continuing. If the Corporation does not direct any action, then the property trustee shall take such action as it deems advisable and in the best interests of the holders of trust securities and will have no liability except for its own bad faith, negligence or willful misconduct.

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MISCELLANEOUS

     The administrative trustees are authorized and directed to operate the Trust in a manner in which the Trust will not be:

     - required to register as an "investment company" under the Investment Company Act; or

     - characterized as other than a grantor trust for United States federal income tax purposes.

     The Corporation is authorized and directed to conduct its affairs so that the subordinated debentures will be treated as indebtedness for United States federal income tax purposes on the Corporation's books and accounts.

     The Corporation and the administrative trustees are authorized to take any action, consistent with applicable law, the certificate of trust of the Trust or the Corporation's certificate of incorporation, that either the Corporation or the administrative trustees determine in either of their discretion to be necessary or desirable to achieve that end, as long as the action does not adversely affect the interests of the holders of the preferred securities.

     The Trust may not borrow money, issue debt or mortgage or pledge any of its assets.

                   DESCRIPTION OF THE SUBORDINATED DEBENTURES

     The subordinated debentures will be issued under the Subordinated
Indenture, dated as of           , 2000 (the "Indenture"), between the
Corporation and State Street Bank and Trust Company, as the indenture trustee. The following summary of the terms and provisions of the subordinated debentures and the Indenture does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Indenture. You should also read the Indenture for the complete terms of the subordinated debentures. The Indenture has been filed as an exhibit to the Registration Statement. This prospectus forms a part of the Registration Statement. The Indenture is also qualified in its entirety by reference to the Trust Indenture Act. The Indenture is qualified under the Trust Indenture Act. The Corporation believes that this section of the prospectus describes the material terms of the subordinated debentures and the related Indenture.

GENERAL

     The Corporation will issue the subordinated debentures as subordinated unsecured debt under the Indenture. The Trust will invest the proceeds of the issuance of the preferred securities and common securities in the subordinated debentures that are issued by the Corporation. The subordinated debentures will be limited in aggregate principal amount to the sum of the liquidation amount of the preferred securities and the amount of capital that the Corporation contributed to the Trust in exchange for the common securities.

     The subordinated debentures contain no sinking fund provisions. The entire principal amount of the subordinated debentures will become due and payable, together with any accrued and unpaid interest, including compound interest and
additional sums, if any, on           , 2030.

     If subordinated debentures are distributed to holders of preferred securities in liquidation of those holders' interests in the Trust, the subordinated debentures will initially be issued as a global security. As described in "Description of the Subordinated Debentures -- Discontinuance of the Depositary's Services," under limited circumstances, subordinated debentures may be issued in certificated form in exchange for a global security. See
"-- Book-Entry and Settlement; Depositary" below. If subordinated debentures are issued in certificated form, the Corporation will issue them in denominations of $25, and integral multiples of $25, and they may be transferred or exchanged at the offices described below.

     The Corporation will make payments on subordinated debentures issued as a global security to DTC, a successor depositary or, if no depositary is used, to a paying agent for the subordinated debentures. If the Corporation issues subordinated debentures in certificated form, principal and interest will be payable, the transfer of the subordinated debentures will be registrable, and subordinated debentures will be exchangeable for subordinated debentures of other denominations of a like aggregate principal amount, at the Corporate
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Trust Office of the indenture trustee in Boston, Massachusetts. At the
Corporation's option, however, it may pay interest by check mailed to the address of the persons entitled to the interest.

INTEREST

     The subordinated debentures will bear interest at an annual rate of      %
from the original date of issuance until the principal becomes due and payable. Interest is payable quarterly in arrears on March 31, June 30, September 30, and
December 31, in each year, beginning           , 2000. Interest payments not
paid when due will accrue interest, compounded quarterly, at the annual rate of %.

     The amount of interest payable for any period will be computed on the basis of a 360-day year of twelve 30-day months, and, for any period shorter than a quarter, on the basis of the actual number of days elapsed per 30-day month.

     The interest payment provisions for the subordinated debentures correspond to the distribution provisions for the preferred securities. See "Description of the Preferred Securities -- Distributions."

OPTION TO EXTEND INTEREST PAYMENT PERIOD

     As long as we are not in default on the payment of interest on the subordinated debentures, we have the right, at any time and from time to time, to defer payments of interest by extending the interest payment period for a period not exceeding 20 consecutive quarters (an "Extension Period"), but not beyond the maturity date of the subordinated debentures. At the end of any Extension Period, we will pay all interest then accrued and unpaid, together with interest on that amount, compounded quarterly, at the annual rate of
     %. After termination of any Extension Period and the payment of all amounts then due, we may begin a new Extension Period.

     During an Extension Period, interest will continue to accrue and holders of subordinated debentures will be required to accrue interest income for United States federal income tax purposes. See "United States Federal Income Tax Consequences."

     During any Extension Period:

     - we may not declare or pay any dividends on, make any distribution, or redeem, purchase, acquire or make a liquidation payment on any of our common stock; and

     - we may not make any payment of interest, principal or premium on or repay, repurchase or redeem any debt securities issued by us that rank equal or junior to the subordinated debentures, or make any payments on any guarantee by us of any of our subsidiaries if such guarantee ranks equal or junior to the subordinated debentures.

     The Extension Period restrictions do not apply to:

     - repurchases, redemptions or other acquisitions of shares of the Corporation's capital stock in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of any one or more employees, officers or directors, or a dividend reinvestment plan or shareholder stock purchase plan;

     - any declaration of a dividend in connection with any shareholders' rights plan, or the issuance of rights, stock or other property under any shareholders' rights plan, or the redemption or repurchase of rights pursuant to the plan;

     - dividends or distributions in shares of common stock; or

     - payments by the Corporation under the guarantee.

     The restrictions described above will also apply if we default on our obligations under the subordinated debentures or the guarantee.

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

     Before termination of any Extension Period, we may further extend the interest payment period. However, the Extension Period, including all previous and further extensions, may not exceed 20 consecutive quarters or extend beyond the maturity date of the subordinated debentures. After termination of any Extension Period and the payment of all amounts then due, we may begin a new Extension Period, for up to an additional 20 consecutive calendar quarters, as described above.

     If the property trustee is the sole holder of the subordinated debentures, we will give the administrative trustees, the indenture trustee and the property trustee notice of our election of an Extension Period one business day before the earlier of:

     - the next date distributions on the preferred securities are payable; or

     - the date the trustee is required to give notice of the record date to the American Stock Exchange or other applicable self-regulatory organization, or to the holders of record of the preferred securities.

     The indenture trustee will give notice of our election of an Extension Period to the holders of the preferred securities. We may elect to begin an Extension Period an unlimited number of times.

     If the property trustee is not the sole holder of the subordinated debentures, we will give the holders of the subordinated debentures and the indenture trustee notice of our election of an Extension Period one business day before the earlier of:

     - the next interest payment date; or

     - the date upon which we are required to give notice of the record date to the American Stock Exchange, or other applicable self-regulatory organization, or to holders of the subordinated debentures of the record or payment date of the related interest payment.

     We have no present intention of exercising our right to defer payments of interest by extending the interest payment period on the subordinated debentures.

ADDITIONAL SUMS

     If the Trust is required to pay any additional taxes, duties or other governmental charges as a result of a Tax Event, the Corporation will pay as additional amounts on the subordinated debentures the amounts (the "Additional Sums") required to be paid so that the distributions paid by the Trust shall not be reduced as a result of such charges.

REDEMPTION

     We have the right, after receipt of prior approval of the federal banking regulators, if then required, to redeem the subordinated debentures:

     - at any time on or after           , 2005, in whole or in part from time
       to time; or

     - at any time in whole (but not in part), within 90 days after the occurrence of a Tax Event, an Investment Company Event or a Capital Treatment Event.

     In either case, the Redemption Price will equal 100% of the principal amount to be redeemed, plus any accrued and unpaid interest, to the date of redemption.

     Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of subordinated debentures to be redeemed at such holder's registered address. Interest will cease to accrue on any subordinated debentures that we call for redemption, unless we default in payment of the Redemption Price.

     The subordinated debentures will not be subject to any sinking fund.

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OPTION TO ACCELERATE MATURITY DATE

     The subordinated debentures will mature on           , 2030. We may, at our
option, shorten the maturity to any date not earlier than           , 2005. We
may only shorten the maturity date if we receive prior approval from the federal banking regulators, if then required. We may only elect to shorten the maturity once.

     If we elect to shorten the maturity, we will give notice to each registered holder of the subordinated debentures, the property trustee and the indenture trustee within 90 days of the effective date of the shortened maturity. The property trustee must give notice to the holders of trust securities of the new maturity date of the subordinated debentures. You may be subject to adverse United States federal income tax consequences if the Corporation shortens the maturity. See "United States Federal Income Tax Consequences -- Exercise of Right to Shorten Maturity."

DISTRIBUTION UPON LIQUIDATION

     As described under "Description of the Preferred Securities -- Liquidation Distribution upon Dissolution," under certain circumstances involving the dissolution of the Trust, the subordinated debentures may be distributed to the holders of the preferred securities and common securities in liquidation of the Trust after the expenses of the Trust have been paid in full. If distributed to holders of the preferred securities in liquidation, the subordinated debentures will initially be issued in the form of one or more global securities and the Depositary, or any successor depositary for the preferred securities, will act as depositary for the subordinated debentures. The Corporation anticipates that the depositary arrangements for the subordinated debentures will be substantially identical to those in effect for the preferred securities. See "Book-Entry Issuance."

     If the subordinated debentures are distributed to the holders of preferred securities upon the liquidation of the Trust, there can be no assurance as to the market price of the subordinated debentures.

SUBORDINATION

     The Indenture provides that the subordinated debentures rank junior in right of payment to all of the Corporation's "Senior and Subordinated Debt," defined below. The Corporation may not make payment of principal, including redemption payments, or interest on the subordinated debentures if:

     - any of its Senior and Subordinated debt is not paid when due and any applicable grace period after the default has ended and the default has not been cured or waived; or

     - the maturity of any of its Senior and Subordinated Debt has been accelerated because of a default, and the acceleration has not been rescinded.

     Upon any distribution of the Corporation's assets to creditors upon its dissolution, winding-up, liquidation or reorganization, whether voluntary or involuntary, or in bankruptcy, insolvency, receivership or other proceedings, all principal, premium, if any, and interest due or to become due on all of the Corporation's Senior and Subordinated Debt must be paid in full before the holders of subordinated debentures are entitled to receive or retain any payment. In that event, any payment or distribution on the subordinated debentures that would otherwise be payable in respect of the subordinated debentures, but for the subordination provision, will be paid or delivered directly to the holders of Senior and Subordinated Debt in accordance with the priorities then existing among the holders of the Corporation's Senior and Subordinated Debt until all of its Senior and Subordinated Debt has been paid in full.

     If the indenture trustee or any holder of subordinated debentures receives any payment or distribution on account of the subordinated debentures before all of the Corporation's Senior and Subordinated Debt is paid in full, then that payment or distribution will be paid to the holders of the Corporation's Senior and Subordinated Debt at the time outstanding.

     The rights of the holders of the subordinated debentures will be subrogated to the rights of the holders of the Corporation's Senior and Subordinated Debt to the extent of any payment it has made to the holders of

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Senior and Subordinated Debt that otherwise would have been made to the holders of the subordinated debentures but for the subordination provisions.

SELECTED DEFINITIONS

     "Debt" means with respect to any person, whether recourse is to all or a portion of the assets of such person and whether or not contingent:

     - every obligation of such person for money borrowed;

     - every obligation of such person evidenced by bonds, debentures, notes or other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses;

     - every reimbursement obligation of such person with respect to letters of credit, bankers' acceptances or similar facilities;

     - every obligation of such person issued or assumed as the deferred purchase price of property or services (but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business);

     - every capital lease obligation of such person; and

     - every obligation of the type referred to in the foregoing clauses of another person and all dividends of another person the payment of which, in either case, such person has guaranteed or is responsible or liable, directly or indirectly, as obligor or otherwise.

     "Senior and Subordinated Debt" means the principal of (and premium, if any) and interest, if any (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Corporation whether or not such claim for post-petition interest is allowed in such proceeding), on Debt, whether incurred on, prior to or after the date of the Indenture, unless, in the instrument creating or evidencing the Debt, it is provided that such obligations are not superior in right of payment to the subordinated debentures or to other Debt which ranks equal with, or subordinated to, the subordinated debentures. However, Senior and Subordinated Debt will not include:

     - any Debt of the Corporation which when incurred (and without respect to any election under section 1111(b) of the United States Bankruptcy Code of 1978), was without recourse to the Corporation;

     - any Debt of the Corporation to any of its subsidiaries;

     - any Debt to any employee of the Corporation;

     - the guarantee; and

     - any other debt securities issued pursuant to the Indenture.

     The Indenture does not limit the amount of additional Senior and Subordinated Debt that we may incur. We expect that from time to time we may incur additional indebtedness constituting Senior and Subordinated Debt.

BOOK-ENTRY AND SETTLEMENT; DEPOSITARY

     If we distribute the subordinated debentures to holders of preferred securities in connection with the involuntary or voluntary dissolution, winding-up or liquidation of the Trust, they will be issued in the form of one or more global certificates registered in the name of a depositary or its nominee. Except under the limited circumstances described immediately below under "-- Discontinuance of the Depositary's Services," subordinated debentures represented by a global security will not be exchangeable for, and will not otherwise be issuable as, certificated securities.

     If subordinated debentures are distributed to holders of preferred securities upon termination of the Trust, DTC will act as securities depositary for the subordinated debentures. For a description of DTC and the specific terms of the depositary arrangements, see "Book-Entry Only Issuance."

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

     As of the date of this prospectus, the description of DTC's book-entry system and DTC's practices as they relate to purchases of, transfers of, notices concerning and payments on the preferred securities apply in all material respects to any debt obligations represented by one or more global securities held by DTC.

     The Corporation may appoint a successor to DTC or any successor depositary if the current depositary is unable or unwilling to continue as a depositary for the global securities.

DISCONTINUANCE OF THE DEPOSITARY'S SERVICES

     A global security will be exchangeable for subordinated debentures registered in the names of persons other than the depositary or its nominee only if:

     - the depositary notifies the Corporation that it is unwilling or unable to continue as a depositary for the global security and no successor depositary has been appointed;

     - the depositary ceases to be a clearing agency registered under the Securities Exchange Act of 1934 at a time the depositary is required to be so registered to act as depositary, and no successor depositary has been appointed;

     - the Corporation, in its sole discretion, determines that the global security shall be exchangeable for definitive certificates; or

     - there shall have occurred a Debenture Event of Default.

     Any global security that is exchangeable as described above will be exchangeable for subordinated debentures registered in the names the depositary directs. The Corporation expects that the instructions will be based upon directions received by the depositary from its participants with respect to ownership of beneficial interests in the global security.

PAYMENT AND PAYING AGENTS

     Payment of principal and interest on the subordinated debentures will be made at the office of the indenture trustee. In addition, at the Corporation's option, it may pay interest by check mailed to the address of the holder of the preferred security as it appears in the securities register or by transfer to an account of the holder of the preferred security pursuant to proper transfer instructions that the Corporation has received prior to the regular record date. However, the Corporation may not exercise these options if the subordinated debentures are represented by a global subordinated debenture. Payment of any interest on subordinated debentures will be made to the person in whose name such subordinated debenture is registered at the close of business on the regular record date for such interest. The Corporation may at any time designate additional Paying Agents or rescind the designation of any Paying Agent; however, the Corporation will at all times be required to maintain a Paying Agent in each place of payment for the subordinated debentures.

     Any moneys deposited with the indenture trustee or any Paying Agent, or held by the Corporation in trust, for the payment of the principal of or interest on the subordinated debentures and remaining unclaimed for two years after the principal or interest has become due and payable shall, at the Corporation's request, be repaid to it. Thereafter, the holder of the Corporation's subordinated debenture shall look only to the Corporation for payment as one of its general unsecured creditors.

MODIFICATION OF INDENTURE

     The Indenture provides that the Corporation and the indenture trustee may enter into supplemental indentures without the consent of the holders of preferred securities to:

     - cure any ambiguity, defect, or inconsistency in the Indenture or in the subordinated debentures, provided that any such change does not materially adversely affect the interests of the holders of the preferred securities;

     - evidence the assumption by a successor corporation of the Corporation's obligations;

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

     - add to the covenants of the Corporation for the benefit of the holders of subordinated debentures or to surrender any right or power conferred by the Indenture upon the Corporation;

     - make any change that does not adversely affect the rights of any holder of preferred securities in any material respect;

     - qualify or maintain the qualification of the Indenture under the Trust Indenture Act; and

     - evidence and provide for acceptance of appointment by a successor trustee.

     The Indenture also provides that the Corporation and the indenture trustee may, with the consent of at least a majority of the holders in aggregate principal amount of the subordinated debentures then outstanding and affected, add any provisions to or change the provisions of the Indenture or the rights of the holders of the subordinated debentures. The Corporation and the indenture trustee may not, however, without the consent of each holder of the subordinated debentures:

     - extend the final maturity of the subordinated debentures;

     - reduce the principal amount or premium, if any;

     - reduce the rate or extend the time of payment of interest;

     - reduce any amount payable on redemption; or

     - reduce the percentage of holders of the subordinated debentures whose consent is required for any modification of the Indenture.

DEBENTURE EVENTS OF DEFAULT

     The Indenture provides that any one or more of the following described events with respect to the subordinated debentures that has occurred and is continuing constitutes a "Debenture Event of Default" with respect to the subordinated debentures:

     - failure for 30 days to pay any interest on the subordinated debentures, when due (not including the deferral of any due date in the case of an Extension Period); or

     - failure to pay any principal on the subordinated debentures when due whether at maturity, upon redemption, by declaration or otherwise; or

     - certain events in bankruptcy, insolvency or reorganization of the Corporation, including the voluntary commencement of bankruptcy proceedings, entry of an order for relief against the Corporation in a bankruptcy proceeding, appointment of a custodian over substantially all of its property, a general assignment for the benefit of creditors, or a court order for its liquidation; or

     - if the Trust shall have voluntarily or involuntarily dissolved, wound up its business or otherwise terminated its existence (except in connection with (1) the distribution of subordinated debentures to the holders in liquidation of their interests in the Trust; (2) the redemption of all of the outstanding trust securities; or (3) certain mergers, consolidations or amalgamations, each as permitted by the Trust Agreement).

     The holders of a majority in aggregate outstanding principal amount of the subordinated debentures have the right to direct any proceeding for any remedy available to the indenture trustee. The indenture trustee or the holders of not less than 25% in aggregate outstanding principal amount of the subordinated debentures may declare the principal due and payable immediately upon a Debenture Event of Default.

     However, the holders of a majority in aggregate outstanding principal amount of the subordinated debentures may annul such declaration and waive the default if the default (other than the non-payment of the principal of the subordinated debentures which has become due solely by such acceleration) has been cured and a sum sufficient to pay all matured installments of interest and principal due otherwise than by acceleration has been deposited with the indenture trustee. If the holders of the subordinated debentures fail

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

to annul such declaration and waive such default, the holders of a majority in aggregate liquidation amount of the preferred securities would have such right.

     In case a Debenture Event of Default occurs, the property trustee may declare the principal of and the interest on the subordinated debentures, and any other amounts payable under the Indenture, to be due and payable and to enforce its other rights as a creditor with respect to the subordinated debentures.

     We will be required to file annually with the indenture trustee a certificate, signed by one of our officers, stating whether or not the officer knows of any default by the Corporation in the performance, observance or fulfillment of any condition or covenant of the Indenture.

ENFORCEMENT OF CERTAIN RIGHTS BY HOLDERS OF PREFERRED SECURITIES

     If a Debenture Event of Default for failure to pay interest or principal on the subordinated debentures has occurred and is continuing, you may institute a legal proceeding directly against the Corporation for enforcement of payment to you of the principal of or interest on the subordinated debentures in an amount equal to the aggregate liquidation amount of the preferred securities you hold ("Direct Action"). The Corporation's failure to pay principal or interest during an Extension Period is not a Debenture Event of Default. If the right to bring a Direct Action is removed, the Trust may become subject to the reporting obligations under the Exchange Act. The Corporation has the right under the Indenture to set-off any payment made to a holder of preferred securities by the Corporation in connection with a Direct Action.

     Unless an Event of Default under the Trust Agreement has occurred, you will not be able to exercise directly any remedies except for those listed above. See "Description of the Preferred Securities -- Events of Default; Notice."

CONSOLIDATION, MERGER, SALE OF ASSETS AND OTHER TRANSACTIONS

     The Indenture provides that the Corporation shall not consolidate with, convert into or merge into any other Person or convey, transfer or lease its properties and assets substantially as an entirety to any Person, and no Person shall consolidate with, convert into or merge into the Corporation or convey, transfer or lease its properties and assets substantially as an entirety to the Corporation.

     However, this does not apply if (1) in case the Corporation consolidates with, converts into or merges into another Person or conveys or transfers its properties and assets substantially as an entirety to any Person, the successor Person is organized under the laws of the United States or any state or the District of Columbia, and such Person expressly assumes the Corporation's obligations on the subordinated debentures issued under the Indenture; (2) immediately after giving effect thereto, no Debenture Event of Default, and no event which, after notice or lapse of time or both, would become a Debenture Event of Default, shall have occurred and be continuing; and (3) certain other conditions as prescribed in the Indenture are met.

     If these conditions are met, the holders of the preferred securities have no grounds to object to a highly leveraged or other transaction involving the Corporation even if it may adversely affect holders of the subordinated debentures.

SATISFACTION AND DISCHARGE

     The Indenture provides that when, among other things, all subordinated debentures not previously delivered to the indenture trustee for cancellation
(1) have become due and payable or (2) will become due and payable at their maturity date within one year, and the Corporation deposits with the indenture trustee, in trust, funds for the purpose and in an amount sufficient to pay and discharge the entire indebtedness on the outstanding subordinated debentures, for the principal and interest to the date of the deposit or to the stated maturity, as the case may be, then the Indenture will cease to be of further effect. However, the Corporation will continue to be obligated to pay all other sums due pursuant to the Indenture and to provide the officers' certificates and opinions of counsel required by the Indenture. Under these conditions, the Corporation will be deemed to have satisfied and discharged the Indenture.

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

GOVERNING LAW

     The Indenture and the subordinated debentures will be governed by and construed in accordance with the laws of the State of Connecticut.

INFORMATION CONCERNING THE INDENTURE TRUSTEE

     The indenture trustee will be unaffiliated with the Corporation. For matters relating to compliance with Trust Indenture Act, the indenture trustee will have all of the duties and responsibilities of an Indenture Trustee under the Trust Indenture Act. The indenture trustee, other than during the occurrence and continuance of a Debenture Event of Default, undertakes to perform only such duties as are specifically set forth in the Indenture and, upon a Debenture Event of Default, must use the same degree of care and skill as a prudent person would use in the conduct of his or her own affairs. Subject to this provision, the indenture trustee is under no obligation to exercise any of the powers given it by the Indenture at the request of any holder of preferred securities unless it is offered reasonable security or indemnity against the costs, expenses and liabilities that it might incur. However, the holders of the preferred securities will not be required to offer such an indemnity where the holders, by exercising their voting rights, direct the indenture trustee to take any action following a Debenture Event of Default.

COVENANTS OF THE CORPORATION

     We have made certain covenants in the Indenture. One specific covenant we have agreed to is that we will pay to the Trust the Additional Sums so long as the Trust holds the subordinated debentures.

     In addition, we have also agreed to the following terms:

     - we will maintain directly or indirectly 100% ownership of the common securities. However, the Indenture does allow us to transfer ownership of the common securities to certain successors;

     - we will not voluntarily dissolve the Trust unless we have received prior approval from the Federal Reserve, if required. However, we may voluntarily dissolve the Trust if we distribute the subordinated debentures to holders of the preferred securities or if the Trust is a party to certain mergers, consolidations or amalgamations permitted by the Trust Agreement; and

     - we will use our reasonable best efforts to cause the Trust to be classified as a grantor trust and thus not be taxed as a corporation for United States federal income tax purposes.

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

                              BOOK-ENTRY ISSUANCE

     DTC will act as securities depositary for all of the preferred securities and, if there is a dissolution of the Trust, the subordinated debentures. The preferred securities and the subordinated debentures will be issued only as fully-registered securities registered in the name of Cede & Co. (the DTC's nominee) or such other name as may be requested by an authorized representative of DTC. One or more fully-registered global certificates will be issued for the preferred securities and the subordinated debentures and will be deposited with DTC or its custodian.

     DTC may discontinue providing its services as securities depositary with respect to any of the preferred securities or the subordinated debentures at any time by giving reasonable notice to the relevant trustee and the Corporation. In the event that a successor securities depositary is not obtained, definitive preferred securities or subordinated debenture certificates representing such preferred securities or subordinated debentures are required to be printed and delivered. At the Corporation's option, it may decide to discontinue use of the system of book-entry transfers through DTC (or a successor depositary). After a Debenture Event of Default, the holders of a majority in liquidation amount of preferred securities or aggregate principal amount of subordinated debentures may determine to discontinue the system of book-entry transfers through DTC. In any such event, definitive certificates for such preferred securities or subordinated debentures will be printed and delivered.

     DTC has provided the Trust and the Corporation with the following information: DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered under the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations ("Direct Participants").

     DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others, such as securities brokers and dealers, banks and trust companies, that clear transactions through or maintain a direct or indirect custodial relationship with a Direct Participant ("Indirect Participants"). The rules applicable to DTC and its participants are on file with the SEC.

     When a purchase of preferred securities is made within the DTC system, it must be made by or through a Direct Participant. The Direct Participant will receive a credit for the preferred securities on DTC's records. The actual owner of the preferred securities is the "beneficial owner." Beneficial ownership interests will be recorded on the Direct and Indirect Participants' records, but DTC will have no knowledge of any underlying beneficial ownership. DTC's records reflect only the identity of the Direct Participants to whose accounts preferred securities are credited.

     DTC will not provide written confirmation of purchases. The Direct or Indirect Participant through whom purchases of the preferred securities are made should send written confirmations to purchasers providing details of their transactions, as well as periodic statements of their holdings. The participants are responsible for keeping accurate account of the holdings of their customers.

     Transfers of ownership interests in the preferred securities will be accomplished by entries made on the books of participants acting on behalf of beneficial owners.

     The laws of some states may require that specified purchasers of securities take physical delivery of the securities in definitive form. These laws may impair the ability to transfer beneficial interests in the global certificate representing the preferred securities.

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

     Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants and by Direct Participants and Indirect Participants to beneficial owners will be governed by arrangements among them, and any statutory or regulatory requirements that may be in effect from time to time.

     Redemption notices will be sent to Cede & Co. If less than all of the preferred securities are being redeemed, DTC will reduce each Direct Participant's holdings of preferred securities in accordance with its procedures.

     In those cases where a vote by the holders of the preferred securities is required, neither DTC nor Cede & Co. will itself consent or vote. Under its usual procedures, DTC would mail an omnibus proxy to the Trust as soon as possible after the record date. The omnibus proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the preferred securities are credited on the record date, which are identified in a listing attached to the omnibus proxy.

     The Trust will make distribution payments on the preferred securities directly to Cede & Co. DTC's practice is to credit Direct Participants' accounts on the relevant payment date in accordance with their respective holdings shown on DTC's records, unless DTC has reason to believe that it will not receive payment on such payment date.

     Payments by participants (whether Direct Participants or Indirect Participants) to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers in bearer form or registered in "street name." These payments will be the responsibility of the participant and not of DTC, the Trust or the Corporation.

     Except as provided below in "Description of the Subordinated
Debentures -- Discontinuance of the Depositary's Services," a beneficial owner in a global preferred securities certificate will not be entitled to receive physical delivery of preferred securities. Accordingly, each beneficial owner must rely on the procedures of DTC to exercise any rights under the preferred securities.

     DTC may discontinue providing its services as securities depositary with respect to the preferred securities at any time by giving reasonable notice to the Trust. In the event that a successor securities depositary is not obtained, the Trust will print and deliver preferred securities certificates. Additionally, the administrative trustees, with our consent, may decide to discontinue the book-entry only system of transfers with respect to the preferred securities. In that event, the Trust will print and deliver certificates for the preferred securities to its holders.

     The Corporation and the Trust have obtained the information in this section concerning DTC and DTC's book-entry system from sources that the Corporation and the Trust believe to be reliable, but neither take responsibility for the accuracy of the information.

                            DESCRIPTION OF GUARANTEE

     The Corporation will execute and deliver the preferred securities Guarantee Agreement (the "Guarantee Agreement") for the benefit of the holders of the preferred securities concurrently with the issuance of the preferred securities. State Street Bank and Trust Company will act as trustee under the guarantee as the guarantee trustee for the purposes of compliance with the Trust Indenture Act, and the Guarantee Agreement will be qualified under the Trust Indenture Act. The following summary of certain provisions of the Guarantee Agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all of the provisions of the Guarantee Agreement, including the definitions of certain terms, and the Trust Indenture Act. The form of the Guarantee Agreement has been filed as an exhibit to the Registration Statement of which this prospectus forms a part. You should also read the Guarantee Agreement. The guarantee trustee will hold the Guarantee Agreement for the benefit of the holders of the preferred securities.

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

GENERAL

     Pursuant to the Guarantee, we will agree to pay in full on a subordinated basis, to the extent set forth in the Guarantee Agreement, the Guarantee Payments, as defined below, to the holders of the preferred securities, as and when due, regardless of any defense, right of set-off or counterclaim that the Trust may have or assert other than the defense of payment.

     The following payments on the preferred securities, if not fully paid by the Trust (the "Guarantee Payments"), are covered by the Guarantee Agreement, without duplication:

     - any accumulated and unpaid distributions required to be paid on the preferred securities, if the Trust has funds available to make the payment;

     - the Redemption Price, if the Trust has funds available to make the payment, with respect to any preferred securities called for redemption; and

     - upon a voluntary or involuntary dissolution, winding up or liquidation of the Trust other than in connection with the distribution of the subordinated debentures to holders of the preferred securities, the lesser of

          (1) the aggregate of the $25 liquidation amount and all accumulated and unpaid distributions on the preferred securities to the date of payment if the Trust has funds available to make the payment; or

          (2) the amount of assets the Trust has remaining available for distribution to holders of preferred securities.

     Our obligation to make a Guarantee Payment may be satisfied by direct payment of the required amounts by us to the holders of the preferred securities or by causing the Trust to pay the amounts to the holders.

     The guarantee will be full and unconditional from the time of issuance. However, the guarantee will not apply to any payment of distributions due if the Trust lacks funds legally available for payment as a result of a failure by us to make payments of interest or principal on the subordinated debentures.

     The Corporation is a holding company and it has the right to participate in any distribution of assets of any of its subsidiaries if any of the Corporation's subsidiaries are liquidated or reorganized. However, our right to participate is subject to the prior claim of the subsidiary's creditors. Accordingly, our obligations under the guarantee will be effectively subordinated to all existing and future liabilities of our subsidiaries, and holders of preferred securities should look only to the Corporation's assets for payments.

     The guarantee does not limit the Corporation's incurrence or issuance of other secured or unsecured debt. We may, and we expect that we will, issue or incur Senior and Subordinated Debt in the future.

     The Corporation has, through the Guarantee Agreement, the Trust Agreement, the subordinated debentures, the Indenture and the Expense Agreement, taken together, guaranteed on a subordinated basis all of the Trust's obligations under the preferred securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes the guarantee. It is only the combined operation of these documents that has the effect of providing the Corporation's guarantee on a subordinated basis of all of the Trust's obligations under the preferred securities. See "Relationship Among the Preferred Securities, the Subordinated Debentures and the Guarantee."

THE EXPENSE AGREEMENT

     The Corporation will enter into an agreement with the Trust as to the expenses and liabilities of the Trust (the "Expense Agreement"). We will fully and unconditionally guarantee to each person or entity to whom the Trust becomes indebted or liable, the full payment of any costs, expenses or liabilities of the Trust, other than obligations of the Trust to the holders of the preferred securities or other similar interests in the Trust.

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

STATUS OF THE GUARANTEE

     The guarantee is unsecured and ranks subordinate and junior in right of payment to all Senior and Subordinated Debt in the same manner as the subordinated debentures. As such, it is (1) subordinate and junior in right of payment to all of the Corporation's other liabilities, (2) equal to the most senior preferred stock now or hereafter issued by the Corporation, and with any guarantee now or hereafter issued by the Corporation in respect of any preferred stock of its affiliates, and (3) senior to its common stock.

     The guarantee will constitute a guarantee of payment and not of collection. The guaranteed party may institute a legal proceeding directly against the Corporation to enforce its rights under the Guarantee Agreement without first instituting a legal proceeding against any other person or entity. The guarantee will be held for the benefit of the holders of the preferred securities. The guarantee will not be discharged except by payment of the Guarantee Payments in full to the extent not paid by the Trust or upon distribution of the subordinated debentures to the holders of the preferred securities.

AMENDMENTS AND ASSIGNMENT

     Except with respect to any changes which do not materially adversely affect the rights of holders of the preferred securities (in which case no vote will be required), the Guarantee Agreement may not be amended without the prior approval of the holders of not less than a majority of the liquidation amount of the outstanding preferred securities. A description of the way to obtain any approval is described under "Description of the Preferred Securities -- Voting Rights; Amendment of the Trust Agreement." All guarantees and agreements contained in the Guarantee Agreement will bind the Corporation's successors, assigns, receivers, trustees and representatives and are for the benefit of the holders of the preferred securities then outstanding.

EVENTS OF DEFAULT

     An event of default under the Guarantee Agreement will occur if the Corporation fails to perform any of its payment or other obligations under the Guarantee Agreement. The holders of at least a majority in aggregate liquidation amount of the preferred securities have the right to direct any proceeding for any remedy available to the guarantee trustee relating to the guarantee or to direct the exercise of any trust or power conferred upon the guarantee trustee under the Guarantee Agreement.

     If the guarantee trustee fails to enforce the guarantee, you may, after your written request to the guarantee trustee to enforce the guarantee, sue the Corporation directly to enforce the guarantee trustee's rights under the guarantee without first instituting a legal proceeding against the Trust, the guarantee trustee, or any other person or entity.

     Notwithstanding the foregoing, if the Corporation has failed to make a Guarantee Payment, you may directly institute a proceeding against the Corporation to enforce the guarantee.

     The Corporation is required to file annually with the guarantee trustee a certificate as to the Corporation's compliance with all the conditions and covenants under the Guarantee Agreement.

INFORMATION CONCERNING THE GUARANTEE TRUSTEE

     The guarantee trustee, other than during the occurrence and continuance of a default by the Corporation in performance of the guarantee, undertakes to perform only such duties as are specifically set forth in the Guarantee Agreement and, after default with respect to the guarantee, must exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the guarantee trustee is under no obligation to exercise any of the powers vested in it by the Guarantee Agreement at the request of any holder of the preferred securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that it might incur.

TERMINATION OF THE GUARANTEE

     The guarantee will remain in effect as long as the preferred securities are outstanding.

GOVERNING LAW

     The Guarantee Agreement will be governed by and construed in accordance with the laws of the State of Connecticut.

                  RELATIONSHIP AMONG THE PREFERRED SECURITIES,
                 THE SUBORDINATED DEBENTURES AND THE GUARANTEE

GUARANTEE

     Payments of distributions and other amounts due on the preferred securities are guaranteed by the Corporation to the extent described under "Description of Guarantee." Taken together, the Corporation's obligations under the subordinated debentures, the Indenture, the Trust Agreement, the Expense Agreement and the Guarantee Agreement provide, in the aggregate, a guarantee on a subordinated basis for payments of distributions and other amounts due on the preferred securities (but only to the extent the Trust has funds available for the payment of such distributions). No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes such guarantee. It is only the combined operation of the Corporation's obligations under those documents that has the effect of providing a guarantee on a subordinated basis of the Trust's obligations under the preferred securities.

     To the extent that the Corporation does not make required payments on the subordinated debentures, the Trust will not pay distributions or other amounts due on the preferred securities. Neither the guarantee described above nor the Guarantee Agreement covers payment of distributions when the Trust does not have sufficient funds to pay such distributions. In those circumstances, your remedy is to institute a legal proceeding directly against the Corporation to enforce the payment of the distributions to you. The Corporation's obligations under the guarantee and the Guarantee Agreement are subordinate and junior in right of payment to all Senior and Subordinated Debt.

SUFFICIENCY OF PAYMENTS

     As long as we make payments required by the subordinated debentures held by the Trust, there will be sufficient funds to cover distributions and other payments due on the preferred securities, primarily because:

     - the aggregate principal amount of the subordinated debentures will exceed the aggregate liquidation amount of the preferred securities by the amount of the common securities;

     - the interest rate and interest and other payment dates on the subordinated debentures will match the distribution rate and distribution and other payment dates for the preferred securities;

     - the Corporation will directly pay for all costs, expenses and liabilities of the Trust except the Trust's obligations to holders of preferred securities; and

     - the Trust Agreement further provides that the Trust will not engage in any activity that is not consistent with the limited purposes of the Trust.

     Notwithstanding anything to the contrary in the Indenture, we have the right to set-off any payment we are required to make with and to the extent we have made, or are concurrently making a payment under the guarantee.

ENFORCEMENT RIGHTS OF HOLDERS OF THE PREFERRED SECURITIES UNDER THE GUARANTEE

     A holder of the preferred securities may institute a legal proceeding directly against the Corporation to enforce its rights under the Guarantee Agreement without first instituting a legal proceeding against the guarantee trustee, the Trust or any other person or entity.

     A default or event of default under any Senior and Subordinated Debt would not constitute a Debenture Event of Default. However, in the event of payment defaults under, or acceleration of, Senior and Subordinated Debt, the subordination provisions of the Indenture provide that no payments may be made in respect of the subordinated debentures until the Senior and Subordinated Debt have been paid in full or any payment default has been cured or waived. The Corporation's failure to make the required payments on subordinated debentures will constitute a Debenture Event of Default.

LIMITED PURPOSE OF THE TRUST

     The preferred securities evidence a beneficial interest in the Trust, and it exists for the sole purpose of issuing trust securities and investing those proceeds in the subordinated debentures. A principal difference between the rights of a holder of the preferred securities and a holder of a subordinated debenture is that a holder of a subordinated debenture is entitled to receive the principal amount of and interest accrued on subordinated debentures from the Corporation, while a holder of the preferred securities is entitled to receive distributions from the Trust (or from the Corporation under the guarantee) if and to the extent the Trust has funds available for the payment of such distributions.

RIGHTS UPON DISSOLUTION

     Upon any voluntary or involuntary dissolution, winding-up or liquidation of the Trust involving the liquidation of the subordinated debentures, the holders of preferred securities will be entitled to receive, out of assets held by the Trust, the liquidation distribution in cash. See "Description of the Preferred Securities -- Liquidation Distribution upon Dissolution." Upon the Corporation's voluntary or involuntary liquidation or bankruptcy, the property trustee, as holder of the subordinated debentures, would be one of the Corporation's subordinated creditors, subordinated in right of payment to all Senior and Subordinated Debt as set forth in the Indenture. However, the property trustee, and indirectly the holders of the preferred securities, are entitled to receive payment in full of principal and interest, before any of the Corporation's stockholders receive payments or distributions. Since the Corporation is the guarantor under the Guarantee Agreement and has agreed to pay for all costs, expenses and liabilities of the Trust (other than the Trust's obligations to the holders of its preferred securities), the positions of a holder of the preferred securities and a holder of subordinated debentures relative to other creditors and to the Corporation's stockholders in the event of the Corporation's liquidation or bankruptcy are expected to be substantially the same.

                 UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

GENERAL

     The following is a general summary of the material United States federal income tax consequences of the purchase, ownership and disposition of the preferred securities. The matters of law or legal conclusions set forth in this summary constitute the opinion of Haskell Slaughter & Young, L.L.C., special tax counsel to the Corporation and the Trust. Unless otherwise stated, this summary only deals with preferred securities held as capital assets (generally, assets held for investment) by holders who purchase the preferred securities upon original issuance. Your tax treatment may vary depending on your particular situation.

     This summary does not address:

     - all of the tax consequences that may be relevant to holders who may be subject to special tax treatment such as, for example, financial institutions, insurance companies, broker-dealers, tax-exempt organizations or investors who have acquired preferred securities as part of a straddle, hedge or similar transaction or, except as described below, non-U.S. holders, as we define that term below;

     - the tax consequences to holders that have a functional currency other than the United States dollar;

     - the tax consequences to shareholders, partners or beneficiaries of a holder of preferred securities;

     - any aspects of state, local or foreign tax laws; or

     - the United States federal alternative minimum tax consequences of the purchase, ownership and sale of preferred securities.

     This summary and tax counsel's opinion is based on the United States federal income tax law in effect as of the date of this prospectus. These laws may change, and any change could have a retroactive effect. These laws are also subject to various interpretations, and the IRS or the courts could later disagree with the explanation of conclusions contained in this summary. The IRS has not formally ruled (and we do not intend to seek a ruling) on the tax consequences of purchasing, holding, and selling the preferred securities. Accordingly, the IRS could challenge the opinions expressed in this prospectus concerning such consequences, and a court could agree with the IRS. We urge you to consult your tax advisor as to the particular tax consequences to you of purchasing, owning, and disposing of the preferred securities, including the application and effect of United States federal, state, local, foreign and other tax laws.

     For purposes of this discussion, a "U.S. holder" means:

     - a citizen or resident of the United States (or someone treated as a citizen or resident of the United States for federal income tax purposes);

     - a corporation, partnership, or other entity created or organized (or treated as created or organized for United States federal income tax purposes) in the United States or under the laws of the United States or of any political subdivision of the United States;

     - an estate, the income of which is includible in gross income for United States federal income tax purposes regardless of its source; or

     - a trust, the administration of which is subject to the primary supervision of a United States court and that has one or more United States persons who have the authority to control all substantial decisions of the trust.

CLASSIFICATION OF THE SUBORDINATED DEBENTURES

     In the opinion of tax counsel, based on current law and assuming full compliance with the terms of the Trust and the Indenture, the subordinated debentures should be treated for United States federal income tax purposes as indebtedness of the Corporation. By accepting the preferred securities, you agree to treat the subordinated debentures as indebtedness for United States federal income tax purposes and to treat the preferred securities as evidence of an indirect beneficial ownership interest in the subordinated debentures. No assurance can be given, however, that such treatment will not be challenged by the IRS or, if challenged, that such a challenge will not be successful.

CLASSIFICATION OF THE TRUST

     Tax counsel is of the opinion that, based on current law and assuming full compliance with the terms of the Trust and the Indenture, the Trust should be classified for United States federal income tax purposes as a grantor trust and not as an association taxable as a corporation. Accordingly, for United States federal income tax purposes, you should generally be treated as the owner of an undivided beneficial ownership interest in the subordinated debentures. As further discussed below, you may be required to include in ordinary income your allocable share of interest paid or accrued on the subordinated debentures.

POTENTIAL EXTENSION OF INTEREST PAYMENT PERIOD AND ORIGINAL ISSUE DISCOUNT
("OID")

     The Corporation has the right to defer payments of interest on the subordinated debentures, which could cause the subordinated debentures to be treated as having been issued with OID. In general, a debt instrument will be deemed to have been issued with OID for United States federal income tax purposes if there is more than a remote contingency that periodic stated interest payments due on the instrument will not be timely paid. Because the exercise by the Corporation of its option to defer the payment of stated interest on the subordinated debentures would also prevent it from declaring dividends on any class of equity, the Corporation believes that the likelihood that it would exercise the option is remote.

     As a result, the Corporation intends to take the position, based on the advice of tax counsel, that the subordinated debentures will not be deemed to be issued with OID. Accordingly, based on this position, stated interest payments on the subordinated debentures will be includible in your ordinary income at the time that those payments are paid or accrued in accordance with your regular method of accounting and in the amount of each payment.

     If the likelihood of the Corporation deciding to defer any payments of interest were not treated as remote, the subordinated debentures would be considered as issued initially with OID in an amount equal to the sum of all the interest payable over the term of the subordinated debentures. This would mean that you would have to include interest income in gross income for United States federal income tax purposes as it accrued daily on an economic accrual basis instead of on the dates you actually received the cash payments.

     The IRS has not issued any rulings or interpretations which define the meaning of the term "remote" as used in the applicable income tax regulations. The IRS could take a position that differs from what we state in this prospectus.

EXERCISE OF DEFERRAL OPTION

     If the Corporation exercises its option to defer the payment of stated interest on the subordinated debentures, they would be treated, solely for purpose of the OID rules, as being "re-issued" at that time with OID. Under these rules, you would be required to include OID in ordinary income, on a current basis, over the period that the instrument is held, even though we would not be making any actual cash payments during the extended interest payment period.

     The amount of interest income treated as OID and therefore includible in the taxable income of a holder of the subordinated debentures would be determined on the basis of a constant yield method over the remaining term of the instrument, not on the basis of the stated interest amount. The actual receipt of future payments of stated interest on the subordinated debentures would no longer be separately reported as taxable income because it would have been replaced, solely for tax purposes, by the amount of OID. The amount of OID that would accrue, in total, during the extended interest payment period would be approximately equal to the amount of the cash payment due at the end of the period. Any OID included in income would increase your adjusted tax basis in the preferred securities or the subordinated debentures, depending on which you held at that time, and interest payments actually received would reduce your adjusted tax basis.

CORPORATE U.S. HOLDERS

     Because the income from the preferred securities will not be considered to be dividends for federal income tax purposes, corporate U.S. holders of the preferred securities will not be entitled to a dividends-received deduction for any income received from the preferred securities.

RECEIPT OF SUBORDINATED DEBENTURES OR CASH UPON TERMINATION OR REDEMPTION

     If the Corporation exercises its right to terminate the Trust and cause the subordinated debentures to be distributed to you on a basis proportionate to your ownership in the preferred securities, the distribution would be treated as a nontaxable event to you. In that event, you would have an adjusted tax basis in the subordinated debentures that you receive equal to the adjusted tax basis in the preferred securities that you surrender, and the holding period of the subordinated debentures would include the period during which you held the preferred securities. If, however, the Trust is characterized for United States federal income tax purposes as an association taxable as a corporation at the time of the termination, the distribution of the subordinated debentures would be a taxable event to the holders of preferred securities.

     If the Corporation redeems the subordinated debentures for cash and the Trust distributes the proceeds of the redemption to holders in redemption of their preferred securities, the redemption would be treated as a sale of the preferred securities in which you would recognize gain or loss as described below.

EXERCISE OF RIGHT TO SHORTEN MATURITY

     The Corporation has the right to shorten the maturity of the subordinated debentures. If the Corporation exercises its right to shorten the maturity of the subordinated debentures, this could result in a taxable event to you. Federal income tax regulations provide that a significant modification of a debt instrument is a taxable event. A significant modification includes shortening the maturity of a debt instrument, provided that the instrument's rate of return changes by more than the greater of 25 basis points or five percent of the annual rate of return. At the present time, the extent to which the subordinated debenture's rate of return would change (if the Corporation exercised its right to shorten the maturity) is unclear.

SALE OF PREFERRED SECURITIES

     Upon the sale of preferred securities (including a redemption for cash), you will recognize gain or loss in an amount equal to the difference between the amount realized (which for this purpose, will exclude amounts attributable to accrued interest or OID not previously included in income, which amount will be subject to tax as ordinary interest income) and your adjusted tax basis in the preferred securities.

     If the Corporation does not defer interest payments on the subordinated debentures, your adjusted tax basis in the preferred securities generally will equal the initial purchase price that you paid for the preferred securities. If, however, the Corporation elects to defer interest payments on the subordinated debentures, your adjusted tax basis in the preferred securities will equal: (1) the initial purchase price that you paid for the preferred securities; (2) increased by the amount of any accrual and unpaid distributions you were required to treat as OID; and (3) reduced by the amount of cash or other property received by you with respect to such OID.

     The gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if you have held the preferred securities for more than one year. Capital losses generally may be used by a corporate taxpayer only to offset capital gains and may be used by individual taxpayers only to offset capital gains plus $3,000 of other income.

     The preferred securities may trade at a price that does not accurately reflect the value of accrued but unpaid interest (or OID, if the subordinated debentures are treated as having been issued, or reissued, with OID) relating to the underlying subordinated debentures. If you dispose of your preferred securities, you will be required to include in your ordinary income:

     - any portion of the amount realized that is attributable to accrued but unpaid interest to the extent not previously included in income; or

     - any amount of OID that has accrued on your proportionate share of the underlying subordinated debentures during the taxable year of sale through the date of disposition.

     However, you can also increase your adjusted tax basis in the preferred securities to the extent that you include these amounts in ordinary income.

WITHHOLDING OF U.S. TAXES ON NON-U.S. HOLDERS

     This summary assumes that the non-U.S. holder

     - is an individual;

     - is not and will not become engaged in a United States trade or business; and

     - will not be present in the United States for 183 days or more during any particular taxable year.

                                  UNDERWRITING

     Pursuant to the underwriting agreement, the form of which is filed as an exhibit to the registration statement of which this prospectus forms a part, and subject to the terms and conditions thereof, the underwriters named below (the
"Underwriters"), acting through Sterne, Agee & Leach, Inc. and [       ], as
representatives of the several Underwriters (the "Representatives"), have severally agreed to purchase from the Trust the number of preferred securities set forth below opposite their respective names.

                                                                   NUMBER OF
NAME OF UNDERWRITER                                           PREFERRED SECURITIES
-------------------                                           --------------------
Sterne, Agee & Leach, Inc...................................
[TO BE COMPLETED]...........................................

                                                                    -------
          Total.............................................        800,000
                                                                    =======

     The several Underwriters have agreed in the underwriting agreement, subject to the terms and conditions set forth therein, to purchase all the preferred securities offered hereby if any of the preferred securities are purchased. In the event of default by an Underwriter, the underwriting agreement provides that, in certain circumstances, purchase commitments of the nondefaulting Underwriters may be increased or the underwriting agreement may be terminated.

     The preferred securities are new securities with no established trading market. The preferred securities are expected to be listed on the American Stock
Exchange under the trading symbol ["       "]. No assurance can be given about
the liquidity of the trading market for the preferred securities.

     The Representatives have advised the Trust that they propose initially to offer the preferred securities to the public at the public offering price set forth on the cover page of this prospectus. In view of the fact that the proceeds of the sale of the preferred securities will be used to purchase the subordinated debentures of the Corporation, the underwriting agreement provides that the Corporation will pay as compensation to the Underwriters arranging the investment therein of such proceeds, an amount in immediately available funds of $1.00 per preferred security (or $800,000 in the aggregate and, if the Underwriters' over-allotment option is exercised, or $920,000 in the aggregate) for the accounts of the several Underwriters.

     The following table sets forth the nature of the compensation and the amount of commissions to be paid to the Underwriters for each security and in total:

                                                              PER SHARE    TOTAL
                                                              ---------   --------
Amount of Commission........................................    $1.00     $800,000
Other compensation..........................................      N/A     $ 75,000(1)
                                                                -----     --------
          Total.............................................    $1.00     $875,000(1)

---------------

(1) In the event that this offering is not closed by December 31, 2000 as a result of the actions or inactions of the Corporation, the Corporation has agreed to reimburse the Representative for its out-of-pocket expenses incurred in connection with this offering up to a maximum of $75,000.

In addition, the Corporation will incur various expenses in registering the preferred securities which, excluding the commission to the Underwriter's, is
estimated to be $[               ].

     The offering of the preferred securities is made for delivery when, as and if accepted by the Underwriters and subject to prior sale and to withdrawal, cancellation or modification of the offer without notice. The Underwriters reserve the right to reject any order for the purchase of the shares. The Representatives have advised the Corporation that they do not intend to confirm sales to accounts over which they exercise discretionary authority.

     The Representatives have advised the Trust that sales of preferred securities to certain dealers may be made at a concession of an amount not in
excess of $[       ] per preferred security and that the underwriters may allow,
and such dealers may re-allow, discounts not in excess of $[       ] per
preferred security on sales to certain other dealers. Following completion of this offering, the public offering price, the concession and the re-allowance may be changed by the underwriters.

     The Trust has granted the Underwriters an option to purchase up to an additional 120,000 preferred securities at the initial public offering price. This option, which expires 30 days from the date of this prospectus, may be exercised solely to cover over-allotments. To the extent that the Underwriters exercise such option, each of the Underwriters will have a firm commitment to purchase approximately the same percentage thereof which the number of shares of preferred securities to be purchased by it shown in the table above bears to the total and the Trust will be obligated pursuant to the option, to sell such shares to the Underwriters. The Underwriters may exercise such options only to cover over-allotments made in connection with the sale of shares of preferred securities offered hereby. If purchased, the Underwriters will sell such additional shares on the same terms as those on which the shares are being offered.

     During a period of 180 days from the date of this prospectus, none of the officers, directors and 5% shareholders of the Trust nor the Corporation will, subject to certain exceptions, without the prior written consent of the Representatives, directly or indirectly, sell, offer to sell, grant any option for sale of, or otherwise dispose of, any preferred securities, any security convertible into or exchangeable into or exercisable for preferred securities or subordinated debentures or any debt securities substantially similar to the subordinated debentures or equity securities similar to the preferred securities (except for the subordinated debentures and the preferred securities offered hereby).

     In connection with this offering, certain underwriters and selling group members and their respective affiliates may engage in transactions that stabilize, maintain or otherwise affect the market price of the preferred securities during and after this offering. Such transactions may include stabilization transactions pursuant to which such persons may bid for or purchase preferred securities for the purpose of stabilizing its market price. The underwriters also may create a short position for the account of the underwriters by selling more preferred securities in connection with this offering than they are committed to purchase from the Trust, and in such case may purchase preferred securities in the open market following completion of this offering to cover all or a portion of such short position. The underwriters may also cover all or a portion of such short position by exercising the underwriters' over-allotment option referred to above. In addition, the representatives may impose "penalty bids" under contractual arrangements with the underwriters whereby they may reclaim from the underwriter (or dealer participating in the offering) for the account of the other underwriters, the selling concession with respect to preferred securities that are distributed in this offering but subsequently purchased for the account of the underwriters in the open market. Any of the transactions described in this paragraph may result in the maintenance of the price of the preferred securities at a level above that which might otherwise prevail in the open market. None of the transactions described in this paragraph are required, and, if they are undertaken, they may be discontinued at any time.

     The offering price and distribution rate have been determined by negotiations among the representatives of the Corporation and the Underwriters, and the offering price of the preferred securities may not be indicative of the market price following the offering. Since the preferred securities are expected to be traded on the American Stock Exchange, neither the Representatives nor any of the other Underwriters will have any obligation to make market in the preferred securities and, if ever commenced, may cease any such marketing-making activities at any time.

     Representative Sterne, Agee & Leach, Inc. provides certain services to the Corporation including advice regarding its securities portfolio for which Sterne, Agee & Leach, Inc. receives competitive commissions if and when trades are executed, through its affiliate, The Trust Company of Sterne, Agee & Leach, Inc., an Alabama state chartered trust company, trustee services to the Corporation's 401(k) and through its affiliate,

SAL Financial Services, Inc., brokerage management and clearing services for the Corporation's brokerage activities.

     The Trust and the Corporation have agreed to indemnify the Underwriters and controlling persons, if any, against certain liabilities, including liabilities under the Securities Act, or will contribute to payments that the Underwriters or any such controlling persons may be required to make in respect thereof.

                                 TRANSFER AGENT

     [       ] will act as registrar and transfer agent for the preferred securities.

                                 LEGAL MATTERS

     The validity of the preferred securities offered hereby, and certain matters relating to United States federal income tax consequences of the offering, are being passed upon for the Corporation and the Trust by Haskell Slaughter & Young, L.L.C., Birmingham, Alabama. As of the date of this prospectus, representatives of Haskell, Slaughter & Young, L.L.C. owned shares of Corporation common stock. Bingham Dana LLP, Hartford, Connecticut, will pass upon certain matters relating to Connecticut law for the Trust. Certain legal matters will be passed upon for the underwriters by Ritchie & Rediker, L.L.C., Birmingham, Alabama. As of the date of this prospectus,
representatives of Ritchie & Rediker, L.L.C. owed        shares of Corporation
common stock.

                                    EXPERTS

     The consolidated financial statements of The Banc Corporation at December 31, 1999 and 1998, and for each of the three years in the period ended December 31, 1999, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon appearing herein which, as to the years 1998 and 1997, are based in part on the reports of Saltmarsh, Cleaveland & Gund, independent auditors, and Williams, Cox, Weidner and Cox, independent auditors. The financial statements referred to above are included in reliance upon such reports given on the authority of such firms as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

     This prospectus is part of a registration statement (on Form S-1) filed by the Corporation and the Trust with the SEC relating to the preferred securities registered under this prospectus. As permitted by SEC rules, this prospectus does not contain all of the information contained in the registration statement and accompanying exhibits and schedules filed by the Corporation and the Trust with the SEC. The registration statement, the exhibits and schedules provide additional information about the Corporation, the Trust and the preferred securities. The registration statement, exhibits and schedules are also available at the SEC's public reference rooms or through its EDGAR database on the internet.

     The Corporation files annual, quarterly and current reports, proxy statements and other information with the SEC. These documents are available for inspection and copying, upon payment of a fee set by the SEC, at the public reference rooms of the SEC in Washington, D.C. (450 Fifth Street, N.W., 20549), New York, New York (Seven World Trade Center, Suite 1300, 10048) and Chicago, Illinois (Citicorp Center, 500 West Madison Street, 14th Floor, Suite 1400, 60661). The SEC may be contacted at 1-800-432-0330 for more information on the public reference rooms. The Corporation's filings are also available to the public on the internet through the SEC's EDGAR database at the SEC's web site at http://www.sec.gov.

     There are not separate financial statements of the Trust in this prospectus because:

     - The Trust is a subsidiary of the Corporation which files consolidated financial information under the Exchange Act.

     - The Trust does not have any independent operations other than issuing the preferred and common securities and purchasing the subordinated debentures of the Corporation.

     - The Trust's only material assets will be the subordinated debentures of the Corporation when issued.

     - The combined obligations of the Corporation under the subordinated debentures, the Guarantee, the Trust Agreement and the Indenture have the effect of providing a full and unconditional guarantee of the Trust's obligations under its preferred securities. See "Description of Subordinated Securities," "Description of Preferred Securities," "Description of Guarantee" and "Relationship Among Preferred Securities, the Subordinated Debentures and the Guarantee."

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
THE BANC CORPORATION AND SUBSIDIARIES
Report of Independent Auditors, Ernst & Young LLP...........   F-2
Report of Independent Auditors, Saltmarsh, Cleaveland &
  Gund......................................................   F-3
Report of Independent Auditors, Williams, Cox, Weidner &
  Cox.......................................................   F-4
Report of Independent Auditors, Williams, Cox, Weidner &
  Cox.......................................................   F-5
Consolidated Statements of Financial Condition as of
  December 31, 1999 and 1998................................   F-6
Consolidated Statements of Income for the Years Ended
  December 31, 1999, 1998 and 1997..........................   F-7
Consolidated Statements of Cash Flows for the Years Ended
  December 31, 1999, 1998 and 1997..........................   F-8
Consolidated Statements of Changes in Stockholders' Equity
  for the Years Ended December 31, 1999, 1998 and 1997......  F-10
Notes to Consolidated Financial Statements..................  F-11
Condensed Consolidated Statements of Financial Condition as
  of March 31, 2000 (Unaudited).............................  F-35
Condensed Consolidated Statements of Income for the Three
  Months Ended March 31, 2000 and 1999 (Unaudited)..........  F-36
Condensed Consolidated Statements of Cash Flows for the
  Three Months Ended March 31, 2000 and 1999 (Unaudited)....  F-37
Notes to Condensed Consolidated Financial Statements
  (Unaudited)...............................................  F-38

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors
The Banc Corporation

     We have audited the accompanying consolidated statements of financial condition of The Banc Corporation and Subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the consolidated financial statements of Emerald Coast Bancshares, Inc., C&L Bank of Blountstown and C&L Banking Corporation as of and for each of the two years in the period ended December 31, 1998, which statements combined reflect total assets constituting 30% in 1998, and net interest income constituting 33% in 1998 and 32% in 1997, of the related consolidated totals. Those statements were audited by other auditors whose reports have been furnished to us, and our opinion, insofar as it relates to data included for Emerald Coast Bancshares, Inc., C&L Bank of Blountstown and C&L Banking Corporation, is based solely on the reports of the other auditors.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the reports of other auditors provide a reasonable basis for our opinion.

     In our opinion, based on our audits and the reports of other auditors, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of The Banc Corporation and Subsidiaries at December 31, 1999 and 1998, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States.

                                      Ernst & Young LLP

Birmingham, Alabama
March 3, 2000

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors
The Banc Corporation

     We have audited and reported on the consolidated statements of financial condition of Emerald Coast Bancshares, Inc. and Subsidiary as of December 31, 1998 and 1997 and the consolidated statements of operations, changes in stockholders' equity, and cash flows for the years ended December 31, 1998 and 1997, prior to their inclusion in the consolidated financial position of The Banc Corporation and Subsidiaries as of December 31, 1998 and 1997, and the consolidated results of their operations and their cash flows for each of the two years in the period ended December 31, 1998. These consolidated financial statements are the responsibility of the management of Emerald Coast Bancshares, Inc. and Subsidiary. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Emerald Coast Bancshares, Inc. and Subsidiary as of December 31, 1998 and 1997, and the consolidated results of their operations and their cash flows for the years ended December 31, 1998 and 1997 in conformity with generally accepted accounting principles.

                                      Saltmarsh, Cleaveland & Gund

Pensacola, Florida
March 19, 1999

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors
The Banc Corporation

     We have audited and reported on the statements of financial condition of C & L Bank of Bristol as of December 31, 1998 and 1997, and the statements of income, changes in stockholders' equity, and cash flows for the years ended December 31, 1998 and 1997. These financial statements are the responsibility of the management of C & L Bank of Bristol. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of C & L Bank of Bristol as of December 31, 1998 and 1997, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 1998 in conformity with generally accepted accounting principles.

                                      Williams, Cox, Weidner and Cox

March 3, 1999
Marianna, Florida

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors
The Banc Corporation

     We have audited and reported on the statements of financial condition of C & L Bank of Blountstown as of December 31, 1998 and 1997, and the related statements of income, changes in stockholders' equity, and cash flows for the years ended December 31, 1998 and 1997. These financial statements are the responsibility of the management of C & L Bank of Blountstown. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of C & L Bank of Blountstown as of December 31, 1998 and 1997, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 1998 in conformity with generally accepted accounting principles.

                                      Williams, Cox, Weidner and Cox

March 3, 1999
Marianna, Florida

                     THE BANC CORPORATION AND SUBSIDIARIES

                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

                                                                   DECEMBER 31,
                                                              ----------------------
                                                                1999         1998
                                                              ---------    ---------
                                                              (AMOUNTS IN THOUSANDS)
                                       ASSETS
Cash and due from banks.....................................  $ 31,825     $ 31,307
Interest bearing deposits in other banks....................     1,862        1,048
Federal funds sold..........................................     5,843       25,045
Short-term commercial paper.................................    14,484           --
Securities available for sale...............................    65,439       91,482
Securities held to maturity (fair value of $5,411,000 and
  $6,775,000 in 1999 and 1998, respectively)................     5,477        6,726
Mortgage loans held for sale................................     2,127        4,899
Loans.......................................................   633,404      433,175
Unearned income.............................................      (627)      (1,244)
                                                              --------     --------
Loans, net of unearned income...............................   632,777      431,931
Less allowance for loan losses..............................    (8,065)      (6,466)
                                                              --------     --------
          Net loans.........................................   624,712      425,465
Premises and equipment, net.................................    37,734       29,666
Accrued interest receivable.................................     6,286        4,812
Stock in FHLB and Federal Reserve Bank......................     3,461        1,760
Other assets................................................    28,177        7,879
                                                              --------     --------
                                                              $827,427     $630,089
                                                              ========     ========
                        LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits:
  Noninterest bearing demand................................  $ 83,733     $ 79,990
  Interest bearing demand...................................   160,044      141,416
  Savings...................................................    33,998       30,356
  Time deposits $100,000 and over...........................   180,641       90,557
  Other time................................................   224,101      188,751
                                                              --------     --------
          Total deposits....................................   682,517      531,070
Advances from FHLB..........................................    62,500       23,160
Other borrowed funds........................................       295        3,700
Notes payable...............................................     7,104           --
Accrued expenses and other liabilities......................     6,163        6,192
                                                              --------     --------
          Total liabilities.................................   758,579      564,122
Stockholders' equity:
  Preferred stock, par value $.001 per share; shares
     authorized 5,000,000; shares issued -0-................        --           --
  Common stock, par value $.001 per share; shares authorized
     25,000,000; shares issued and outstanding 14,385,021 in
     1999 and 14,077,036 in 1998............................        14           14
  Surplus...................................................    47,756       45,492
  Retained earnings.........................................    23,283       20,363
  Accumulated other comprehensive (loss) income.............    (2,205)          98
                                                              --------     --------
          Total stockholders' equity........................    68,848       65,967
                                                              --------     --------
                                                              $827,427     $630,089
                                                              ========     ========

                See notes to consolidated financial statements.

                     THE BANC CORPORATION AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME

                                                                YEAR ENDED DECEMBER 31,
                                                              ---------------------------
                                                               1999      1998      1997
                                                              -------   -------   -------
                                                                (AMOUNTS IN THOUSANDS,
                                                                EXCEPT PER SHARE DATA)
Interest income:
  Interest and fees on loans................................  $49,244   $34,310   $26,090
  Interest on taxable securities............................    4,141     5,493     5,552
  Interest on tax exempt securities.........................      924       925       696
  Interest on federal funds sold............................      763     1,492     1,234
  Interest and dividends on other investments...............      485       252       133
                                                              -------   -------   -------
          Total interest income.............................   55,557    42,472    33,705
Interest expense:
  Interest on deposits......................................   24,101    19,616    15,664
  Interest expense on advances from FHLB and other borrowed
     funds..................................................    2,648       590       129
                                                              -------   -------   -------
          Total interest expense............................   26,749    20,206    15,793
                                                              -------   -------   -------
Net interest income.........................................   28,808    22,266    17,912
Provision for loan losses...................................    2,850     4,657     2,685
                                                              -------   -------   -------
          Net interest income after provision for loan
            losses..........................................   25,958    17,609    15,227
Noninterest income:
  Service charges and fees..................................    3,350     3,007     2,463
  Mortgage banking income...................................    1,409       232        25
  Securities gains..........................................       83       279       220
  Other.....................................................    1,322       563       311
                                                              -------   -------   -------
          Total noninterest income..........................    6,164     4,081     3,019
Noninterest expense:
  Salaries and employee benefits............................   13,421    10,629     7,893
  Occupancy and equipment...................................    5,242     3,432     2,471
  Merger related costs......................................      744     1,466        --
  Other.....................................................    9,275     6,602     4,412
                                                              -------   -------   -------
          Total noninterest expenses........................   28,682    22,129    14,776
                                                              -------   -------   -------
  Income (loss) before income taxes.........................    3,440      (439)    3,470
  Income tax expense (benefit)..............................      520      (724)    1,074
                                                              -------   -------   -------
          Net income........................................  $ 2,920   $   285   $ 2,396
                                                              =======   =======   =======
Average common shares outstanding...........................   14,335    13,115    10,553
Average common shares outstanding, assuming dilution........   14,362    13,210    10,672
Basic net income per common share...........................  $   .20   $   .02   $   .23
Diluted net income per common share.........................      .20       .02       .22

                See notes to consolidated financial statements.

                     THE BANC CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                   YEAR ENDED DECEMBER 31,
                                                              ---------------------------------
                                                                1999        1998        1997
                                                              ---------   ---------   ---------
                                                                   (AMOUNTS IN THOUSANDS)
OPERATING ACTIVITIES
Net income..................................................  $   2,920   $     285   $   2,396
Adjustments to reconcile net income to net cash provided by
  operations:
  Depreciation..............................................      2,194       1,786       1,121
  Net (accretion) amortization of securities................        (69)        301        (241)
  Gain on sale of securities available for sale.............        (83)       (279)       (220)
  Provision for loan losses.................................      2,850       4,657       2,685
  Decrease (increase) in mortgage loans held for sale.......      2,772      (4,899)         --
  Increase in accrued interest receivable...................     (1,055)       (326)       (547)
  Deferred income tax expense (benefit).....................         46      (1,977)       (127)
  Other changes, net........................................       (826)      1,382         575
                                                              ---------   ---------   ---------
          Net cash provided by operating activities.........      8,749         930       5,642
INVESTING ACTIVITIES
(Increase) decrease in interest bearing deposits in other
  banks.....................................................       (814)        435        (100)
Decrease (increase) in federal funds sold...................     22,422      19,705     (19,898)
Increase in short-term commercial paper.....................    (14,151)         --          --
Proceeds from sale of subsidiary's net assets...............      3,392          --          --
Proceeds from sales of securities available for sale........     18,283      65,170      30,592
Proceeds from maturities of securities available for sale...     19,426      39,509       8,951
Proceeds from maturities of securities held to maturity.....      1,231      15,926      12,933
Purchase of securities available for sale...................    (12,499)    (78,833)    (41,746)
Purchase of securities held to maturity.....................         --     (23,520)    (15,181)
Net increase in loans.......................................   (178,349)   (138,013)    (70,886)
Net cash received (paid) in business combinations...........     11,893      (5,786)         --
Purchase of premises and equipment..........................     (8,312)    (14,740)     (5,000)
Proceeds from sale of bank premises.........................         --       3,795          --
Other investing activities, net.............................     (9,804)     (3,447)       (434)
                                                              ---------   ---------   ---------
          Net cash used in investing activities.............   (147,282)   (119,799)   (100,769)

                     THE BANC CORPORATION AND SUBSIDIARIES

                                                                 YEAR ENDED DECEMBER 31,
                                                              -----------------------------
                                                                1999       1998      1997
                                                              --------   --------   -------
                                                                 (AMOUNTS IN THOUSANDS)
FINANCING ACTIVITIES
Net increase in demand and savings deposits.................  $  6,450   $ 67,170   $33,516
Net increase in time deposits...............................    87,392     33,068    48,193
Increase (decrease) in FHLB advances........................    39,340     23,160    (1,600)
Payment on assumed debt.....................................        --         --    (1,513)
Net increase in note payable................................     7,104         --        --
(Payments) advances of other borrowed funds.................    (3,405)    (4,529)    7,980
Proceeds from issuance and reissuance of common stock.......     2,170     12,279    17,890
Repurchase of common stock..................................        --         --    (9,496)
Dividends paid by pooled subsidiaries.......................        --       (231)     (498)
                                                              --------   --------   -------
Net cash provided by financing activities...................   139,051    130,917    94,472
                                                              --------   --------   -------
Increase (decrease) in cash and due from banks..............       518     12,048      (655)
Cash and due from banks at beginning of year................    31,307     19,259    19,914
                                                              --------   --------   -------
Cash and due from banks at end of year......................  $ 31,825   $ 31,307   $19,259
                                                              ========   ========   =======
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid during the year for:
  Interest..................................................  $ 25,888   $ 19,710   $15,554
  Income taxes..............................................     1,168      1,042     1,481
Sale of subsidiary's net assets financed by the
  Corporation...............................................     2,202         --        --
Assets acquired in business combinations....................    60,097     43,413        --
Liabilities assumed in business combinations................    58,353     36,113        --
Real estate acquired by assuming related liability and
  issuing common stock......................................        --         --     4,534
Minority interest in subsidiary acquired by issuing common
  stock.....................................................        95        130        --

                See notes to consolidated financial statements.

                     THE BANC CORPORATION AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                   (AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)

                                                                              ACCUMULATED
                                                                                 OTHER
                                                                             COMPREHENSIVE                  TOTAL
                                               COMMON             RETAINED      INCOME       TREASURY   STOCKHOLDERS'
                                               STOCK    SURPLUS   EARNINGS      (LOSS)        STOCK        EQUITY
                                               ------   -------   --------   -------------   --------   -------------
BALANCE AT JANUARY 1, 1997...................   $10     $22,451   $18,498       $   (84)     $    --       $40,875
Comprehensive income:........................
  Net income.................................    --          --     2,396            --           --         2,396
  Other comprehensive income, net of taxes of
    $179.....................................    --                                               --
    Unrealized gains on securities available
      for sale, net of reclassification
      adjustment.............................    --          --        --           345           --           345
                                                                                                           -------
Comprehensive income.........................                                                                2,741
Dividends declared by pooled subsidiaries....    --          --      (499)           --           --          (499)
Issuance of 1,778,215 shares of common stock,
  net of direct costs........................     2       8,429        --            --           --         8,431
Acquisition of building through issuance of
  460,500 shares of common stock.............    --       2,205        --            --           --         2,205
Purchase of 1,990,908 shares of treasury
  stock......................................    --          --        --            --       (9,496)       (9,496)
Reissuance of treasury stock.................    --          --        --            --        9,459         9,459
Retirement of 14,908 shares of treasury
  stock......................................    --          --       (37)           --           37            --
                                                ---     -------   -------       -------      -------       -------
BALANCE AT DECEMBER 31, 1997.................    12      33,085    20,358           261           --        53,716
Comprehensive income:
  Net income.................................    --          --       285            --           --           285
  Other comprehensive loss net of tax benefit
    of $111..................................
    Unrealized losses on securities available
      for sale, arising during the period,
      net of reclassification adjustment.....    --          --        --          (163)          --          (163)
                                                                                                           -------
Comprehensive income.........................                                                                  122
Issuance of 1,526,054 shares of common stock,
  net of direct costs........................     2      12,116        --            --           --        12,118
Stock options exercised......................    --         177        --            --           --           177
Restricted shares issued by pooled
  subsidiary.................................    --         114        --            --           --           114
Redemption of common stock by pooled
  subsidiary.................................    --          --       (49)           --           --           (49)
Dividends declared by pooled subsidiaries....    --          --      (231)           --           --          (231)
                                                ---     -------   -------       -------      -------       -------
BALANCE AT DECEMBER 31, 1998.................    14      45,492    20,363            98           --        65,967
Comprehensive income:
  Net income.................................    --          --     2,920            --           --         2,920
  Other comprehensive loss net of tax benefit
    of $1,459................................
    Unrealized losses on securities available
      for sale, arising during the period,
      net of reclassification adjustment.....    --          --        --        (2,303)          --        (2,303)
                                                                                                           -------
Comprehensive income.........................                                                                  617
Issuance of 174,500 shares of common stock,
  net of direct costs........................    --       1,628        --            --           --         1,628
Stock options exercised......................    --         636        --            --           --           636
                                                ---     -------   -------       -------      -------       -------
BALANCE AT DECEMBER 31, 1999.................   $14     $47,756   $23,283       $(2,205)     $    --       $68,848
                                                ===     =======   =======       =======      =======       =======

                See notes to consolidated financial statements.

                     THE BANC CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     The Banc Corporation ("Corporation"), through its three subsidiaries, provides a full range of banking and bank-related services to individual and corporate customers across Alabama and the panhandle of Florida. The accounting and reporting policies of the Corporation conform with generally accepted accounting principles and to general practice within the banking industry. The following summarizes the most significant of these policies.

BASIS OF PRESENTATION

     The Corporation's consolidated financial statements have been retroactively restated to reflect the pooling of interest business combinations with Emerald Coast Bancshares, Inc. ("Emerald"), which was consummated in the first quarter of 1999, and C&L Banking Corporation ("C&L") and C&L Bank of Blountstown ("Blountstown"), which were consummated in the second quarter of 1999. In addition, Blountstown was immediately merged into C&L's subsidiary to form a single bank subsidiary, the C &L Bank of Bristol.

     On July 13, 1999, the Corporation acquired BankersTrust of Alabama, Inc. ("BankersTrust") in a business combination accounted for as a purchase. As such, the Corporation's consolidated financial statements include the results of operations of BankersTrust only from its date of acquisition. See Note 13 for more disclosure regarding the Corporation's business combinations.

PRINCIPLES OF CONSOLIDATION

     The accompanying consolidated financial statements and notes to consolidated financial statements include the accounts of the Corporation and its wholly-owned or majority-owned subsidiaries. All significant intercompany transactions or balances have been eliminated in consolidation.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

     For the purpose of presentation in the statements of cash flows, cash and cash equivalents are defined as those amounts included in the statements of financial condition caption "Cash and Due from Banks."

INVESTMENT SECURITIES

     Investment securities are classified as either held to maturity, available for sale or trading at the time of purchase. The Corporation defines held to maturity securities as debt securities which management has the positive intent and ability to hold to maturity.

     Held to maturity securities are reported at cost, adjusted for amortization of premiums and accretion of discounts that are recognized in interest income using the effective yield method.

     Securities available for sale are reported at fair value and consist of bonds, notes, debentures, and certain equity securities not classified as trading securities nor as securities to be held to maturity. Unrealized holding gains and losses, net of deferred taxes, on securities available for sale are excluded from earnings and reported in accumulated other comprehensive income
(loss) within stockholders' equity.

                     THE BANC CORPORATION AND SUBSIDIARIES

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
     Gains and losses on the sale of securities available for sale are determined using the specific-identification method.

LOANS AND ALLOWANCE FOR LOAN LOSSES

     Loans are stated at the amount of unpaid principal, reduced by unearned discount and an allowance for loan losses. Interest income with respect to loans is accrued on the principal amount outstanding, except for interest on certain consumer loans, which is recognized over the term of the loan using a method which approximates a level yield.

     Accrual of interest is discontinued on loans which are past due greater than ninety days unless the loan is well secured and in the process of collection. "Well secured," means that the debt must be secured by collateral having sufficient realizable value to discharge the debt, including accrued interest, in full. "In the process of collection," means that collection of the debt is proceeding in due course either through legal action or other collection effort that is reasonably expected to result in repayment of the debt in full within a reasonable period of time, usually within one hundred eighty days of the date the loan became past due. Any unpaid interest previously accrued on these loans is reversed from income. Interest payments received on these loans are applied as a reduction of the loan principal balance.

     Impaired loans are specifically reviewed loans for which it is probable that the Corporation will be unable to collect all amounts due according to the terms of the loan agreement. Impairment is measured by comparing the recorded investment in the loan with the present value of expected future cash flows discounted at the loan's effective interest rate, at the loans observable market price, or the fair value of the collateral if the loan is collateral dependent. A valuation allowance is provided to the extent that the measure of the impaired loans is less than the recorded investment. A loan is not considered impaired during a period of delay in payment if the ultimate collectibility of all amounts due is expected. Larger groups of homogenous loans such as consumer installment and residential real estate mortgage loans are collectively evaluated for impairment. Payments received on impaired loans for which the ultimate collectibility of principal is uncertain are generally applied first as principal reductions.

     The allowance for loan loss is established through a provision for loan losses charged to expense. Loans are charged against the allowance for loan losses when management believes the collectibility of principal is unlikely. The allowance is the amount that management believes will be adequate to absorb possible losses on existing loans which may become uncollectible.

     Management reviews the adequacy of the allowance on a monthly basis. The allowance for classified loans is established based on risk ratings assigned by loan officers. Loans are risk rated using a seven point scale, and loan officers are responsible for the timely reporting of changes in the risk ratings. This process, and the assigned risk ratings, are subject to review by the Corporation's internal loan review function. Based on the assigned risk ratings, the loan portfolio is segregated into the regulatory classifications of: Special Mention, Substandard, Doubtful or Loss. Regulatory reserve percentages are applied to these categories to estimate the amount of loan loss. Reserve percentages assigned to non-rated loans are based on historical charge-off experience adjusted for geographic location risk factors.

     Significant problem credits are individually reviewed by management. Generally, these loans are commercial or real estate construction loans selected for review based on their balance, assigned risk rating, payment history, and other risk factors at the time of management's review. Losses are estimated on each loan based on management's review. These individually reviewed credits are excluded from the classified loan loss calculation discussed above.

                     THE BANC CORPORATION AND SUBSIDIARIES

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
     To evaluate the overall adequacy of the allowance to absorb losses inherent in the Corporation's loan portfolio, the Corporation considers general economic conditions, geographic concentrations, and changes in the nature and volume of the loan portfolio. Management's assessment of these conditions is reflected in the portion of the allowance that is unallocated.

MORTGAGE LOANS HELD FOR SALE

     Mortgage loans held for sale are carried at the lower of cost or market, determined on a net aggregate basis. Differences between the carrying amount of mortgage loans held for sale and the amounts received upon sale are credited or charged to income at the time the proceeds of the sale are collected. The fair values are based on quoted market prices of similar loans, adjusted for differences in loan characteristics.

PREMISES AND EQUIPMENT

     Premises and equipment are stated at cost less accumulated depreciation and amortization. Depreciation is computed over the estimated service lives of the assets using straight-line and accelerated methods, generally using five to forty years for premises and five to ten years for furniture and equipment.

     Expenditures for maintenance and repairs are charged to operations as incurred; expenditures for renewals and betterments are capitalized and written off by depreciation charges. Property retired or sold is removed from the asset and related accumulated depreciation accounts and any profit or loss resulting therefrom is reflected in the statement of income.

INTANGIBLE ASSETS

     Intangible assets, primarily goodwill, are included in other assets, net of amortization calculated on a straight-line basis over a fifteen-year period.

     The Corporation reviews on a regular basis the carrying value of goodwill to determine if any impairment has occurred or if the period of recoverability has changed. If this review indicates that goodwill will not be recoverable, as determined based on the undiscounted cash flows of the entity acquired over the remaining amortization period, the carrying value of the goodwill will be reduced by the estimated shortfall of such cash flows. At December 31, 1999 and 1998 goodwill, net of accumulated amortization totaled $7,219,000 and $731,000, respectively.

OTHER REAL ESTATE

     Other real estate, acquired through partial or total satisfaction of loans, is carried at the lower of cost or net realizable value in other assets. At the date of acquisition, losses are charged to the allowance for loan losses. Gain or loss from the sale of other real estate is included in other expense. Total other real estate was $2,185,000 and $546,000 at December 31, 1999 and 1998, respectively.

INCOME TAXES

     The consolidated financial statements are prepared on the accrual basis. The Corporation accounts for income taxes using the liability method pursuant to Statement of Financial Accounting Standards (SFAS) No. 109, Accounting for Income Taxes. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to reverse.

                     THE BANC CORPORATION AND SUBSIDIARIES

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
OFF BALANCE SHEET FINANCIAL INSTRUMENTS

     In the ordinary course of business the Corporation has entered into off balance sheet financial instruments consisting of commitments to extend credit, commitments under credit card arrangements and commercial letters of credit and standby letters of credit. Such financial instruments are recorded in the financial statements when they become payable.

PER SHARE AMOUNTS

     Earnings per share computations are based on the weighted average number of shares outstanding during the periods presented.

     Diluted earnings per share computations are based on the weighted average number of shares outstanding during the period, plus the dilutive effect of stock options.

STOCK-BASED COMPENSATION

     SFAS No. 123, Accounting for Stock-Based Compensation (Statement 123) establishes a "fair value" based method of accounting for stock-based compensation plans and allows entities to adopt that method of accounting for their employee stock compensation plans. However, it also allows an entity to continue to measure compensation cost for those plans using the intrinsic value based method of accounting prescribed by the Accounting Principles Board ("APB") Opinion No. 25, Accounting for Stock Issued to Employees (Opinion 25). The Corporation has elected to follow Opinion 25 and related interpretations in accounting for its employee stock options. Under Opinion 25, because the exercise price of the Corporation's employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

     Statement 123 requires the disclosure of pro forma net income and earnings per share determined as if the Corporation had accounted for its employee stock options under the fair value method of that statement. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model. Option valuation models require the input of subjective assumptions. Because these assumptions are subjective, the effects of applying Statement 123 for pro forma disclosures are not likely to be representative of the effects on reported net income for future years (see Note 8).

RECENT ACCOUNTING PRONOUNCEMENTS

     Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and for Hedging Activities", as amended by Statement of Financial Accounting Standards No. 137, "Accounting for Derivative Instruments and Hedging Activities -- Deferral of the Effective Date of FASB Statement No. 133", requires derivative instruments be carried at fair value on the statement of financial condition. The statement continues to allow derivative instruments to be used to hedge various risks and sets forth specific criteria to be used to determine when hedge accounting can be used. The statement also provides for offsetting changes in fair value or cash flows of both the derivative and the hedged asset or liability to be recognized in earnings in the same period; however, any changes in fair value or cash flow that represent the ineffective portion of a hedge are required to be recognized in earnings and cannot be deferred. For derivative instruments not accounted for as hedges, changes in fair value are required to be recognized in earnings.

     The Corporation plans to adopt the provisions of this statement, as amended, for its quarterly and annual reporting beginning January 1, 2001, the statement's effective date. The impact of adopting the provisions of this statement on the Corporation's financial position, results of operations and cash flow subsequent to the

                     THE BANC CORPORATION AND SUBSIDIARIES

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

RECENT ACCOUNTING PRONOUNCEMENTS (CONTINUED) effective date is not currently estimable and will depend on the financial position of the Corporation and the nature and purpose of the derivative instruments in use at that time.

2. INVESTMENT SECURITIES

     The amounts at which investment securities are carried and their approximate fair values at December 31, 1999 are as follows:

                                                               GROSS        GROSS      ESTIMATED
                                                 AMORTIZED   UNREALIZED   UNREALIZED     FAIR
                                                   COST        GAINS        LOSSES       VALUE
                                                 ---------   ----------   ----------   ---------
                                                                 (IN THOUSANDS)
INVESTMENT SECURITIES AVAILABLE FOR SALE:
Equity securities..............................   $   370       $ --        $   33      $   337
U.S. Treasury and agency securities............    11,645         --           650       10,995
State, county and municipal securities.........    13,991         93         1,043       13,041
Mortgage-backed securities.....................    42,292         38         1,975       40,355
Corporate debt.................................       453         --             9          444
Other securities...............................       267         --            --          267
                                                  -------       ----        ------      -------
          Total................................   $69,018       $131        $3,710      $65,439
                                                  =======       ====        ======      =======
INVESTMENT SECURITIES HELD TO MATURITY:
State, county and municipal securities.........   $ 3,711       $ 20        $    3      $ 3,728
Mortgage-backed securities.....................     1,766          2            85        1,683
                                                  -------       ----        ------      -------
          Total................................   $ 5,477       $ 22        $   88      $ 5,411
                                                  =======       ====        ======      =======

     The amounts at which investment securities are carried and their approximate fair values at December 31, 1998 are as follows:

                                                               GROSS        GROSS      ESTIMATED
                                                 AMORTIZED   UNREALIZED   UNREALIZED     FAIR
                                                   COST        GAINS        LOSSES       VALUE
                                                 ---------   ----------   ----------   ---------
                                                                 (IN THOUSANDS)
INVESTMENT SECURITIES AVAILABLE FOR SALE:
Equity securities..............................   $   170       $ --         $ 25       $   145
U.S. Treasury and agency securities............    20,965         85           40        21,010
State, county and municipal securities.........    18,345        452           18        18,779
Mortgage-backed securities.....................    48,894        173          491        48,576
Corporate debt.................................     1,712         25           --         1,737
Other securities...............................     1,213         22           --         1,235
                                                  -------       ----         ----       -------
          Total................................   $91,299       $757         $574       $91,482
                                                  =======       ====         ====       =======
INVESTMENT SECURITIES HELD TO MATURITY:
State, county and municipal securities.........   $ 4,124       $ 97         $ --       $ 4,221
Mortgage-backed securities.....................     2,602         47           95         2,554
                                                  -------       ----         ----       -------
          Total................................   $ 6,726       $144         $ 95       $ 6,775
                                                  =======       ====         ====       =======

                     THE BANC CORPORATION AND SUBSIDIARIES

2. INVESTMENT SECURITIES (CONTINUED)
     Securities with an amortized cost of $36,450,000 and $44,684,000 at December 31, 1999 and 1998, respectively, were pledged to secure United States government deposits and other public funds and for other purposes as required or permitted by law.

     The amortized cost and estimated fair values of investment securities at December 31, 1999, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                            SECURITIES HELD        SECURITIES AVAILABLE
                                                              TO MATURITY                FOR SALE
                                                         ----------------------   ----------------------
                                                         AMORTIZED   ESTIMATED    AMORTIZED   ESTIMATED
                                                           COST      FAIR VALUE     COST      FAIR VALUE
                                                         ---------   ----------   ---------   ----------
                                                                         (IN THOUSANDS)
Due in one year or less................................   $  715       $  718      $   505     $   505
Due after one year through five years..................    2,379        2,391        7,300       7,049
Due after five years through ten years.................      489          491        6,330       5,981
Due after ten years....................................      128          128       12,221      11,212
Mortgage-backed securities.............................    1,766        1,683       42,292      40,355
Equity securities......................................       --           --          370         337
                                                          ------       ------      -------     -------
                                                          $5,477       $5,411      $69,018     $65,439
                                                          ======       ======      =======     =======

     Gross realized gains on sales of investment securities available for sale in 1999, 1998 and 1997 were $170,000, $391,000 and $249,000, respectively, and gross realized losses for the same periods were $87,000, $112,000 and $29,000, respectively.

     During 1998 the Corporation transferred securities with a carrying value of $34,790,000 and fair value of $34,988,000 from the held to maturity category to available for sale. The unrealized gain of $198,000 at the date of transfer has been recognized in other comprehensive income net of deferred income taxes of $79,000. The securities were transferred in order to provide liquidity to the Corporation to meet the increasing loan demand being generated from its Birmingham branch which opened on July 1, 1998.

     The components of other comprehensive income for the years ended December 31, 1999 and 1998 are as follows:

                                                   PRE-TAX      INCOME TAX       NET OF INCOME
                                                   AMOUNT    (BENEFIT) EXPENSE        TAX
                                                   -------   -----------------   -------------
                                                                 (IN THOUSANDS)
1999
Unrealized loss on available for sale
  securities.....................................  $(3,679)       $(1,427)          $(2,252)
Less: reclassification adjustment for gains
  realized in net income.........................       83             32                51
                                                   -------        -------           -------
          Net unrealized loss....................  $(3,762)       $(1,459)          $(2,303)
                                                   =======        =======           =======
1998
Unrealized gain on available for sale
  securities.....................................  $     5        $    --           $     5
Less: reclassification adjustment for gains
  realized in net income.........................      279            111               168
                                                   -------        -------           -------
          Net unrealized loss....................  $  (274)       $  (111)          $  (163)
                                                   =======        =======           =======

                     THE BANC CORPORATION AND SUBSIDIARIES

3. LOANS

     At December 31, 1999 and 1998 the composition of the loan portfolio was as follows:

                                                                1999       1998
                                                              --------   --------
                                                                (IN THOUSANDS)
Commercial, industrial and agricultural.....................  $207,620   $158,855
Real estate -- construction.................................    59,496     36,121
Real estate -- mortgage.....................................   282,717    152,732
Consumer....................................................    74,769     75,796
All other loans.............................................     8,802      9,671
                                                              --------   --------
          Total loans.......................................  $633,404   $433,175
                                                              ========   ========

     At December 31, 1999 and 1998 the Corporation's recorded investment in loans considered to be impaired under SFAS No. 114 was $12,111,000 and $894,000, respectively. There was approximately $3,000,000 and $134,000 at December 31, 1999 and 1998, respectively, in the allowance for loan losses specifically allocated to impaired loans. The average recorded investment in impaired loans during 1999, 1998 and 1997 was approximately $6,484,000, $598,000 and $258,000, respectively. Interest income recognized on loans considered impaired totaled approximately $431,000 for the year ended December 31, 1999. No material amount of interest income was recognized on impaired loans for the years ended December 31, 1998 and 1997.

     The Corporation has no commitments to loan additional funds to the borrowers whose loans are considered impaired.

4. ALLOWANCE FOR LOAN LOSSES

     A summary of the allowance for loan losses for the years ended December 31, 1999, 1998 and 1997 follows:

                                                             1999      1998      1997
                                                            -------   -------   -------
                                                                  (IN THOUSANDS)
Balance at beginning of year..............................  $ 6,466   $ 3,741   $ 2,522
  Allowance of acquired bank..............................    3,591       368        --
  Provision for loan losses...............................    2,850     4,657     2,685
  Loan charge-offs........................................   (5,792)   (2,906)   (1,759)
  Recoveries..............................................      950       606       293
                                                            -------   -------   -------
Balance at end of year....................................  $ 8,065   $ 6,466   $ 3,741
                                                            =======   =======   =======

                     THE BANC CORPORATION AND SUBSIDIARIES

5. PREMISES AND EQUIPMENT

     Components of premises and equipment at December 31, 1999 and 1998 are as follows:

                                                               1999      1998
                                                              -------   -------
                                                               (IN THOUSANDS)
Land........................................................  $ 5,096   $ 3,922
Premises....................................................   26,335    21,005
Furniture and equipment.....................................   12,303    10,529
                                                              -------   -------
                                                               43,734    36,456
Less accumulated depreciation and amortization..............   (7,822)   (6,417)
                                                              -------   -------
Net book value of premises and equipment in service.........   35,912    29,039
Real estate under renovation or held for sale...............    1,822       627
                                                              -------   -------
          Total.............................................  $37,734   $29,666
                                                              =======   =======

     Depreciation expense for the years ended December 31, 1999, 1998 and 1997 was $2,194,000, $1,786,000 and $1,121,000, respectively.

     Emerald Coast Bank leases all of its branch buildings under operating leases expiring through 2003. The leases require payment of taxes, insurance and maintenance costs in addition to rental payments. In addition, three of the four building leases have two five-year renewal options.

     Future minimum lease payments under the operating leases are summarized as follows (in thousands):

YEAR ENDING DECEMBER 31
-----------------------
2000........................................................  $  460
2001........................................................     448
2002........................................................     433
2003........................................................     244
                                                              ------
          Total minimum lease payments......................  $1,585
                                                              ======

     Rental expense relating to operating leases amounted to approximately $734,000, $299,000 and $135,000 for the years ended December 31, 1999, 1998 and
1997, respectively.

6. DEPOSITS

     The following schedule details interest expense on deposits:

                                                              YEAR ENDED DECEMBER 31,
                                                            ---------------------------
                                                             1999      1998      1997
                                                            -------   -------   -------
                                                                  (IN THOUSANDS)
Interest-bearing demand...................................  $ 5,129   $ 3,529   $ 2,302
Savings...................................................      938       889       937
Time deposits $100,000 and over...........................    7,275     4,721     3,889
Other time................................................   10,759    10,477     8,536
                                                            -------   -------   -------
          Total...........................................  $24,101   $19,616   $15,664
                                                            =======   =======   =======

                     THE BANC CORPORATION AND SUBSIDIARIES

6. DEPOSITS (CONTINUED)
     At December 31, 1999, the scheduled maturities of time deposits are as follows (in thousands):

2000........................................................  $332,315
2001........................................................    36,661
2002........................................................    11,444
2003........................................................    15,269
2004 and thereafter.........................................     9,053
                                                              --------
                                                              $404,742
                                                              ========

7. BORROWED FUNDS

     The following is a summary, by year of maturity, of advances from the Federal Home Loan Bank ("FHLB") as of December 31, 1999 and 1998 (in thousands):

                                                        1999                     1998
                                               ----------------------   ----------------------
                                                 WEIGHTED                 WEIGHTED
YEAR                                           AVERAGE RATE   BALANCE   AVERAGE RATE   BALANCE
----                                           ------------   -------   ------------   -------
2000.........................................      6.07%      $ 1,000         --%      $    --
2003.........................................      5.05        17,660       5.05        17,660
2004.........................................      5.21        25,000         --            --
2008.........................................      5.52         2,500       5.24         5,500
2009.........................................      5.18        16,340         --            --
                                                   ----       -------       ----       -------
                                                   5.20%      $62,500       5.09%      $23,160
                                                   ====       =======       ====       =======

     The above schedule is by contractual maturity. Certain advances have call dates as follows: 2000, $16,340,000; 2002, $25,000,000; 2003, $2,500,000 and
2004, $2,000,000.

     The advances are secured by FHLB stock, agency securities and a blanket lien on certain residential real estate loans all with a carrying value of approximately $111,000,000 at December 31, 1999.

     As of December 31, 1999 the Corporation has borrowed $7,104,000 under a $10,000,000 line of credit with a regional bank. Interest is one and one-quarter (1.25%) percentage points in excess of the applicable LIBOR Index Rate and the line matures May 1, 2001. The loan agreement contains various covenants pertaining to the maintenance of regulatory capital, specified levels of classified assets and the amount of stockholders' equity. The Corporation was in compliance with all covenants as of December 31, 1999.

     The Corporation had federal funds purchased outstanding of $3,150,000 at December 31, 1998. There were no outstanding federal funds purchased at December 31, 1999.

8. STOCK OPTION PLAN

     The Corporation has established a stock option plan for directors and certain key employees that provides for the granting of incentive and nonqualified options to purchase up to 1,000,000 shares of the Corporation's common stock. The terms of the options granted are determined by the compensation committee of the Board of Directors. All options granted have a maximum term of ten years, and the option price per share of options granted cannot be less than the fair market value of the Corporation's common stock on the grant date. All options granted under this plan vest 20% on the grant date and an additional 20% annually on the anniversary of the grant date.

                     THE BANC CORPORATION AND SUBSIDIARIES

8. STOCK OPTION PLAN (CONTINUED)
     In addition, the Corporation assumed the Commerce Bank of Alabama Incentive Stock Compensation Plan concurrent with the Commerce merger. Options to purchase 82,396 shares of the Corporation's common stock have been granted under this plan, of which, 52,227 were exercised during 1999. No additional options may be granted under this plan.

     For purposes of the following disclosures, the number and exercise prices for options granted by entities which merged with the Corporation during 1998 have been converted to equivalent amounts for the Corporation based on the exchange ratios in the mergers.

                                                                DECEMBER 31,
                                     -------------------------------------------------------------------
                                             1999                    1998                   1997
                                     ---------------------   --------------------   --------------------
                                                 WEIGHTED-              WEIGHTED-              WEIGHTED-
                                                  AVERAGE                AVERAGE                AVERAGE
                                                 EXERCISE               EXERCISE               EXERCISE
                                      NUMBER       PRICE      NUMBER      PRICE      NUMBER      PRICE
                                     ---------   ---------   --------   ---------   --------   ---------
Under option, beginning of year....    620,806    $ 9.52      202,589    $ 4.70      186,575     $4.64
  Granted..........................    239,000     10.64      466,677     10.87       16,014      5.40
  Exercised........................   (134,137)     4.74      (48,460)     3.65           --        --
  Forfeited........................    (10,000)    11.00           --        --           --        --
                                     ---------               --------               --------
Under option, end of year..........    715,669     10.68      620,806      9.52      202,589      4.71
                                     =========               ========               ========
Exercisable at end of year.........    256,569                255,606                196,751
                                     =========               ========               ========
Weighted-average fair value per
  option of options granted during
  the year.........................  $    5.40               $   5.49               $   1.22
                                     =========               ========               ========

     A further summary about options outstanding at December 31, 1999 is as follows:

                                     OPTIONS OUTSTANDING
---------------------------------------------------------------------------------------------
                                                                   WEIGHTED-
                                                                    AVERAGE
                                                    NUMBER        CONTRACTUAL       NUMBER
EXERCISE PRICE                                    OUTSTANDING    LIFE IN YEARS    EXERCISABLE
--------------                                    -----------    -------------    -----------
$ 6.24..........................................     30,169          6.50            30,169
 10.50..........................................    174,000          9.54            34,800
 11.00..........................................    511,500          8.88           191,600
                                                    -------                         -------
                                                    715,669                         256,569
                                                    =======                         =======

                     THE BANC CORPORATION AND SUBSIDIARIES

8. STOCK OPTION PLAN (CONTINUED)
     The Corporation recognizes compensation cost for stock-based employee compensation awards in accordance with APB Opinion No. 25, Accounting for Stock Issued to Employees. The Corporation recognized no compensation cost for stock-based employee compensation awards for the years ended December 31, 1999, 1998 and 1997. If the Corporation had recognized compensation cost in accordance with SFAS No. 123, net income and earnings per share would have been reduced as follows (amounts in thousands, except per share data):

                                                                   DECEMBER 31,
                                                              -----------------------
                                                               1999    1998     1997
                                                              ------   -----   ------
Net Income (Loss):
As reported.................................................  $2,920   $ 285   $2,396
Pro forma...................................................   2,379    (119)   2,384
Basic Net Income (Loss) Per Share:
As reported.................................................  $  .20   $ .02   $  .23
Pro forma...................................................     .17    (.01)     .23
Diluted Net Income (Loss) Per Share:
As reported.................................................     .20     .02      .22
Pro forma...................................................     .17    (.01)     .22

     The fair value of the options granted was based upon the Black-Scholes pricing model. The Corporation used the following weighted-average assumptions for 1999 and 1998, respectively: a risk free interest rate of 6.12% and 6.44%, a volatility factor of .39% and .42%, a weighted average expected life of options (in years) of 6.5 and 6.0, and a dividend yield of 0% for both years.

9. RETIREMENT PLANS

     Warrior Savings Bank ("Warrior"), which merged with the Corporation on September 24, 1998, sponsors a defined benefit plan ("Plan") that provides retirement, disability and death benefits. All employees of Warrior over age 21 are eligible to participate in the plan after the completion of one year of service. The Corporation contributes amounts to the pension funds sufficient to satisfy funding requirements of the Employee Retirement Income Security Act. The net periodic pension costs and the prepaid pension costs related to the Plan are not material to the Corporation's financial condition and results of operations. This plan is in the process of being terminated.

     The Corporation sponsors a profit-sharing plan that permits participants to make contributions by salary reduction pursuant to Section 401(k) of the Internal Revenue Code. This plan covers substantially all employees who meet certain age and length of service requirements. The Corporation matches contributions at its discretion. The Corporation's contributions to the plan were $108,000, $199,000 and $191,000 in 1999, 1998 and 1997, respectively.

     The Corporation has nonqualified retirement plans for the benefit of certain executive officers and directors. The present value of these benefits is accrued on a monthly basis. Payments under these plans are scheduled to begin in 2003 for some participants who will reach retirement age. In connection with the plans, the Corporation has purchased single premium life insurance policies with cash surrender values of approximately $11,500,000 at December 31, 1999. No significant amount of compensation expense was incurred for the years ended December 31, 1999 and 1998.

                     THE BANC CORPORATION AND SUBSIDIARIES

10. INCOME TAXES

     The components of the income tax expense (benefit) are as follows (in thousands):

                                                              1999    1998      1997
                                                              ----   -------   ------
CURRENT:
Federal.....................................................  $320   $   706   $  985
State.......................................................   154        92      185
                                                              ----   -------   ------
          Total current expense.............................   474       798    1,170
Deferred tax expense (benefit)..............................    46    (1,522)     (96)
                                                              ----   -------   ------
          Total income tax expense (benefit)................  $520   $  (724)  $1,074
                                                              ====   =======   ======

     Significant components of the Corporation's deferred tax assets and liabilities as of December 31, 1999 and 1998 are as follows (in thousands):

                                                               1999     1998
                                                              ------   ------
DEFERRED TAX ASSETS:
Rehabilitation tax credit...................................  $2,468   $1,737
Provision for loan losses...................................   1,664    2,094
NOL carryover...............................................      --      235
Alternative minimum tax credit carryover....................     143       47
Unrealized loss on securities...............................   1,372       --
Other.......................................................     171      129
                                                              ------   ------
          Total deferred tax assets before valuation
            allowance.......................................   5,818    4,242
Valuation allowance.........................................      --     (200)
                                                              ------   ------
          Total deferred tax assets after valuation
            allowance.......................................   5,818    4,042
DEFERRED TAX LIABILITIES:
Difference in book and tax basis of premises and
  equipment.................................................   1,928    1,445
Depreciation................................................     602      320
Unrealized gain on securities...............................      --       86
Other.......................................................      93      408
                                                              ------   ------
          Total deferred tax liabilities....................   2,623    2,259
                                                              ------   ------
          Net deferred tax asset............................  $3,195   $1,783
                                                              ======   ======

     The valuation allowance for net deferred tax assets was eliminated in 1999 as a result of the Corporation's reassessment of its ability to fully utilize its rehabilitation tax credit.

                     THE BANC CORPORATION AND SUBSIDIARIES

10. INCOME TAXES (CONTINUED)
     The effective tax rate differs from the expected tax using statutory rate of 34%. Reconciliation between the expected tax and the actual income tax expense (benefit) follows (in thousands):

                                                               1999     1998      1997
                                                              ------   -------   ------
Expected tax (benefit) at 34% of income before taxes........  $1,170   $  (146)  $1,180
Add (deduct):
  Rehabilitation tax credit.................................    (731)   (1,737)      --
  State income taxes, net of federal tax benefit............     102        20       97
  Effect of interest income exempt from Federal income
     taxes..................................................    (346)     (338)    (268)
  Nondeductible merger costs................................     253       447       --
  Basis reduction...........................................     251       590       --
  Valuation allowance.......................................    (200)      200       --
  Other items -- net........................................      21       240       65
                                                              ------   -------   ------
Income tax expense (benefit)................................  $  520   $  (724)  $1,074
                                                              ======   =======   ======

     The Corporation has generated a rehabilitation tax credit of approximately $2,468,000 during 1998 and 1999 which can be carried forward and utilized through 2019 and 2020. This credit was established as a result of the restoration and enhancement of the John A. Hand building, which is designated as an historical structure and serves as the corporate headquarters for the Corporation. This credit is equal to 20% of certain qualified expenditures incurred by the Corporation prior to December 31, 1999. The Corporation is required to reduce its tax basis in the John A. Hand building by the amount of the credit.

     Applicable income tax expense of $32,000, $111,000 and $81,000 on securities gains for the years ended December 31, 1999, 1998 and 1997, respectively, is included in income taxes.

11. RELATED PARTY TRANSACTIONS

     The Corporation has entered into transactions with its directors, executive officers, significant stockholders and their affiliates (related parties). Such transactions were made in the ordinary course of business on substantially the same terms and conditions, including interest rates and collateral, as those prevailing at the same time for comparable transactions with other customers, and did not, in the opinion of management, involve more than normal credit risk or present other unfavorable features. The aggregate amount of loans to such related parties at December 31, 1999 and 1998 were $25,975,000 and $21,180,000, respectively.

     Activity during the year ended December 31, 1999 is summarized as follows (in thousands):

       BALANCE                                          BALANCE
     DECEMBER 31,                            OTHER    DECEMBER 31,
         1998       ADVANCES   REPAYMENTS   CHANGES       1999
     ------------   --------   ----------   -------   ------------
       $21,180      $27,239     $(14,130)   $(8,314)    $25,975
       =======      =======     ========    =======     =======

     At December 31, 1999, the deposits of such related parties in the subsidiary banks amounted to approximately $4,254,000.

     During 1997 the Corporation, through its predecessor Warrior, purchased a twenty-one story building in downtown Birmingham from Taylor Acquisition Corporation, a corporation owned by James A. Taylor, Sr., Chairman and Chief Executive Officer of the Corporation and certain family members. The building was purchased through the issuance of 1,535 shares of Warrior common stock (equivalent to 460,500 shares of the Corporation) and, in addition, the Corporation assumed $1,513,000 in outstanding debt on the property. The building and related equipment have been capitalized at the appraised fair value of $3,718,000.

                     THE BANC CORPORATION AND SUBSIDIARIES

11. RELATED PARTY TRANSACTIONS (CONTINUED)
     In July 1998, Emerald sold the land and building of its main office building and two branch offices to an entity under the control of certain members of Emerald's Board of Directors for their fair value of ]approximately $3,794,700. The sales were accounted for under a sale-leaseback arrangement. The deferred gain on the sales amounted to $87,000 and is being amortized into income over the lease terms. At December 31, 1999, the deferred gain amounted to approximately $62,000. Terms of the leases are described in Note 5. Rental expense under these operating leases amounted to approximately $459,000 and $163,000 in 1999 and 1998, respectively.

12. COMMITMENTS AND CONTINGENCIES

     The consolidated financial statements do not reflect the Corporation's various commitments and contingent liabilities which arise in the normal course of business and which involve elements of credit risk, interest rate risk and liquidity risk. These commitments and contingent liabilities are commitments to extend credit and standby letters of credit. The following is a summary of the Corporation's maximum exposure to credit loss for loan commitments and standby letters of credit (in thousands):

                                                                DECEMBER 31,
                                                              -----------------
                                                               1999      1998
                                                              -------   -------
Commitments to extend credit................................  $68,693   $50,319
Standby letters of credit...................................    4,121     2,465

     Commitments to extend credit and standby letters of credit all include exposure to some credit loss in the event of nonperformance of the customer. The Corporation's credit policies and procedures for credit commitments and financial guarantees are the same as those for extension of credit that are recorded in the consolidated statement of financial condition. Because these instruments have fixed maturity dates, and because many of them expire without being drawn upon, they do not generally present any significant liquidity risk to the Corporation.

     The Corporation is party to litigation and claims arising in the normal course of business. Management, after consultation with legal counsel, believes that the liabilities, if any, arising from such litigation and claims will not be material to the consolidated financial statements.

13. MERGERS AND ACQUISITIONS AND MERGER RELATED COSTS

     The Corporation has completed the following business combinations during 1999 and 1998:

                                                                                            ACCOUNTING
DATE                          INSTITUTION             TOTAL ASSETS       CONSIDERATION      TREATMENT
----                          -----------             -------------      -------------      ----------
                                                      (IN MILLIONS)
February 12,
  1999............  Emerald Coast Bancshares, Inc.        $ 92        1,379,978 shares of    Pooling
                                                                        common stock
June 30, 1999.....  C&L Banking Corporation                 49        1,289,454 shares of    Pooling
                                                                        common stock
June 30, 1999.....  C&L Bank of Blountstown                 56        838,902 shares of      Pooling
                                                                        common stock
July 13, 1999.....  BankersTrust of Alabama, Inc.           35        $1,584,000 cash        Purchase
September 24,
  1998............  Warrior Capital Corporation             84        5,448,000 shares of    Pooling
                                                                        common stock
October 16,
  1998............  Commercial Bancshares of                42        $7,300,000 cash        Purchase
                    Roanoke, Inc.

                     THE BANC CORPORATION AND SUBSIDIARIES

13. MERGERS AND ACQUISITIONS AND MERGER RELATED COSTS (CONTINUED)

                                                                                            ACCOUNTING
DATE                          INSTITUTION             TOTAL ASSETS       CONSIDERATION      TREATMENT
----                          -----------             -------------      -------------      ----------
                                                      (IN MILLIONS)
October 30,
  1998............  City National Corporation               84        2,026,579 shares of    Pooling
                                                                        common stock
October 30,
  1998............  First Citizens Bancorp, Inc.            35        652,859 shares of      Pooling
                                                                        common stock
November 6, 1998..  Commerce Bank of Alabama               105        1,547,198 shares of    Pooling
                                                                        common stock

     In addition, on November 4, 1999, the Corporation purchased three branches in south Alabama with assets totaling approximately $22,000,000 for $1,565,000 in cash.

     The following table presents financial information contributed by the pooled companies during 1999 prior to the consummation of the mergers (in thousands):

                                                              NET INTEREST
1999                                                             INCOME      NET INCOME
----                                                          ------------   ----------
Emerald.....................................................     $  474         $ 58
C&L.........................................................      1,162          319
Blountstown.................................................        989          166

     The following table presents net interest income, net income and basic net income per common share of the combining entities on a historical and combined basis in the years prior to the 1999 mergers (amounts in thousands, except per share data):

                                                               1998      1997
                                                              -------   -------
NET INTEREST INCOME:
Corporation.................................................  $14,942   $12,189
Emerald.....................................................    3,149     1,563
C&L.........................................................    2,154     2,030
Blountstown.................................................    2,021     2,130
                                                              -------   -------
Combined....................................................  $22,266   $17,912
                                                              =======   =======
NET (LOSS) INCOME:
Corporation.................................................  $  (439)  $ 2,074
Emerald.....................................................       72      (396)
C&L.........................................................      576       699
Blountstown.................................................       76        19
                                                              -------   -------
Combined....................................................  $   285   $ 2,396
                                                              =======   =======
BASIC NET (LOSS) INCOME PER EQUIVALENT SHARE OF CORPORATION:
Corporation.................................................  $  (.04)  $   .29
Emerald.....................................................      .06      (.31)
C&L.........................................................      .46       .55
Blountstown.................................................      .09       .02
Combined....................................................      .02       .23

     On July 13, 1999, the Corporation acquired BankersTrust of Alabama, Inc. ("BankersTrust") in a business combination accounted for as a purchase. BankersTrust was a one-bank holding company operating in north Alabama. The net assets of BankersTrust included loans of $25,000,000 and deposits of $36,000,000.

                     THE BANC CORPORATION AND SUBSIDIARIES

13. MERGERS AND ACQUISITIONS AND MERGER RELATED COSTS (CONTINUED)
The total cost of the acquisition was $1,624,000, which exceeded the fair value of the net assets of BankersTrust by $5,125,000. The excess is being amortized on a straight-line basis over 15 years. On October 16, 1998, the Corporation acquired Commercial Bancshares of Roanoke ("Roanoke") in a business combination accounted for as a purchase. Roanoke was a one-bank holding company operating in east Alabama. The Corporation's consolidated financial statements include the results of operations of BankersTrust and Roanoke only from the dates of acquisition.

     The following unaudited summary information presents the consolidated results of operations of the Corporation on a pro forma basis, as if BankersTrust and Roanoke had been acquired on January 1, 1998. The pro forma summary does not necessarily reflect the results of operations that would have occurred if the acquisition had occurred as of the beginning of the periods presented, or of results that may occur in the future.

                                                                1999      1998
                                                               -------   -------
Interest income.............................................   $57,117   $47,917
Interest expense............................................    27,648    23,166
                                                               -------   -------
          Net interest income...............................    29,469    24,751
Provision for loan losses...................................     5,847     6,200
Noninterest income..........................................     6,349     6,858
Noninterest expense.........................................    30,676    26,470
                                                               -------   -------
  Loss before income taxes..................................      (705)   (1,061)
Income tax expense (benefit)................................       441      (537)
                                                               -------   -------
          Net loss..........................................   $(1,146)  $  (524)
                                                               =======   =======
          Basic and diluted net loss per common share.......   $  (.08)  $  (.04)
                                                               =======   =======

     The following is a summary of pre-tax nonrecurring merger related costs incurred by the Corporation during 1999 and 1998:

                                                               1999    1998
                                                               ----   ------
Professional and other fees.................................   $744   $1,314
Obsolete equipment write-off................................     --      152
                                                               ----   ------
                                                               $744   $1,466
                                                               ====   ======

                     THE BANC CORPORATION AND SUBSIDIARIES

14. REGULATORY RESTRICTIONS

     A source of funds available to the Corporation is the payment of dividends by its subsidiaries. Banking regulations limit the amount of dividends that may be paid without prior approval of the subsidiaries' regulatory agency. Approximately $3,622,000 in retained earnings are available to be paid as dividends by the subsidiaries at December 31, 1999.

     The Corporation and its subsidiaries are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Corporation's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Corporation and its subsidiaries must meet specific capital guidelines that involve quantitative measures of the Corporation's and its subsidiaries' assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Corporation's and its subsidiaries' capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

     Quantitative measures established by regulation to ensure capital adequacy require the Corporation and its subsidiaries to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). In February 1999, Emerald Coast Bank changed its charter from a state bank to a Federal Thrift. The minimum requirements for capital adequacy purposes for a thrift are also included in the following table. Management believes, as of December 31, 1999 and 1998 that the Corporation and its subsidiaries meet all capital adequacy requirements to which it is subject.

     As of December 31, 1999 and 1998, the most recent notification from the FDIC categorized the subsidiaries as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Corporation and its subsidiaries must maintain minimum total risk-based, Tier I risk-based and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institution's category:

                                                                                   TO BE WELL
                                                                FOR CAPITAL     CAPITALIZED UNDER
                                                                 ADEQUACY       PROMPT CORRECTIVE
                                                ACTUAL           PURPOSES            ACTION
                                            ---------------   ---------------   -----------------
                                            AMOUNT    RATIO   AMOUNT    RATIO    AMOUNT    RATIO
                                            -------   -----   -------   -----   --------   ------
AS OF DECEMBER 31, 1999:
Total Capital (to Risk Weighted Assets):
  Corporation.............................  $71,288   10.61%  $53,746   8.00%   $67,182    10.00%
  The Bank................................   53,074   10.61    40,036   8.00     50,046    10.00
  Emerald Coast Bank......................    8,943   10.04     7,128   8.00      8,910    10.00
  C&L Bank................................   11,746   14.08     6,673   8.00      8,341    10.00
Tier I Capital (to Risk Weighted Assets):
  Corporation.............................   63,224    9.41    26,873   4.00     40,309     6.00
  The Bank................................   47,086    9.41    20,018   4.00     30,027     6.00
  Emerald Coast Bank......................    8,474    9.51       N/A    N/A      4,455     5.00
  C&L Bank................................   10,710   12.84     3,336   4.00      5,005     6.00
Tier I Capital (to Average Assets):
  Corporation.............................   63,224    7.74    32,671   4.00     40,839     5.00
  The Bank................................   47,086    8.10    23,245   4.00     29,056     5.00
  C&L Bank................................   10,710    9.21     4,653   4.00      5,817     5.00

                     THE BANC CORPORATION AND SUBSIDIARIES

14. REGULATORY RESTRICTIONS (CONTINUED)

                                                                                   TO BE WELL
                                                                FOR CAPITAL     CAPITALIZED UNDER
                                                                 ADEQUACY       PROMPT CORRECTIVE
                                                ACTUAL           PURPOSES            ACTION
                                            ---------------   ---------------   -----------------
                                            AMOUNT    RATIO   AMOUNT    RATIO    AMOUNT    RATIO
                                            -------   -----   -------   -----   --------   ------
AS OF DECEMBER 31, 1999 (CONTINUED):
  Core Capital (to Adjusted Tangible
     Assets):
     Emerald Coast Bank...................  $ 8,474    7.07%  $ 4,797   4.00%   $ 5,996     5.00%
  Tangible Capital (to Tangible Assets):
     Emerald Coast Bank...................    8,474    7.07     1,799   1.50        N/A      N/A
AS OF DECEMBER 31, 1998:
  Total Capital (to Risk Weighted Assets):
     Corporation..........................  $70,559   15.05%  $37,502   8.00%   $46,878    10.00%
     The Bank.............................   38,485   11.85    25,971   8.00     32,464    10.00
     Emerald Coast Bank...................    6,283    9.50     5,293   8.00      6,618    10.00
     C&L Bank.............................    9,636   15.47     4,982   8.00      6,228    10.00
  Tier I Capital (to Risk Weighted
     Assets): Corporation.................   65,236   13.92    18,751   4.00     28,127     6.00
     The Bank.............................   34,626   10.67    12,985   4.00     19,478     6.00
     Emerald Coast Bank...................    5,609    8.48     2,646   4.00      3,969     6.00
     C&L Bank.............................    8,843   14.20     2,491   4.00      3,737     6.00
  Tier I Capital (to Average Assets):
     Corporation..........................   65,236   10.59    24,650   4.00     30,813     5.00
     The Bank.............................   34,626    8.32    16,646   4.00     20,808     5.00
     Emerald Coast Bank...................    5,609    6.92     3,244   4.00      4,055     5.00
     C&L Bank.............................    8,843    8.50     4,162   4.00      5,203     5.00

15. FAIR VALUES OF FINANCIAL INSTRUMENTS

     The following methods and assumptions were used by the Corporation in estimating fair values of financial instruments as disclosed herein:

          Cash and short-term instruments. The carrying amounts of cash and short-term instruments, including interest bearing due from banks, federal funds sold and short-term commercial paper, approximate their fair value.

          Securities available for sale and securities held to maturity. Fair values for securities are based on quoted market prices. The carrying values of stock in FHLB and Federal Reserve Bank approximate fair values.

          Mortgage loans held for sale. The carrying amounts of mortgage loans held for sale approximate their fair value.

          Net loans. Fair values for variable-rate loans that reprice frequently and have no significant change in credit risk are based on carrying values. Fair values for certain mortgage loans (for example, one-to-four family residential), and other consumer loans are based on quoted market prices of similar loans sold in conjunction with securitization transactions, adjusted for differences in loan characteristics. Fair values for commercial real estate and commercial loans are estimated using discounted cash flow analyses using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. Fair values for impaired loans are estimated using discounted cash flow analyses or underlying collateral values, where applicable.

                     THE BANC CORPORATION AND SUBSIDIARIES

15. FAIR VALUES OF FINANCIAL INSTRUMENTS (CONTINUED)
          Accrued interest receivable. The carrying amounts of accrued interest receivable approximate their fair values.

          Deposits. The fair values disclosed for demand deposits are, by definition, equal to the amount payable on demand at the reporting date (that is, their carrying amounts). The carrying amounts of variable-rate, fixed-term money market accounts and certificates of deposit ("CDs") approximate their fair values at the reporting date. Fair values for fixed-rate CDs are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits.

          Advances from FHLB. Rates currently available to the Corporation for debt with similar terms and remaining maturities are used to estimate fair value of existing debt.

          Note payable and other borrowed funds. The carrying amounts of note payable and other borrowed funds approximate their fair values.

          Off-balance sheet items. The fair values of commitments to extend credit and standby letters of credit are not material to the Corporation's financial condition.

          Limitations. Fair value estimates are made at a specific point of time and are based on relevant market information which is continuously changing. Because no quoted market prices exist for a significant portion of the Corporation's financial instruments, fair values for such instruments are based on management's assumptions with respect to future economic conditions, estimated discount rates, estimates of the amount and timing of future cash flows, expected loss experience, and other factors. These estimates are subjective in nature involving uncertainties and matters of significant judgment; therefore, they cannot be determined with precision. Changes in the assumptions could significantly affect the estimates.

     The estimated fair values of the Corporation's financial instruments are as follows:

                                                 DECEMBER 31, 1999     DECEMBER 31, 1998
                                                -------------------   -------------------
                                                CARRYING     FAIR     CARRYING     FAIR
                                                 AMOUNT     VALUE      AMOUNT     VALUE
                                                --------   --------   --------   --------
                                                             (IN THOUSANDS)
FINANCIAL ASSETS:
Cash and due from banks.......................  $ 31,825   $ 31,825   $ 31,307   $ 31,307
Interest bearing deposits in other banks......     1,862      1,862      1,048      1,048
Federal funds sold............................     5,843      5,843     25,045     25,045
Short-term commercial paper...................    14,484     14,484         --         --
Securities available for sale.................    65,439     65,439     91,482     91,482
Securities held to maturity...................     5,477      5,411      6,726      6,775
Mortgage loans held for sale..................     2,127      2,127      4,899      4,899
Net loans.....................................   624,712    626,842    425,465    433,483
Stock in FHLB and Federal Reserve Bank........     3,461      3,461      1,760      1,760
Accrued interest receivable...................     6,286      6,286      4,812      4,812
FINANCIAL LIABILITIES:
Deposits......................................   682,517    682,882    531,070    534,201
Advances from FHLB............................    62,500     59,959     23,160     23,166
Other borrowed funds..........................       295        295      3,700      3,700
Note payable..................................     7,104      7,104         --         --

                     THE BANC CORPORATION AND SUBSIDIARIES

16. OTHER NONINTEREST EXPENSE

     Other noninterest expense consisted of the following (in thousands):

                                                              YEAR ENDED DECEMBER 31,
                                                              ------------------------
                                                               1999     1998     1997
                                                              ------   ------   ------
Professional fees...........................................  $2,196   $1,159   $  609
Directors fees..............................................     789      760      486
Insurance and assessments...................................     478      354      256
Postage, stationery and supplies............................   1,161      889      595
Advertising.................................................     372      420      334
Foreclosure losses..........................................     907       --       --
Other operating expense.....................................   3,372    3,020    2,132
                                                              ------   ------   ------
          Total.............................................  $9,275   $6,602   $4,412
                                                              ======   ======   ======

17. CONCENTRATIONS OF CREDIT RISK

     All of the Corporation's loans, commitments and standby letters of credit have been granted to customers in the Corporation's market area. The concentrations of credit by type of loan or commitment are set forth in Notes 3 and 12, respectively.

     The Corporation maintains cash balances and federal funds sold at several financial institutions in Alabama and Florida. Cash balances at each institution are insured by the Federal Deposit Insurance Corporation (the "FDIC") up to $100,000. At various times throughout the year cash balances held at these institutions will exceed federally insured limits. The Bank's management monitors these institutions on a quarterly basis in order to determine that the institutions meet "well-capitalized" guidelines as established by the FDIC.

18. NET INCOME PER SHARE

     The following table sets forth the computation of basic net income per common share and diluted net income per common share (in thousands, except per share amounts):

                                                             1999      1998      1997
                                                            -------   -------   -------
NUMERATOR:
For basic and diluted, net income.........................  $ 2,920   $   285   $ 2,396
                                                            =======   =======   =======
DENOMINATOR:
For basic, weighted average common shares outstanding.....   14,335    13,115    10,553
Effect of dilutive stock options..........................       27        95       119
                                                            -------   -------   -------
Average common shares outstanding, assuming dilution......   14,362    13,210    10,672
                                                            =======   =======   =======
Basic net income per common share.........................  $   .20   $   .02   $   .23
                                                            =======   =======   =======
Diluted net income per common share.......................  $   .20   $   .02   $   .22
                                                            =======   =======   =======

                     THE BANC CORPORATION AND SUBSIDIARIES

19. PARENT COMPANY

     The condensed financial information for The Banc Corporation (parent company only) is presented as follows (in thousands):

                                                                DECEMBER 31,
                                                              -----------------
                                                               1999      1998
                                                              -------   -------
STATEMENTS OF FINANCIAL CONDITION
Assets:
  Cash......................................................  $   278   $ 2,542
  Investment in subsidiaries................................   71,621    49,420
  Loans.....................................................      200        --
  Intangibles, net..........................................      276       444
  Premises and equipment -- net.............................    3,637    15,012
  Other assets..............................................      867       703
                                                              -------   -------
                                                              $76,879   $68,121
                                                              =======   =======
Liabilities:
  Accounts payable and deferred taxes.......................  $   554   $   965
  Dividends payable.........................................       --        24
  Note payable..............................................    7,104        --
  Accrued expenses and other liabilities....................      373     1,165
Stockholders' equity........................................   68,848    65,967
                                                              -------   -------
                                                              $76,879   $68,121
                                                              =======   =======

                                                              YEAR ENDED DECEMBER 31,
                                                            ---------------------------
                                                             1999       1998      1997
                                                            -------   --------   ------
STATEMENTS OF INCOME
Income:
  Dividends from subsidiaries.............................  $    --   $  2,429   $  328
  Interest................................................      133        199       67
  Other income............................................      837        515       95
                                                            -------   --------   ------
                                                                970      3,143      490
Expense:
  Directors' fees.........................................      140        194      136
  Salaries and benefits...................................      965        529       94
  Occupancy expense.......................................      439        250       --
  Interest expense........................................      210         81       --
  Other...................................................    1,302      1,124       70
                                                            -------   --------   ------
                                                              3,056      2,178      300
                                                            -------   --------   ------
(Loss) income before income taxes and equity in
  undistributed earnings of subsidiaries..................   (2,086)       965      190
Income tax benefit........................................    1,100      1,321       48
                                                            -------   --------   ------
(Loss) income before equity in undistributed earnings of
  subsidiaries............................................     (986)     2,286      238
Equity in undistributed earnings (loss) of subsidiaries...    3,906     (2,001)   2,158
                                                            -------   --------   ------
     Net income...........................................  $ 2,920   $    285   $2,396
                                                            =======   ========   ======

                     THE BANC CORPORATION AND SUBSIDIARIES

19. PARENT COMPANY (CONTINUED)

                                                              YEAR ENDED DECEMBER 31,
                                                            ---------------------------
                                                             1999       1998      1997
                                                            -------   --------   ------
STATEMENTS OF CASH FLOWS
CASH FLOWS FROM OPERATING ACTIVITIES
Net income................................................  $ 2,920   $    285   $2,396
Adjustments to reconcile net income to net cash (used)
  provided by operating activities:
  Amortization and depreciation expense...................      275        171       25
  Equity in undistributed (earnings) loss of
     subsidiaries.........................................   (3,906)     2,001   (2,158)
  Gain on sale of property................................     (342)        --       --
  (Decrease) increase in other liabilities................   (1,587)       786       62
  Increase in other assets................................      (21)    (1,181)    (202)
                                                            -------   --------   ------
Net cash (used) provided by operating activities..........   (2,661)     2,062      123
NET CASH USED IN INVESTING ACTIVITIES
Purchases of premises and equipment.......................   (3,810)    (9,102)    (141)
Proceeds from sale of property............................      300         --       --
Net cash paid in acquisition..............................   (1,372)    (5,390)      --
Maturity of investment securities available for sale......       --        500       --
Sale of investment securities available for sale..........       --        246       --
Proceeds from other receivables...........................       --        329       30
Capital contribution to subsidiary........................   (3,995)    (5,000)      --
                                                            -------   --------   ------
Net cash used in investing activities.....................   (8,877)   (18,417)    (111)
CASH USED IN FINANCING ACTIVITIES
Dividends paid by pooled subsidiaries.....................       --       (170)    (438)
Proceeds from issuance of common stock....................    2,170     12,281   17,878
Repurchase of common stock................................       --         --   (9,496)
Increase in notes payable.................................    7,104         --       --
Payment on assumed debt...................................       --         --   (1,513)
                                                            -------   --------   ------
Net cash provided by financing activities.................    9,274     12,111    6,431
                                                            -------   --------   ------
Net (decrease) increase in cash...........................   (2,264)    (4,244)   6,443
Cash at beginning of year.................................    2,542      6,786      343
                                                            -------   --------   ------
Cash at end of year.......................................  $   278   $  2,542   $6,786
                                                            =======   ========   ======

                     THE BANC CORPORATION AND SUBSIDIARIES

20. SELECTED QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

     A summary of the unaudited results of operations of the Corporation for each quarter of 1999 and 1998 follows (in thousands, except per share data):

                                                             FIRST    SECOND     THIRD    FOURTH
                                                            QUARTER   QUARTER   QUARTER   QUARTER
                                                            -------   -------   -------   -------
1999
Total interest income.....................................  $11,915   $12,851   $14,580   $16,211
Total interest expense....................................    5,609     6,078     6,930     8,132
Net interest income.......................................    6,306     6,773     7,650     8,079
Provision for loan losses.................................      244       298     1,445       863
Securities (losses) gains.................................      (20)       79         6        18
Merger related costs......................................       69       622        53        --
Income before income taxes................................      980       816     1,107       537
Net income................................................      812       579       755       774
Basic and diluted net income per share....................      .06       .04       .05       .05
1998
Total interest income.....................................  $ 9,407   $ 9,819   $11,168   $12,078
Total interest expense....................................    4,545     4,578     5,231     5,852
Net interest income.......................................    4,862     5,241     5,937     6,226
Provision for loan losses.................................      440       853     2,275     1,089
Securities gains (losses).................................       75        (6)      148        62
Merger related costs......................................       --        --        --     1,466
Income (loss) before income taxes.........................    1,423       929    (1,814)     (977)
Net income (loss).........................................    1,028       818      (964)     (597)
Basic and diluted net income (loss) per share.............      .08       .06      (.07)     (.05)

                     THE BANC CORPORATION AND SUBSIDIARIES

21. SEGMENT REPORTING

     The Corporation has two reportable segments, the Alabama Region and the Florida Region. The Alabama Region consists of operations located throughout the state of Alabama. The Florida Region consists of operations located in the panhandle of Florida. The Corporation's reportable segments are managed as separate business units because they are located in different geographic areas. Both segments derive revenues from the delivery of financial services. These services include commercial loans, mortgage loans, consumer loans, deposit accounts and other financial services.

     The Corporation evaluates performance and allocates resources based on profit or loss from operations. There are no material intersegment sales or transfers. Net interest revenue is used as the basis for performance evaluation rather than its components, total interest revenue and total interest expense. The accounting policies used by each reportable segment are the same as those discussed in Note 1. All costs have been allocated to the reportable segments. Therefore, combined segment amounts agree to the consolidated totals.

                                                              ALABAMA    FLORIDA
                                                               REGION     REGION    COMBINED
                                                              --------   --------   --------
1999
Net interest income.........................................  $ 19,321   $  9,487   $ 28,808
Provision for loan losses (reduction in allowance)..........     3,186       (336)     2,850
Noninterest income..........................................     4,606      1,558      6,164
Noninterest expense.........................................    21,646      7,036     28,682
Income tax (benefit) expense................................    (1,068)     1,588        520
Net income..................................................       165      2,755      2,920
Total assets................................................   590,751    236,676    827,427
1998
Net interest income.........................................  $ 14,942   $  7,324   $ 22,266
Provision for loan losses...................................     3,094      1,563      4,657
Noninterest income..........................................     2,617      1,464      4,081
Noninterest expense.........................................    15,926      6,203     22,129
Income tax (benefit) expense................................    (1,022)       298       (724)
Net (loss) income...........................................      (439)       724        285
Total assets................................................   440,845    189,244    630,089
1997
Net interest income.........................................  $ 12,189   $  5,723   $ 17,912
Provision for loan losses...................................     1,516      1,169      2,685
Noninterest income..........................................     2,205        814      3,019
Noninterest expense.........................................     9,913      4,863     14,776
Income tax expense..........................................       891        183      1,074
Net income..................................................     2,074        322      2,396
Total assets................................................   307,713    154,243    461,956

                     THE BANC CORPORATION AND SUBSIDIARIES

            CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

                                                                    MARCH 31,
                                                                       2000
                                                              ----------------------
                                                                   (UNAUDITED)
                                                              (AMOUNTS IN THOUSANDS)
                                       ASSETS
Cash and due from banks.....................................         $ 33,557
Interest bearing deposits in other banks....................            2,486
Federal funds sold..........................................            3,155
Short-term commercial paper.................................               --
Investment securities available for sale....................           65,050
Investment securities held-to-maturity......................            5,445
Mortgage loans held for sale................................            1,464
Loans, net of unearned income...............................          666,476
Less: Allowance for loan losses.............................           (8,734)
                                                                     --------
      Net loans.............................................          657,742
                                                                     --------
Premises and equipment, net.................................           39,560
Accrued interest receivable.................................            6,990
Stock in FHLB and Federal Reserve Bank......................            4,961
Other assets................................................           27,952
                                                                     --------
          Total assets......................................         $848,362
                                                                     ========
                        LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits:
  Noninterest-bearing.......................................         $ 94,496
  Interest-bearing..........................................          587,321
                                                                     --------
          Total deposits....................................          681,817
Advances from FHLB..........................................           77,840
Other borrowed funds........................................            5,333
Note payable................................................            8,934
Accrued expenses and other liabilities......................            4,739
                                                                     --------
          Total liabilities.................................          778,663
Stockholders' Equity:
  Preferred stock, par value $.001 per share; authorized
     5,000,000 shares; shares issued -0-....................               --
  Common stock, par value $.001 per share; authorized
     25,000,000 shares; 14,385,021 shares issued and
     outstanding............................................               14
  Surplus...................................................           47,756
  Retained Earnings.........................................           24,184
  Accumulated other comprehensive loss......................           (2,255)
                                                                     --------
          Total stockholders' equity........................           69,699
                                                                     --------
          Total liabilities and stockholders' equity........         $848,362
                                                                     ========

           See notes to condensed consolidated financial statements.

                     THE BANC CORPORATION AND SUBSIDIARIES

            CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

                                                                THREE MONTHS ENDED
                                                                    MARCH 31,
                                                              ----------------------
                                                                2000         1999
                                                              ---------    ---------
                                                              (AMOUNTS IN THOUSANDS,
                                                              EXCEPT PER SHARE DATA)
INTEREST INCOME
Interest and fees on loans..................................   $15,201      $10,385
Interest on investment securities:
  Taxable...................................................       954        1,006
  Exempt from federal income tax............................       191          250
Interest on federal funds sold..............................       202          219
Interest and dividends on other investments.................       101           55
                                                               -------      -------
          Total interest income.............................    16,649       11,915
INTEREST EXPENSE
Interest on deposits........................................     7,256        5,324
Interest on advance from FHLB and other borrowed funds......     1,028          285
                                                               -------      -------
          Total interest expense............................     8,284        5,609
                                                               -------      -------
          Net interest income...............................     8,365        6,306
Provision for loan losses...................................       888          244
                                                               -------      -------
          Net interest income after provision for loan
           losses...........................................     7,477        6,062
Noninterest income..........................................     1,647        1,433
Loss on sale of securities..................................        --          (20)
                                                               -------      -------
          Total noninterest income..........................     1,647        1,413
                                                               -------      -------
NONINTEREST EXPENSES
Salaries and employee benefits..............................     3,796        3,223
Occupancy, furniture and equipment expense..................     1,440        1,184
Merger related expenses.....................................        --           69
Other operating expenses....................................     2,615        2,019
                                                               -------      -------
          Total noninterest expenses........................     7,851        6,495
                                                               -------      -------
          Income before income taxes........................     1,273          980
INCOME TAX EXPENSE..........................................       371          168
                                                               -------      -------
          Net Income........................................   $   902      $   812
                                                               =======      =======
BASIC AND DILUTED NET INCOME PER SHARE......................   $  0.06      $  0.06
                                                               =======      =======
AVERAGE COMMON SHARES OUTSTANDING...........................    14,385       14,253
AVERAGE COMMON SHARES OUTSTANDING, ASSUMING DILUTION........    14,388       14,301

           See notes to condensed consolidated financial statements.

                     THE BANC CORPORATION AND SUBSIDIARIES

          CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
                             (AMOUNTS IN THOUSANDS)

                                                              THREE MONTHS ENDED
                                                                   MARCH 31,
                                                              -------------------
                                                                2000       1999
                                                              --------   --------
NET CASH PROVIDED BY OPERATING ACTIVITIES...................  $  2,033   $    566
                                                              --------   --------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Net increase in interest bearing deposits in other
     banks..................................................      (624)      (527)
  Net decrease in federal funds sold........................     2,688     12,854
  Net decrease in short-term investments....................    14,499         --
  Proceeds from sales of securities available for sale......        --     10,393
  Proceeds from maturities of investment securities
     available for sale.....................................     1,523     11,248
  Purchases of investment securities available for sale.....    (1,483)    (6,013)
  Proceeds from maturities of investment securities held to
     maturity...............................................        30        121
  Net increase in loans.....................................   (33,679)   (38,589)
  Purchases of premises and equipment.......................    (3,263)    (2,290)
  Other investing activities................................    (1,500)       (26)
                                                              --------   --------
          Net cash used by investing activities.............   (21,809)   (12,829)
                                                              --------   --------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net (decrease) increase in deposit accounts...............      (700)    12,714
  Net increase (decrease) in FHLB advance and other
     borrowings.............................................    20,378     (1,283)
  Proceeds from note payable................................     1,830         --
  Proceeds from issuance of common stock....................        --      1,941
                                                              --------   --------
          Net cash provided by financing activities.........    21,508     13,372
                                                              --------   --------
Net increase in cash and due from banks.....................     1,732      1,109
Cash and due from banks at beginning of period..............    31,825     31,307
                                                              --------   --------
CASH AND DUE FROM BANKS AT END OF PERIOD....................  $ 33,557   $ 32,416
                                                              ========   ========

           See notes to condensed consolidated financial statements.

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.  BASIS OF PRESENTATION

     The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with the instructions for interim financial information, and, therefore, do not include all information and footnotes necessary for a fair presentation of financial position, results of operations and cash flows in conformity with generally accepted accounting principles. For a summary of significant accounting policies that have been consistently followed, see Note 1 to the Consolidated Financial Statements for the year ended December 31, 1999. It is management's opinion that all adjustments, consisting of only normal and recurring items necessary for a fair presentation, have been included. Operating results for the three-month period ended March 31, 2000, are not necessarily indicative of the results that may be expected for the year ending December 31, 2000.

     Prior period financial information has been restated for business combinations with C&L Banking Corporation ("C&L") and C&L Bank of Blountstown ("Blountstown"), which were consummated in the second quarter of 1999. These business combinations were accounted for as poolings of interests. Additionally, Blountstown was immediately merged into C&L's subsidiary C&L Bank of Bristol.

NOTE 2.  BUSINESS COMBINATIONS

     On June 30, 1999, the Corporation issued 1,289,454 shares of common stock in exchange for all of the outstanding common stock of C&L, headquartered in Bristol, Florida. This transaction, accounted for as a pooling of interests, added approximately $49 million in assets.

     On June 30, 1999, the Corporation issued 838,902 shares of common stock in exchange for all of the outstanding common stock of Blountstown, headquartered in Blountstown, Florida. This transaction, accounted for as a pooling of interests, added approximately $56 million in assets.

     As explained in Note 1, the Corporation restated prior period financial information for the C&L and Blountstown transactions, which were closed in the second quarter of 1999.

     The following table presents financial information as reported by the Corporation, C&L, Blountstown and on a combined basis for the three months ended March 31, 1999.

Net interest income:
  Corporation...............................................  $5,265
  C&L.......................................................     556
  Blountstown...............................................     485
                                                              ------
          Combined..........................................  $6,306
                                                              ======
Net income:
  Corporation...............................................  $  504
  C&L.......................................................     181
  Blountstown...............................................     127
                                                              ------
          Combined..........................................  $  812
                                                              ======
Net income per equivalent share of Corporation:
  Corporation...............................................  $  .04
  C&L.......................................................     .14
  Blountstown...............................................     .15
          Combined..........................................     .06

     On July 13, 1999, the Corporation acquired BankersTrust of Alabama, Inc. ("BankersTrust") in a business combination accounted for as a purchase. BankersTrust was a one-bank holding company operating in north Alabama. The total cost of the acquisition was $1,624,000, which exceeded the fair value of the net assets of BankersTrust by $5,125,000. The excess is being amortized on a straight-line basis over 15 years. The

Corporation's condensed consolidated financial statements include the results of operations of BankersTrust only for the three months ended March 31, 2000. The following unaudited summary information presents the consolidated results of operations of the Corporation on a pro forma basis, as if BankersTrust had been acquired on January 1, 1999. The pro forma summary does not necessarily reflect the results of operations that would have occurred if the acquisition had occurred as of the beginning of the period presented, or of results that may occur in the future.

                                                                  THREE
                                                               MONTHS ENDED
                                                              MARCH 31, 1999
                                                              --------------
Interest income.............................................     $12,651
Interest expense............................................       6,040
                                                                 -------
          Net interest income...............................       6,611
Provision for loan losses...................................         551
Noninterest income..........................................       1,532
  Noninterest expense.......................................       7,034
                                                                 -------
          Income before income taxes........................         558
Income tax expense..........................................         137
                                                                 -------
Net income..................................................     $   421
                                                                 =======
Basic and diluted net income per share......................     $  0.03
                                                                 =======

NOTE 3.  SEGMENT REPORTING

     The Corporation has two reportable segments, the Alabama Region and the Florida Region. The Alabama Region consists of operations located throughout the state of Alabama. The Florida Region consists of operations located in the panhandle region of Florida. The Corporation's reportable segments are managed as separate business units because they are located in different geographic areas. Both segments derive revenues from the delivery of financial services. These services include commercial loans, mortgage loans, consumer loans, deposit accounts and other financial services.

     The Corporation evaluates performance and allocates resources based on profit or loss from operations. There are no material intersegment sales or transfers. Net interest revenue is used as the basis for performance evaluation rather than its components, total interest revenue and total interest expense. The accounting policies used by each reportable segment are the same as those discussed in Note 1 to the Consolidated Financial Statements for the year ended December 31, 1999. All costs have been allocated to the reportable segments. Therefore, combined amounts agree to the consolidated totals.

                                                              ALABAMA    FLORIDA
                                                               REGION     REGION    COMBINED
                                                              --------   --------   --------
Three months ended March 31, 2000:
  Net interest income.......................................  $  5,651   $  2,714   $  8,365
  Provision for loan losses.................................       604        284        888
  Noninterest income........................................     1,302        345      1,647
  Noninterest expense.......................................     6,238      1,613      7,851
  Income tax (benefit) expense..............................       (35)       406        371
                                                              --------   --------   --------
          Net income........................................  $    146   $    756   $    902
                                                              ========   ========   ========
          Total assets......................................  $592,974   $255,388   $848,362
                                                              ========   ========   ========
Three months ended March 31, 1999:
  Net interest income.......................................  $  4,610   $  1,696   $  6,306
  Provision for loan losses.................................       122        122        244
  Noninterest income........................................       647        766      1,413
  Noninterest expense.......................................     4,838      1,657      6,495
  Income tax (benefit) expense..............................       (65)       233        168
                                                              --------   --------   --------
          Net income........................................  $    362   $    450   $    812
                                                              ========   ========   ========
          Total assets......................................  $444,589   $197,427   $642,016
                                                              ========   ========   ========

NOTE 4.  NET INCOME PER SHARE

     The following table sets forth the computation of basic and diluted net income per common share (in thousands, except per share amounts):

                                                              THREE MONTHS ENDED
                                                                   MARCH 31,
                                                              -------------------
                                                                2000       1999
                                                              --------   --------
Numerator:
  For basic and diluted, net income.........................  $   902    $   812
                                                              =======    =======
Denominator:
  For basic, weighted average common shares outstanding.....   14,385     14,253
  Effect of dilutive stock options..........................        3         48
                                                              -------    -------
  Average diluted common shares outstanding.................   14,388     14,301
                                                              =======    =======
Basic and diluted net income per share......................  $   .06    $   .06
                                                              =======    =======

NOTE 5.  COMPREHENSIVE INCOME (LOSS)

     Total comprehensive income (loss) was $851,000 and $(508,000) for the three-month periods ended March 31, 2000 and 1999, respectively. Total comprehensive income consists of net income and the unrealized gain or loss on the Corporation's available for sale securities portfolio arising during the period.

NOTE 6.  INCOME TAXES

     The primary difference between the effective tax rate and the federal statutory rate in 2000 and 1999 is due to the recognition of rehabilitation tax credits generated from the restoration of the Corporation's headquarters, the John A. Hand Building.

------------------------------------------------------
------------------------------------------------------

                               TABLE OF CONTENTS

Prospectus Summary....................    1
Summary Consolidated Financial Data...    5
Special Note Regarding Forward-Looking
  Information.........................    6
Risk Factors..........................    7
  Preferred Securities Risk Factors...    7
  The Banc Corporation Risk Factors...   10
Use of Proceeds.......................   13
Accounting Treatment..................   13
Ratio of Earnings to Fixed Charges....   13
Capitalization........................   14
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................   15
Supplemental Quarterly Data...........   31
Business of the Banc Corporation......   32
Supervision and Regulation............   36
Management............................   44
Executive Compensation and Other
  Information.........................   49
Security Ownership of Certain
  Beneficial Owners and Management....   56
Description of the Preferred
  Securities..........................   58
Description of the Subordinated
  Debentures..........................   68
Book-Entry Issuance...................   77
Description of Guarantee..............   78
Relationship Among the Preferred
  Securities, the Subordinated
  Debentures and the Guarantee........   81
United States Federal Income Tax
  Consequences........................   82
Underwriting..........................   86
Transfer Agent........................   88
Legal Matters.........................   88
Experts...............................   88
Where You Can Find More Information...   89
Index to Consolidated Financial
  Statements..........................  F-1

                           -------------------------

     YOU MAY RELY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR THE SALE OF PREFERRED SECURITIES MEANS THAT INFORMATION CONTAINED IN THIS PROSPECTUS IS CORRECT AFTER THE DATE OF THIS PROSPECTUS. THIS PROSPECTUS IS NOT AN OFFER TO SELL OR SOLICITATION OF AN OFFER TO BUY THE PREFERRED SECURITIES IN ANY CIRCUMSTANCES UNDER WHICH THE OFFER OR SOLICITATION IS UNLAWFUL.
------------------------------------------------------
------------------------------------------------------
------------------------------------------------------
------------------------------------------------------

                          800,000 PREFERRED SECURITIES

                          TBC CAPITAL STATUTORY TRUST
                                  % CUMULATIVE TRUST
                              PREFERRED SECURITIES
                            (LIQUIDATION AMOUNT $25
                            PER PREFERRED SECURITY)
                                 GUARANTEED BY

                          [THE BANC CORPORATION LOGO]
                           -------------------------

                              P R O S P E C T U S
                           -------------------------
                           STERNE, AGEE & LEACH, INC.
                  -------------------------------------------
                                            , 2000

------------------------------------------------------
------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The expenses of this offering in connection with this registration statement, other than underwriting compensation, are estimated as follows:

SEC Registration Fee........................................  $  6,072
Nasdaq Listing Fee..........................................
NASD Filing Fee.............................................
Blue Sky Fees and Expenses..................................
Accounting Fees and Expenses................................
Legal Fees and Expenses.....................................
Printing and Engraving......................................
Trustee Fees and Expenses...................................
Miscellaneous...............................................
                                                              --------
          Total.............................................  $
                                                              ========

     The foregoing expenses are to be paid by the Corporation

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 102(b)(7) of Delaware law grants corporations the right to limit or eliminate the personal liability of their directors in certain circumstances in accordance with provisions therein set forth. The Corporation's Restated Certificate of Incorporation contains a provision eliminating or limiting director liability to the Corporation and its stockholders for monetary damages arising from acts or omissions in the director's capacity as a director. The provision does not, however, eliminate or limit the personal liability of a director:

     - for any breach of such director's duty of loyalty to the Corporation or its stockholders.

     - for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law.

     - under the Delaware statutory provision making directors personally liable, under a negligence standard, for unlawful dividends or unlawful stock purchases or redemptions.

     - for any transaction from which the director derived an improper personal benefit. This provision offers persons who serve on the Board of Directors of the Corporation protection against awards of monetary damages resulting from breaches of their duty of care (except as indicated above). As a result of this provision, the ability of the Corporation or a stockholder thereof to successfully prosecute an action against a director for a breach of his duty of care is limited. However, the provision does not affect the availability of equitable remedies such as an injunction or rescission based upon a director's breach of his duty of care. The SEC has taken the position that the provision will have no effect on claims arising under the federal securities laws.

     Section 145 of Delaware law grants corporations the right to indemnify their directors, officers, employees and agents in accordance with the provisions therein set forth. The Corporation's Bylaws provide for mandatory indemnification rights, subject to limited exceptions, to any director, officer, employee, or agent of the Corporation who, by reason of the fact that he or she is a director, officer, employee, or agent of the Corporation, is involved in a legal proceeding of any nature. Such indemnification rights include reimbursement for expenses incurred by such director, officer, employee, or agent in advance of the final disposition of such proceeding in accordance with the applicable provisions of Delaware law.

     The Corporation has entered into agreements with all of its directors and its executive officers pursuant to which the Corporation has agreed to indemnify such directors and executive officers against liability incurred by them by reason of their services of a director to the fullest extent allowable under applicable law.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

     Effective February 12, 1999, the Corporation issued 1,379,958 shares of its common stock in a transaction not registered under the Securities Act of 1933. Such shares were issued to the former shareholders of Emerald Coast Bancshares, Inc. ("Emerald") in connection with the Corporation's acquisition by merger of Emerald. Such shares were issued in reliance upon the exemption provided by
Section 4(2) of the Securities Act in a transaction not involving a public offering due to, among other things, the sophistication, particularly with respect to financial institutions, of the former Emerald shareholders, their relatively small number, and the fact that the offering, by its very nature, was limited to the Emerald shareholders. The former Emerald shareholders received approximately 2.03534 shares of Corporation common stock for each share of Emerald common stock they owned, the aggregate value of which was approximately $15,179,538 at the time of the closing of the transaction.

ITEM 16.

     (a) Exhibits and Financial Statement Schedules

EXHIBIT
  NO.          EXHIBIT
-------        -------
 (1)-1     --  Form of Underwriting Agreement.
 (1)-2     --  Form of Agreement Among Underwriters.
 (3)-1     --  Restated Certificate of Incorporation of The Banc
               Corporation, filed as Exhibit (3)-1 to the Corporation's
               Registration Statement on Form S-4 (Registration No.
               333-58493), is hereby incorporated herein by reference.
 (3)-2     --  Bylaws of The Banc Corporation, filed as Exhibit (3)-2 to the Corporation's Registration Statement on Form S-4
               (Registration No. 333-58493), is hereby incorporated herein by reference.
 (4)-1     --  Certificate of Trust of TBC Capital Trust.*
 (4)-2     --  Trust Agreement of TBC Capital Trust.*
 (4)-3     --  Preferred Securities Certificate.*
 (4)-4     --  Agreement as to Expenses and Liabilities.*
 (4)-6     --  Subordinated Debenture.*
 (4)-7     --  Subordinated Indenture.*
 (4)-8     --  Preferred Securities Guarantee Agreement.*
 (5)       --  Opinion of Haskell Slaughter & Young, L.L.C. regarding legality of securities being registered.*
 (8)       --  Opinion of Haskell Slaughter & Young, L.L.C. regarding tax matters.*
(10)-1     --  Second Amended and Restated 1998 Stock Incentive Plan of The
               Banc Corporation, filed as Appendix A to the Corporation's
               Proxy Statement for its 2000 Annual Stockholders Meeting,
               dated May 1, 2000, is hereby incorporated herein by
               reference.

EXHIBIT
  NO.          EXHIBIT
-------        -------
(10)-2     --  Commerce Bank of Alabama Incentive Stock Compensation Plan,
               filed as Exhibit (4)-3 to The Corporation's Registration
               Statement on Form S-8, dated February 22, 1999 (Registration
               No. 333-72747), is hereby incorporated herein by reference.
(10)-3     --  The Banc Corporation 401(k) Plan, filed as Exhibit (4)-2 to the Corporation's Registration Statement on Form S-8, dated
               January 21, 1999 (Registration No. 333-7953), is hereby
               incorporated herein by reference.
(10)-4     --  Employment Agreement by and between The Banc Corporation and
               James A. Taylor, filed as Exhibit (10)-1 to the
               Corporation's Registration Statement on Form S-1
               (Registration No. 333-67011), is hereby incorporated herein by reference.
(10)-5     --  Deferred Compensation Agreement by and between The Banc
               Corporation and James A. Taylor, filed as Exhibit (10)-2 to the Corporation's Registration Statement on Form S-1
               (Registration No. 333-67011), is hereby incorporated herein by reference.
(10)-6     --  Employment Agreement between the Corporation and W. T.
               Campbell, Jr., dated as of October 30, 1998, filed as
               Exhibit (10)-4 to the Corporation's Registration Statement
               on Form S-1 (Registration No. 333-67011), is hereby
               incorporated herein by reference.
(10)-7     --  Employment Agreement between The Banc Corporation and Terry
               DuBose, dated as of February 12, 1999, filed as Exhibit
               (10)-7 to the Corporation's Annual Report on Form 10-K for
               the year ended December 31, 1998, is hereby incorporated by reference herein.
(10)-8     --  Employment Agreement, dated as of January 1, 1999, by and between The Banc Corporation and James A. Taylor, Jr., filed as Exhibit (10)-8 to the Corporation's Annual Report on Form
               10-K for the year ended December 31, 1998, is hereby
               incorporated by reference herein.
(10)-9     --  Employment Agreement, dated as of January 1, 1999, by and between The Bank and Marie Swift filed as Exhibit (10)-9 to the Corporation's Annual Report on Form 10-K for the year
               ended December 31, 1998, is hereby incorporated by reference herein.
(10)-10    --  Employment Agreement, dated as of January 1, 1999, by and between The Bank and Johnny Wallis filed as Exhibit (10)-10 to the Corporation's Annual Report on Form 10-K for the year ended December 31, 1998, is hereby incorporated by reference herein.
(10)-11    --  Employment Agreement, dated as of January 1, 2000, by and between The Banc Corporation and David R. Carter, filed as
               Exhibit (10) to the Corporation's Quarterly Report on Form
               10-Q for the quarter ended March 31, 2000, is hereby
               incorporated by reference herein.
(10)-12    --  Form of Deferred Compensation Agreement by and between The
               Banc Corporation and the individuals listed on Schedule A
               thereto, filed as Exhibit (10)-12 to the Corporation's
               Annual Report on Form 10-K for the year ended December 31,
               1999, is hereby incorporated by reference herein.
(10)-13    --  Form of Deferred Compensation Agreement by and between The
               Banc Corporation and the individuals listed on Schedule A
               thereto, filed as Exhibit (10)-13 to the Corporation's
               Annual Report on Form 10-K for the year ended December 31,
               1999, is hereby incorporated by reference herein.
(12)       --  Statement re Computation of Ratios.
(16)       --  Letter from Dudley, Hopton-Jones, Sims & Freeman, PLLP, filed as Exhibit 16 to the Corporation's Registration
               Statement on Form S-1 (Registration No. 333-67011), is
               hereby incorporated by reference.
(21)       --  Subsidiaries of the Corporation.
(23)-1     --  Consent of Ernst & Young LLP.

EXHIBIT
  NO.          EXHIBIT
-------        -------
(23)-2     --  Consent of Saltmarsh Cleaveland & Gund.
(23)-3     --  Consent of Williams, Cox, Weidner and Cox.
(23)-4     --  Consent of Williams, Cox, Weidner and Cox.
(24)       --  Powers of Attorney. See the signature pages to the original filing of this Registration Statement.
(25)-1     --  Statement of Eligibility of Trustee.
(25)-2     --  Statement of Eligibility of Trustee.
(25)-3     --  Statement of Eligibility of Trustee.

---------------

* To be filed by amendment.

ITEM 17.  UNDERTAKINGS

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant undertakes that:

          1. For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          2. For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Birmingham, State of Alabama, on June 30, 2000.

                                          THE BANC CORPORATION

                                          By:      /s/ JAMES A. TAYLOR
                                            ------------------------------------
                                                      James A. Taylor
                                             Chairman, Chief Executive Officer
                                                       and President

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints James A. Taylor, Jr. and David R. Carter, and each of them, the true and lawful agents and his attorneys-in-fact with full power and authority in each said agents and attorney-in-fact, acting singly, to sign for the undersigned as Director or an officer of the Registrant, or as both, this Registration Statement on Form S-1 to be filed with the Securities and Exchange Commission, Washington, D.C. under the Securities Act of 1933, and to sign any amendment or amendments to this Registration Statement, hereby ratifying and confirming all acts taken by such agents and attorneys-in-fact as herein authorized.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the date indicated.

                  SIGNATURE                                     TITLE                        DATE
                  ---------                                     -----                        ----
             /s/ JAMES A. TAYLOR               Chairman of the Board, Chief Executive    June 30, 2000
---------------------------------------------    Officer and President (Principal
               James A. Taylor                   Executive Officer)

             /s/ DAVID R. CARTER               Executive Vice President, Chief           June 30, 2000
---------------------------------------------    Financial Officer and Director
               David R. Carter                   (Principal Financial and Accounting
                                                 Officer)

              /s/ TERRY DUBOSE                              Vice Chairman                June 30, 2000
---------------------------------------------
                Terry DuBose

         /s/ JAMES MAILON KENT, JR.                         Vice Chairman                June 30, 2000
---------------------------------------------
           James Mailon Kent, Jr.

         /s/ LARRY D. STRIPLIN, JR.                         Vice Chairman                June 30, 2000
---------------------------------------------
           Larry D. Striplin, Jr.

         /s/ JAMES R. ANDREWS, M.D.                            Director                  June 30, 2000
---------------------------------------------
           James R. Andrews, M.D.

          /s/ NEAL R. BERTE, ED.D.                             Director                  June 30, 2000
---------------------------------------------
            Neal R. Berte, Ed.D.

           /s/ W. T. CAMPBELL, JR.                             Director                  June 30, 2000
---------------------------------------------
             W. T. Campbell, Jr.

                  SIGNATURE                                     TITLE                        DATE
                  ---------                                     -----                        ----
            /s/ PETER N. DICHIARA                              Director                  June 30, 2000
---------------------------------------------
              Peter N. Dichiara

             /s/ K. EARL DURDEN                                Director                  June 30, 2000
---------------------------------------------
               K. Earl Durden

            /s/ JOHN F. GITTINGS                               Director                  June 30, 2000
---------------------------------------------
              John F. Gittings

             /s/ STEVEN C. HAYS                                Director                  June 30, 2000
---------------------------------------------
               Steven C. Hays

             /s/ LARRY R. HOUSE                                Director                  June 30, 2000
---------------------------------------------
               Larry R. House

         /s/ THOMAS E. JERNIGAN, JR.                           Director                  June 30, 2000
---------------------------------------------
           Thomas E. Jernigan, Jr.

            /s/ RANDALL E. JONES                               Director                  June 30, 2000
---------------------------------------------
              Randall E. Jones

             /s/ MAYER MITCHELL                                Director                  June 30, 2000
---------------------------------------------
               Mayer Mitchell

          /s/ RONALD W. ORSO, M.D.                             Director                  June 30, 2000
---------------------------------------------
            Ronald W. Orso, M.D.

             /s/ HAROLD W. RIPPS                               Director                  June 30, 2000
---------------------------------------------
               Harold W. Ripps

           /s/ RICHARD M. SCRUSHY                              Director                  June 30, 2000
---------------------------------------------
             Richard M. Scrushy

             /s/ JERRY M. SMITH                                Director                  June 30, 2000
---------------------------------------------
               Jerry M. Smith

           /s/ MICHAEL E. STEPHENS                             Director                  June 30, 2000
---------------------------------------------
             Michael E. Stephens

               /s/ MARIE SWIFT                                 Director                  June 30, 2000
---------------------------------------------
                 Marie Swift

          /s/ JAMES A. TAYLOR, JR.                             Director                  June 30, 2000
---------------------------------------------
            James A. Taylor, Jr.

           /s/ T. MANDELL TILLMAN                              Director                  June 30, 2000
---------------------------------------------
             T. Mandell Tillman

              /s/ JOHNNY WALLIS                                Director                  June 30, 2000
---------------------------------------------
                Johnny Wallis